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                                                                   Exhibit 10.32












                                   CREDIT AGREEMENT

                            Dated as of November 20, 1998

                                        among

                               POLYVISION CORPORATION,

                     POSTERLOID CORPORATION AND GREENSTEEL, INC.,

                                    AS BORROWERS,



                        THE BANKS, FINANCIAL INSTITUTIONS AND
                      OTHER INSTITUTIONAL LENDERS NAMED HEREIN,

                                 AS INITIAL LENDERS,

                                 FLEET NATIONAL BANK,

                         as European Letter of Credit Bank,
                               as Initial Issuing Bank,
                                  as Swing Line Bank
                                         and
                               AS ADMINISTRATIVE AGENT



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                                  TABLE OF CONTENTS

ARTICLE 1
     DEFINITIONS AND ACCOUNTING TERMS. . . . . . . . . . . . . . . . . . . .   2
     SECTION 1.1  Certain Defined Terms. . . . . . . . . . . . . . . . . . .   2
     SECTION 1.2  Computation of Time Periods. . . . . . . . . . . . . . . .  34
     SECTION 1.3  Accounting Terms; Foreign Currency . . . . . . . . . . . .  34
     SECTION 1.4  Other Definitional Provisions. . . . . . . . . . . . . . .  34

ARTICLE 2

     AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT              35
     SECTION 2.1  The Advances . . . . . . . . . . . . . . . . . . . . . . .  35
     SECTION 2.2  Making the Advances. . . . . . . . . . . . . . . . . . . .  37
     SECTION 2.3  Issuance of and Drawings and Reimbursement
                     Under Letters of Credit . . . . . . . . . . . . . . . .  40
     SECTION 2.4  Repayment of Advances. . . . . . . . . . . . . . . . . . .  41
     SECTION 2.5  Reduction or Termination of the Commitments. . . . . . . .  43
     SECTION 2.6  Prepayments. . . . . . . . . . . . . . . . . . . . . . . .  45
     SECTION 2.7  Interest . . . . . . . . . . . . . . . . . . . . . . . . .  48
     SECTION 2.8  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     SECTION 2.9  Conversion of Advances . . . . . . . . . . . . . . . . . .  50
     SECTION 2.10  Increased Costs, Etc. . . . . . . . . . . . . . . . . . .  51
     SECTION 2.11  Payments and Computations . . . . . . . . . . . . . . . .  53
     SECTION 2.12  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     SECTION 2.13  Sharing of Payments, Etc. . . . . . . . . . . . . . . . .  56
     SECTION 2.14  Use of Proceeds . . . . . . . . . . . . . . . . . . . . .  57
     SECTION 2.15  Defaulting Lenders. . . . . . . . . . . . . . . . . . . .  57
     SECTION 2.16   Domicile of Loans. . . . . . . . . . . . . . . . . . . .  59
     SECTION 2.17  European Letters of Credit. . . . . . . . . . . . . . . .  59
     SECTION 2.18  Joint and Several Liability of Borrowers. . . . . . . . .  61

ARTICLE 3
     CONDITIONS OF LENDING . . . . . . . . . . . . . . . . . . . . . . . . .  63
     SECTION 3.1  Conditions Precedent to Initial Extension of Credit. . . .  63
     SECTION 3.2  Conditions Precedent to Each Borrowing and Issuance. . . .  71
     SECTION 3.3  Conditions Precedent to Issuance of European
                  Letters of Credit. . . . . . . . . . . . . . . . . . . . .  72
     SECTION 3.4  Determinations Under Section 3.1 . . . . . . . . . . . . .  73

ARTICLE 4

     REPRESENTATIONS AND WARRANTIES OF THE BORROWERS . . . . . . . . . . . .  73



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     SECTION 4.1  Corporate Existence. . . . . . . . . . . . . . . . . . . .  73
     SECTION 4.2  Organization and Subsidiaries. . . . . . . . . . . . . . .  73
     SECTION 4.3  Corporate Power, Authorization . . . . . . . . . . . . . .  74
     SECTION 4.4  Governmental and Other Authorizations, Approvals . . . . .  74
     SECTION 4.5  Due Execution, Validity, Enforceability. . . . . . . . . .  74
     SECTION 4.6  Financial Statements . . . . . . . . . . . . . . . . . . .  75
     SECTION 4.7  Pro Forma Financial Statements; Projections. . . . . . . .  75
     SECTION 4.8  Accurate Information . . . . . . . . . . . . . . . . . . .  75
     SECTION 4.9  Litigation . . . . . . . . . . . . . . . . . . . . . . . .  76
     SECTION 4.10 Regulation U . . . . . . . . . . . . . . . . . . . . . . .  76
     SECTION 4.11  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . .  76
     SECTION 4.12  Casualty. . . . . . . . . . . . . . . . . . . . . . . . .  76
     SECTION 4.13 Environmental Matters. . . . . . . . . . . . . . . . . . .  76
     SECTION 4.14 Burdensome Documents . . . . . . . . . . . . . . . . . . .  78
     SECTION 4.15 Priority of Liens. . . . . . . . . . . . . . . . . . . . .  78
     SECTION 4.16 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .  78
     SECTION 4.17  Compliance with Securities Laws . . . . . . . . . . . . .  79
     SECTION 4.18 Solvency . . . . . . . . . . . . . . . . . . . . . . . . .  79
     SECTION 4.19 Debt . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     SECTION 4.20 No Defaults, Compliance with Laws. . . . . . . . . . . . .  79
     SECTION 4.21 Owned Real Property. . . . . . . . . . . . . . . . . . . .  80
     SECTION 4.22 Leased Real Property . . . . . . . . . . . . . . . . . . .  80
     SECTION 4.23 Material Contracts . . . . . . . . . . . . . . . . . . . .  80
     SECTION 4.24 Investments. . . . . . . . . . . . . . . . . . . . . . . .  80
     SECTION 4.25 Intellectual Property. . . . . . . . . . . . . . . . . . .  80
     SECTION 4.26 AIG Acquisition Documents. . . . . . . . . . . . . . . . .  81
     SECTION 4.27 Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
     SECTION 4.28 Government Consents for Conduct of Business. . . . . . . .  81
     SECTION 4.29 Mergers. . . . . . . . . . . . . . . . . . . . . . . . . .  82

ARTICLE 5
     AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . .  82
     SECTION 5.1  Compliance with Law. . . . . . . . . . . . . . . . . . . .  82
     SECTION 5.2  Payment of Taxes, Etc. . . . . . . . . . . . . . . . . . .  82
     SECTION 5.3  Compliance with Environmental Laws . . . . . . . . . . . .  83
     SECTION 5.4  Preparation of Environmental Reports . . . . . . . . . . .  83
     SECTION 5.5  Maintenance of Insurance . . . . . . . . . . . . . . . . .  84
     SECTION 5.6   Preservation of Corporate Existence, Etc. . . . . . . . .  84
     SECTION 5.7    Visitation Rights. . . . . . . . . . . . . . . . . . . .  84
     SECTION 5.8  Keeping of Books . . . . . . . . . . . . . . . . . . . . .  85
     SECTION 5.9  Maintenance of Properties, Etc . . . . . . . . . . . . . .  85
     SECTION 5.10  Compliance with Terms of Leaseholds . . . . . . . . . . .  85
     SECTION 5.11  Performance of Material Contracts . . . . . . . . . . . .  85


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     SECTION 5.12 Transactions with Affiliates . . . . . . . . . . . . . . .  85
     SECTION 5.13  Agreement to Grant Additional Security. . . . . . . . . .  85
     Section 5.14  Interest Rate Protection. . . . . . . . . . . . . . . . .  87
     SECTION 5.15   Performance of AIG Acquisition Documents . . . . . . . .  87
     SECTION 5.16  Year 2000 Compatibility . . . . . . . . . . . . . . . . .  88
     SECTION 5.17  Cash Concentration or Blocked Accounts. . . . . . . . . .  88
     SECTION 5.18 Intercompany Subordination Agreement . . . . . . . . . . .  88
     SECTION 5.19  Capital Contributions to PolyVision France. . . . . . . .  88
     SECTION 5.20  Pledge of Certain Shares. . . . . . . . . . . . . . . . .  89
     SECTION 5.21  Grant of Security Interest in Foreign Debt. . . . . . . .  89

ARTICLE 6
     NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  89
     SECTION 6.1  Liens, Etc.. . . . . . . . . . . . . . . . . . . . . . . .  89
     SECTION 6.2  Debt . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
     SECTION 6.3 Accounts Payable. . . . . . . . . . . . . . . . . . . . . .  92
     SECTION 6.4  Fundamental Changes. . . . . . . . . . . . . . . . . . . .  92
     SECTION 6.5  Sales, Etc. of Assets. . . . . . . . . . . . . . . . . . .  93
     SECTION 6.6  Investments in Other Persons . . . . . . . . . . . . . . .  93
     SECTION 6.7  Dividends, Etc . . . . . . . . . . . . . . . . . . . . . .  95
     SECTION 6.8  Change in Nature of Business . . . . . . . . . . . . . . .  96
     SECTION 6.9  Charter Amendments . . . . . . . . . . . . . . . . . . . .  96
     SECTION 6.10  Accounting Changes. . . . . . . . . . . . . . . . . . . .  96
     SECTION 6.11 Repayments or Prepayments, Etc. of Debt. . . . . . . . . .  96
     SECTION 6.12 Amendment, Etc. of AIG Acquisition Documents . . . . . . .  96
     SECTION 6.13  Amendment, Etc. of Material Contracts . . . . . . . . . .  97
     SECTION 6.14  Negative Pledge . . . . . . . . . . . . . . . . . . . . .  97
     SECTION 6.15 Partnerships, New Subsidiaries . . . . . . . . . . . . . .  98
     SECTION 6.16 Speculative Transactions . . . . . . . . . . . . . . . . .  98
     SECTION 6.17 Capital Expenditures . . . . . . . . . . . . . . . . . . .  98
     SECTION 6.18  Issuance of Stock . . . . . . . . . . . . . . . . . . . .  99
     SECTION 6.19  Limitations on Operating Leases . . . . . . . . . . . . .  99
     SECTION 6.20  No Consignment Sales. . . . . . . . . . . . . . . . . . .  99
     SECTION 6.21 Certain Inactive Subsidiaries. . . . . . . . . . . . . . .  99
     SECTION 6.22  Retention of Cash . . . . . . . . . . . . . . . . . . . .  99
     SECTION 6.23 Management Fees. . . . . . . . . . . . . . . . . . . . . . 100

ARTICLE 7
     REPORTING REQUIREMENTS. . . . . . . . . . . . . . . . . . . . . . . . . 100
     SECTION 7.1  Default Notice . . . . . . . . . . . . . . . . . . . . . . 100
     SECTION 7.2  Monthly Financials . . . . . . . . . . . . . . . . . . . . 100
     SECTION 7.3  Quarterly Financials . . . . . . . . . . . . . . . . . . . 100
     SECTION 7.4 Annual Financials . . . . . . . . . . . . . . . . . . . . . 101


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     SECTION 7.5 Annual Forecasts. . . . . . . . . . . . . . . . . . . . . . 101
     SECTION 7.6  ERISA Events and ERISA Reports . . . . . . . . . . . . . . 101
     SECTION 7.7  Plan Terminations. . . . . . . . . . . . . . . . . . . . . 102
     SECTION 7.8 Actuarial Reports . . . . . . . . . . . . . . . . . . . . . 102
     SECTION 7.9 Plan Annual Reports . . . . . . . . . . . . . . . . . . . . 102
     SECTION 7.10 Annual Plan Summaries. . . . . . . . . . . . . . . . . . . 102
     SECTION 7.11 Multiemployer Plan Notices . . . . . . . . . . . . . . . . 102
     SECTION 7.12  Litigation. . . . . . . . . . . . . . . . . . . . . . . . 102
     SECTION 7.13 Securities Reports . . . . . . . . . . . . . . . . . . . . 103
     SECTION 7.14 Creditor Reports . . . . . . . . . . . . . . . . . . . . . 103
     SECTION 7.15  Agreement Notices . . . . . . . . . . . . . . . . . . . . 103
     SECTION 7.16  Revenue Agent Reports . . . . . . . . . . . . . . . . . . 103
     SECTION 7.17  Environmental Conditions. . . . . . . . . . . . . . . . . 103
     SECTION 7.18 Real Property. . . . . . . . . . . . . . . . . . . . . . . 103
     SECTION 7.19  Insurance . . . . . . . . . . . . . . . . . . . . . . . . 104
     SECTION 7.20  Borrowing Base Certificate. . . . . . . . . . . . . . . . 104
     SECTION 7.21  Management Letters. . . . . . . . . . . . . . . . . . . . 104
     SECTION 7.22  Permitted Acquisition Documents . . . . . . . . . . . . . 104
     SECTION 7.23  Other Information . . . . . . . . . . . . . . . . . . . . 104

ARTICLE 8
     FINANCIAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . 104
     SECTION 8.1  Consolidated Debt to EBITDA Ratio. . . . . . . . . . . . . 104
     SECTION 8.2 Interest Coverage Ratio . . . . . . . . . . . . . . . . . . 105
     SECTION 8.3  Fixed Charge Coverage Ratio. . . . . . . . . . . . . . . . 106

ARTICLE 9
     EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . 107
     SECTION 9.1  Payment. . . . . . . . . . . . . . . . . . . . . . . . . . 108
     SECTION 9.2  Representations and Warranties . . . . . . . . . . . . . . 108
     SECTION 9.3 Certain Covenants . . . . . . . . . . . . . . . . . . . . . 108
     SECTION 9.4  Other Covenants. . . . . . . . . . . . . . . . . . . . . . 108
     SECTION 9.5  Other Defaults . . . . . . . . . . . . . . . . . . . . . . 108
     SECTION 9.6  Bankruptcy, Etc. . . . . . . . . . . . . . . . . . . . . . 109
     SECTION 9.7  Judgments. . . . . . . . . . . . . . . . . . . . . . . . . 109
     SECTION 9.8 Loan Documents. . . . . . . . . . . . . . . . . . . . . . . 109
     SECTION 9.9  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . 109
     SECTION 9.10 Change of Control. . . . . . . . . . . . . . . . . . . . . 109
     SECTION 9.11 ERISA Events . . . . . . . . . . . . . . . . . . . . . . . 110
     SECTION 9.12  Borrowing Base Deficiency . . . . . . . . . . . . . . . . 110
     SECTION 9.13  Subordination Provisions. . . . . . . . . . . . . . . . . 110
     SECTION 9.14 Management . . . . . . . . . . . . . . . . . . . . . . . . 110
     SECTION 9.15  Business Condemnation . . . . . . . . . . . . . . . . . . 111


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     SECTION 9.16   Uninsured Losses . . . . . . . . . . . . . . . . . . . . 111
     SECTION 9.17   Criminal Forfeiture. . . . . . . . . . . . . . . . . . . 111
     SECTION 9.18   Environmental Matters. . . . . . . . . . . . . . . . . . 111
     SECTION 9.19  Actions in Respect of the Letters of Credit Upon Default. 112

ARTICLE 10
     THE ADMINISTRATIVE AGENT. . . . . . . . . . . . . . . . . . . . . . . . 112
     SECTION 10.1  Authorization and Action. . . . . . . . . . . . . . . . . 112
     SECTION 10.2 Agent's Reliance, Etc. . . . . . . . . . . . . . . . . . . 113
     SECTION 10.3  Fleet and Affiliates. . . . . . . . . . . . . . . . . . . 113
     SECTION 10.4  Lender Party Credit Decision. . . . . . . . . . . . . . . 113
     SECTION 10.5  Indemnification . . . . . . . . . . . . . . . . . . . . . 114
     SECTION 10.6  Successor Administrative Agents . . . . . . . . . . . . . 115
     SECTION 10.7  Events of Default . . . . . . . . . . . . . . . . . . . . 116

ARTICLE 11
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 116
     SECTION 11.1 Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . 116
     SECTION 11.2  Notices Etc . . . . . . . . . . . . . . . . . . . . . . . 117
     SECTION 11.3  No Waiver; Remedies; Counterclaims. . . . . . . . . . . . 119
     SECTION 11.4  Costs and Expenses. . . . . . . . . . . . . . . . . . . . 119
     SECTION 11.5  Right of Set-off. . . . . . . . . . . . . . . . . . . . . 121
     SECTION 11.6  Binding Effect. . . . . . . . . . . . . . . . . . . . . . 122
     SECTION 11.7  Assignments and Participations. . . . . . . . . . . . . . 122
     SECTION 11.8  Execution in Counterparts . . . . . . . . . . . . . . . . 125
     SECTION 11.9  No Liability of the Issuing Bank. . . . . . . . . . . . . 125
     SECTION 11.10 Confidentiality . . . . . . . . . . . . . . . . . . . . . 126
     SECTION 11.11 Termination by Borrower . . . . . . . . . . . . . . . . . 126
     SECTION 11.12 Effect of Termination.. . . . . . . . . . . . . . . . . . 126
     SECTION 11.13 Further Assurances. . . . . . . . . . . . . . . . . . . . 127
     SECTION 11.14 Severability. . . . . . . . . . . . . . . . . . . . . . . 127
     Section 11.15 Foreign Exchange Indemnity. . . . . . . . . . . . . . . . 128
     SECTION 11.16 Survival of Agreements and Representations; Construction. 128
     SECTION 11.17 JURISDICTION, ETC . . . . . . . . . . . . . . . . . . . . 128
     SECTION 11.18 GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . 129
     SECTION 11.19 WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . 129
     SECTION 11.20 FINAL AGREEMENT . . . . . . . . . . . . . . . . . . . . . 129


                                          v
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EXHIBITS

Exhibit A   -       Form of Assignment and Acceptance
Exhibit B   -       Form of Borrowing Base Certificate
Exhibit C   -       Form of Revolving Credit Note
Exhibit D   -       Form of Term A Note
Exhibit E   -       Form of Term B Note
Exhibit F   -       Form of Notice of Borrowing
Exhibit G-1 -       Form of Initial Security Agreement
Exhibit G-2 -       Form of AIG Security Agreement
Exhibit H   -       Form of Collateral Assignment of Lease
Exhibit I   -       Form of Intellectual Property Security Agreement
Exhibit J   -       Form of KBC Guaranty
Exhibit K   -       Form of Subsidiary Guaranty
Exhibit L   -       Form of Swing Line Note

SCHEDULES

Schedule I          -    Commitments and Applicable Lending Offices
Schedule 4.2        -    Organization and Subsidiaries
Schedule 4.4        -    Required Authorizations and Approvals
Schedule 4.9        -    Disclosed Litigation
Schedule 4.11       -    Welfare Plans
Schedule 4.13       -    Environmental Assessment Reports
Schedule 4.14       -    Burdensome Documents
Schedule 4.16       -    Open Tax Years
Schedule 4.19(a)    -    Existing Debt
Schedule 4.19(b)    -    Surviving Debt
Schedule 4.20       -    No Defaults
Schedule 4.21       -    Owned Real Estate
Schedule 4.22       -    Leased Real Estate
Schedule 4.23       -    Material Contracts
Schedule 4.24       -    Investments
Schedule 4.25       -    Intellectual Property
Schedule 5.5        -    Insurance
Schedule 6.1        -    Liens
Schedule 6.6(a)     -    Investments in Subsidiaries
Schedule 6.6(f)     -    Existing Investments
Schedule 6.18       -    Existing Issuances, Etc. of Stock




                                          vi
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                                   CREDIT AGREEMENT

            CREDIT AGREEMENT, dated as of November 20, 1998 by and among POLYVISION CORPORATION., a New York corporation ("POLYVISION"), POSTERLOID CORPORATION, a Delaware corporation ("POSTERLOID"), GREENSTEEL, INC., a Delaware corporation (which is expected to be merged with Alliance America Corporation and whose name will remain Greensteel, Inc.) (as it exists prior to and after giving effect to such merger, "GREENSTEEL") (each of PolyVision, Posterloid and Greensteel, a "BORROWER," and collectively, the "BORROWERS"); the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders (the "INITIAL LENDERS"), FLEET NATIONAL BANK, as Initial Issuing Bank (the "INITIAL ISSUING BANK"), FLEET NATIONAL BANK, as the Swing Line Bank (the "SWING LINE BANK"), FLEET NATIONAL BANK, as administrative agent (together with any successor appointed pursuant to Article 10, the "ADMINISTRATIVE AGENT") for the Lender Parties (as hereinafter defined) and FLEET NATIONAL BANK, as European Letter of Credit Bank (the "EUROPEAN LETTER OF CREDIT BANK").


                               PRELIMINARY STATEMENTS:

     (1) Pursuant to a Stock Purchase Agreement, dated September 1, 1998 (as it may from time to time be amended, supplemented, restated or otherwise modified to the extent not prohibited under this Agreement, the "AIG ACQUISITION AGREEMENT"), by and between PolyVision, Alliance International Group, Inc. ("AIG") and the stockholders of AIG, as amended and supplemented by an Amendment dated on or about the date hereof, PolyVision has agreed to purchase all of the issued and outstanding common stock of AIG, PolyVision Belgium (such term and all other undefined terms used in these Preliminary Statements having the meanings ascribed thereto in Section 1.1) has agreed to purchase all (other than directors' qualifying shares) of the issued and outstanding common stock of AE and PolyVision France has agreed to purchase all (other than directors' qualifying shares) of the issued and outstanding common stock of Aubecq (such transactions being hereinafter called the "AIG ACQUISITION").

     (2) The Borrowers have requested that the Lender Parties make loans to the Borrowers having an aggregate principal amount at any one time outstanding of up to Thirty Three Million Eight Hundred Sixty-Nine Thousand Three Hundred Ninety-Two Dollars ($33,869,392) and issue the European Letters of Credit (more fully described below) in Belgian Francs ("BEF") in an aggregate face amount at any one time outstanding of up to approximately Twenty-Sive Million One Hundred Thirty Thousand Six Hundred Eight ($26,130,608), to be used by the Borrowers (a) to finance, in part, the AIG Acquisition, (b) to pay transaction fees and expenses incurred in connection with the AIG Acquisition, (c) to refinance certain indebtedness of the Borrowers and of AIG, (d) to provide working capital and finance capital expenditures for the Borrowers, and (e) (with the consent of the Required Lenders) to finance additional acquisitions by the Borrowers, and the Lender Parties have agreed to make such loans and issue such letters of credit all on and subject to the terms and conditions of this Agreement;

     (3) (a) PolyVision Belgium, PolyVision France, Alliance Europe N.V. (currently a wholly-owned subsidiary of AIG and which shall on the Closing Date become a wholly-owned subsidiary of PolyVision Belgium) with its chief executive office at Zuiderring 56, 3600 Genk Belgium ("AE") and the other European Borrowers have requested that KBC Bank N.V. (formerly known as Kredietbank N.V.), a limited liability company incorporated under the laws of Belgium (hereinafter in its capacity as lender under any of the KBC Loan Agreements, "KBC"), make available to certain of the European Borrowers a credit facility in the aggregate principal amount of BEF640,240,846 and (b) AE, Alliance Graphics, Aubecq and Pentagon have requested that KBC amend and restate a certain existing credit facility made available to those European Borrowers, and (c) the European Borrowers have requested that Fleet National Bank issue to KBC (in satisfaction of certain conditions precedent to the availability of the aforementioned KBC credit facilities) certain letters of credit denominated in BEF having an aggregate face amount equal to approximately Twenty-Six Million One Hundred Thirty Thousand Six Hundred Eight ($26,130,608) Dollars (the "EUROPEAN LETTERS OF CREDIT"), which European Letters of Credit shall be available to be drawn by KBC upon the occurrence of certain events as set forth in the European Letter of Credit Agreements, and Fleet National Bank has agreed to issue such European Letters of Credit all on and subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                     ARTICLE 1
                           DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "ACCOUNTING CHANGES" has the meaning specified in Section 1.3.

     "ADDITIONAL COLLATERAL" has the meaning specified in Section 5.13(a).

     "ADDITIONAL COLLATERAL DOCUMENTS" has the meaning specified in Section 5.13(e).

     "ADMINISTRATIVE AGENT" has the meaning specified in the recital of parties to this Agreement.

     "ADMINISTRATIVE AGENT'S ACCOUNT" means the account of the Administrative Agent maintained by the Administrative Agent with Fleet at its office at Fleet National Bank relating to funds received from the Lender Parties in respect of this Agreement or the Advances.

     "ADVANCE" means a Term A Advance, a Term B Advance, a Revolving Credit Advance, a Swing Line Advance, a Letter of Credit Advance, or a European Letter of Credit Advance.

     "AE" has the meaning specified in the Preliminary Statements.

     "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 50% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

     "AFTER-ACQUIRED MORTGAGED PROPERTY" means any parcel (or adjoining parcels) of real property (including any leaseholds) acquired by any Loan Party after the Closing Date subject to a Mortgage granted to the Administrative Agent for the benefit of the Secured Parties pursuant to SECTION 5.13.

     "AIG" has the meaning specified in the Preliminary Statements.

     "AIG ACQUISITION" has the meaning specified in the Preliminary Statements.

     "AIG ACQUISITION AGREEMENT" has the meaning specified in the Preliminary Statements.

     "AIG ACQUISITION DATE" means the date on which the AIG Acquisition shall have been consummated in accordance with the AIG Acquisition Documents.

     "AIG ACQUISITION DOCUMENTS" means the AIG Acquisition Agreement and each of the other agreements, instruments, and documents executed or delivered by any of the parties thereto or their Subsidiaries pursuant thereto or in connection herewith, and all schedules and exhibits related to each such agreement.

     "AIG SECURITY AGREEMENT" has the meaning specified in Section 3.1(a)(viii).

     "ALLIANCE GRAPHICS" means Alliance Graphics N.V., a limited liability company incorporated under the laws of Belgium, having an office at Zuiderring 56, 3600 Genk, Belgium, and a wholly owned Subsidiary of AE.

     "ALPINE" means The Alpine Group, Inc., a Delaware corporation.

     "APPLICABLE LENDING OFFICE" means, with respect to each Lender Party, such Lender Party's Domestic Lending Office in the case of a Prime Rate Advance and such Lender Party's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

     "APPLICABLE MARGIN" means at any time and from time to time a percentage per annum determined pursuant to the last paragraph of this definition by reference to the Consolidated Debt to EBITDA Ratio at such time, as set forth below:

                Applicable Margin for Revolving Credit Advances and
                                  Term A Advances

-----------------------------   ------------------------   ---------------------
Consolidated Debt                 Applicable Margin for    Applicable Margin for
 to EBITDA Ratio                Eurodollar Rate Advances    Prime Rate Advances
-----------------------------   ------------------------   ---------------------
Equal to or greater
than 5.0 to 1.0                           3%                       1.75%
-----------------------------   ------------------------   ---------------------
Equal to or greater
than 4.5 to 1.0 but
less than 5.0 to 1.0                     2.75%                     1.50%
-----------------------------   ------------------------   ---------------------
Equal to or greater than
4.0 to 1.0 but less than
 4.5 to 1.0                              2.50%                    1.250%
-----------------------------   ------------------------   ---------------------
Less than 4.0 to 1.0                     2.25%                     1.00%
-----------------------------   ------------------------   ---------------------

                        APPLICABLE MARGIN FOR TERM B ADVANCES


-----------------------------   ------------------------   ---------------------
    Consolidated Debt
     to EBITDA Ratio            Eurodollar Rate Advances    Prime Rate Advances
-----------------------------   ------------------------   ---------------------
Equal to or greater
than 5.0 to 1.0                         3.25%               2.00%
-----------------------------   ------------------------   ---------------------
Equal to or greater
than 4.0 to 1.0 but less
than 5.0 to 1.0                         3.00%                    1.75%
-----------------------------   ------------------------   ---------------------
Less than 4.0 to 1.0                    2.75%                    1.50%
-----------------------------   ------------------------   ---------------------

     The Applicable Margin for each Prime Rate Advance and each Eurodollar Rate Advance shall be the highest applicable percentage per annum set forth above for the period from the Closing Date until the adjustment to the Applicable Margin made in accordance with this paragraph based on the January 31, 1999 financial statements delivered by the Borrowers pursuant to Section 7.3 and thereafter shall be determined by reference to the Consolidated Debt to EBITDA Ratio which shall be determined five (5) Business Days after the date on which the Administrative Agent receives financial statements pursuant to Section 7.3 or
7.4 and a certificate of the chief financial officer of each Borrower demonstrating the Consolidated Debt to EBITDA Ratio. If the Borrowers have not submitted to the Administrative Agent the information described above as and when required under Section 7.3 or 7.4, as the case may be, the Applicable Margin shall be as determined by the Administrative Agent in its reasonable discretion (taking into account, among other things, the Consolidated Debt to EBITDA Ratio theretofore in effect) for so long as such information has not been received by the Administrative Agent. The Applicable Margin shall be adjusted, if applicable, as of the first day of the month following the date of determination described in the two preceding sentences. In the event that the financial statements received pursuant to Section 7.4 indicate that the Applicable Margin determined on the basis of financial statements theretofore received pursuant to Section 7.3 is lower than the Applicable Margin that would have been determined on the basis of the Section 7.4 financial statements, the Applicable Margin shall be adjusted retroactively for the relevant period.

     "APV" means APV, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of PolyVision.

     "ASSET DISPOSITION" means the disposition of any or all of the fixed assets of any Borrower or any of its Subsidiaries whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise; PROVIDED, HOWEVER, that for purposes of Section 2.6(b), the term "Asset Disposition" shall not include any sale, lease, transfer or other disposition of Inventory in the ordinary course of business.

     "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, by the Borrowers, in accordance with Section 11.7 and in substantially the form of EXHIBIT A.

      "AUBECQ" means Emailleries De Blanc Misseron A. Aubecq, a limited liability company incorporated as a "societe anonyme" under the laws of France, having an office at Rue des Deportes 70, 59154 Crespin France, and a wholly owned Subsidiary of PolyVision France (after giving effect to the Transaction).

     "AVAILABLE AMOUNT" of any Letter of Credit or European Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit or European Letter of Credit, as the case may be, at such time (assuming compliance at such time with all conditions to drawing).

     "BANK HEDGE AGREEMENT" means any interest rate Hedge Agreement required or permitted under Section 5.14 that is entered into by and between the Borrowers and any Hedge Bank.

     "BEF" has the meaning specified in the Preliminary Statements.

     "BORROWERS" have the meanings specified in the recital of parties to this Agreement.

     "BORROWERS ACCOUNT" means the account of the Borrowers maintained by the Borrowers with Fleet National Bank at its office at One Federal Street, Boston, Massachusetts 02110.

     "BORROWING" means a Term A Borrowing, a Term B Borrowing, a Revolving Credit Borrowing, or a Swing Line Borrowing.

     "BORROWING BASE" on any date means the sum of (a) 85% of the value of the Eligible Receivables PLUS (b) 60% of the value of the Eligible Inventory, in each case as set forth in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to the terms of this Agreement on or prior to such date.

     "BORROWING BASE CERTIFICATE" means a certificate in substantially the form of EXHIBIT B, duly certified by the chief financial officer or any financial Vice President of the Borrowers.

     "BORROWING BASE DEFICIENCY" means, at any time, the failure of the Borrowing Base at such time to equal or exceed the sum of (a) the aggregate principal amount of the Revolving Credit Advances, the Letter of Credit Advances and the Swing Line Advances outstanding at such time PLUS (b) the aggregate Available Amount under all Letters of Credit outstanding at such time.

     "BUSINESS DAY" means a day of the year on which banks are not required or authorized by law to close in Boston, Massachusetts and New York, New York and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

     "CAPITAL EXPENDITURES" means, for any Person for any period, the sum of all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for Equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or Equipment on a Consolidated balance sheet of such Person; PROVIDED, that Capital Expenditures shall not include capital expenditures to the extent that such expenditures constitute a reinvestment of Net Cash Proceeds from any Asset Disposition permitted under this Agreement in similar fixed assets, which investment is made or committed to be made under contract with an unaffiliated third party to be made before or within one hundred eighty days after receipt of such Net Cash Proceeds (or three hundred sixty (360) days after receipt of such Net Cash Proceeds in respect of real estate or improvements thereon subject to a casualty loss or condemnation).

     "CAPITALIZED LEASES" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

     "CASH DOMINION EVENT" has the meaning specified in Section 5.17.

     "CASH EQUIVALENTS" means any of the following, to the extent owned by the Borrowers or any of their Subsidiaries, free and clear of all Liens other than Liens created under the Collateral Documents: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States having a maturity of not greater than 360 days from the date of issuance thereof, (b) insured certificates of deposit of or time deposits having a maturity of not greater than 360 days from the date of issuance thereof with any commercial bank that is a Lender Party or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) and is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) commercial paper having a maturity of not greater than 180 days from the date of issuance thereof in an aggregate amount of no more than $2,500,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Service, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's Ratings Group.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended from time to time.

     "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

     "CHANGE OF CONTROL" means any of the following events: (a) Alpine shall at any time cease to own and control (directly or through a Wholly-Owned Subsidiary) at least 30% of the outstanding capital stock or voting power of PolyVision; or (b) PolyVision shall at any time cease to own directly or indirectly one hundred (100%) percent of the outstanding capital stock or voting power of any of its Subsidiaries (other than directors' qualifying shares); or
(c) with respect to Alpine, a change of control of Alpine or PolyVision that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, as in effect on the date hereof, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall occur; provided that, without limitation, such a Change of Control shall be deemed to occur if: (i) any "Person" (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act), (except for (with respect to the Borrowers) Alpine, Steven Elbaum or any employee benefit plan of Alpine or any Borrower or any Subsidiary or related corporation, or any entity holding voting securities of Alpine or any Borrower for or pursuant to the terms of any such plan), shall become the beneficial owner, directly or indirectly, of securities of Alpine representing 30% or more of the combined voting power of Alpine's then outstanding securities or of securities of PolyVision representing 30% or more (excluding, in respect of ownership of PolyVision, Alpine in this clause and the following clause (ii)) of the combined voting power of PolyVision's then outstanding securities; (ii) there shall occur a contested proxy solicitation of Alpine's or PolyVision's shareholders that results in the contesting party obtaining the ability to vote securities representing 30% or more of the combined voting power of Alpine's or PolyVision's then outstanding securities;
(iii) there shall occur: (A) a sale, lease, exchange, transfer or other disposition in one or a series of related transactions of all or substantially all of the assets of Alpine or PolyVision to another Person or entity or group (as such term is defined in Section 13(d)(3) of the Securities Act as amended),
(B) a merger or consolidation in which Alpine or any Borrower is a constituent unless the surviving entity is controlled directly or indirectly by the same Persons (as defined in this Agreement) that controlled Alpine or such Borrower immediately prior to such merger or consolidation or (C) the adoption of a plan of liquidation or dissolution of Alpine other than pursuant to bankruptcy or insolvency laws; or (iv) during any period of twelve (12) calendar months, individuals who at the beginning of such period constituted the Board of Directors of Alpine or PolyVision shall cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by Alpine's shareholders or by PolyVision's shareholders, as applicable, of each new director shall be approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period. For purposes of this definition "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, by family relationship or otherwise; and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

     "CLOSING DATE" means the date on which all of the conditions precedent set forth in Section 3.1 to the Initial Extension of Credit shall have been satisfied or waived, and the initial Advances are made hereunder.

     "COLLATERAL" means all "Collateral" referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

     "COLLATERAL ASSIGNMENT OF LEASE" has the meaning specified in Section 3.1(a)(iii).

     "COLLATERAL DOCUMENTS" means the Security Agreements, the Intellectual Property Security Agreement, the Collateral Assignments of Lease, the Mortgages, the Pledge Agreement, and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, including the Additional Collateral Documents delivered pursuant to
Section 5.13.

     "COLLECTING BANKS" has the meaning specified in Section 5.17.

     "COMMITMENT" means a Term A Commitment, a Term B Commitment, a Revolving Credit Commitment, a Letter of Credit Commitment or a European Letter of Credit Commitment.

     "COMPLIANCE CERTIFICATE" with respect to the Borrowers and their Subsidiaries, a certificate to the effect that: (a) as of the effective date of the certificate, no Default or Event of Default under this Agreement exists or would exist after giving effect to the action intended to be taken by any Loan Party, as described in such certificate, including, without limitation, that the covenants set forth in Article 8 hereof would not be breached after giving effect to such action, together with a calculation in reasonable detail, and in form reasonably satisfactory to the Administrative Agent, of such compliance, and (b) the representations and warranties contained in Article 4 hereof are true and with the same effect as though such representations and warranties were made on the date of such certificate, unless stated to relate to a specific earlier date in which case such specified representations and warranties shall be true and correct as of such earlier date, and except for changes in the ordinary course of business not prohibited by this Agreement, none of which, either singly or in the aggregate, have had a Material Adverse Effect on the Borrowers and their Subsidiaries taken as a whole, which certificate shall be executed and delivered by the chief financial officer, any financial vice president, the president or chief executive officer of each Borrower.

     "CONFIDENTIAL INFORMATION" means information that any Loan Party furnishes to the Administrative Agent or any Lender Party in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by the Administrative Agent or any Lender Party of its obligations hereunder or that is or becomes available to the Administrative Agent or such Lender Party from a source other than the Borrowers that is not, to the best of the Administrative Agent's or such Lender Party's knowledge, acting in violation of a confidentiality agreement with any Loan Party.

     "CONSOLIDATED" refers to the consolidation of accounts, in accordance with GAAP, of any Person and all of its Subsidiaries on a Consolidated basis and if not specified, PolyVision and all of its Subsidiaries.

     "CONSOLIDATED DEBT TO EBITDA RATIO" means, as of any date of determination, a ratio of (a) Debt of PolyVision and its Subsidiaries as at the end of such fiscal quarter to (b) EBITDA for the most recently completed four fiscal quarters of PolyVision and its Subsidiaries.

     "CONVERSION", "CONVERT" and "CONVERTED" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.9 or 2.10.

     "CURRENT ASSETS" of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

     "CURRENT LIABILITIES" of any Person means (a) Debt of such Person, except Funded Debt, that by its terms is payable on demand or matures within one year after the date of determination (excluding any Debt renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date), (b) all amounts of Funded Debt of such Person required to be paid or prepaid within one year after such date and (c) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.

     "DEBT" of any Person means, without duplication,

            (a) all indebtedness of such Person for borrowed money,

            (b) all Obligations of such Person for the deferred purchase price of property or services,

            (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

            (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

            (e) all Obligations of such Person as lessee under Capitalized
Leases,

            (f) all Obligations, contingent or otherwise, of such Person under bankers acceptance, letter of credit or similar facilities,

            (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of (i) any capital stock of or other ownership or profit interest in such Person or any other Person or (ii) any warrants, rights or options to acquire such capital stock,

            (h) all Obligations of such Person in respect of Hedge Agreements,

            (i) all Debt of others referred to in clauses (a) through (h) above or clause (j) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect thereof, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure the holder of such Debt against loss in respect thereof, and

            (j) all Debt referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts, contract rights or inventory) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

     "DEBT ISSUANCE" means any issuance or sale or other incurrence by any Borrower or any of its Subsidiaries of any Debt; PROVIDED, HOWEVER, that for purposes of determination of Net Cash Proceeds under Section 2.6(b)(iii), the term "Debt Issuance" shall not include the incurrence of Debt permitted under
Section 6.2 (but shall include any Subordinated Debt other than the Senior Subordinated Notes and the Junior Subordinated Note).

     "DEFAULT" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

     "DEFAULTED ADVANCE" means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrowers pursuant to Section 2.1 or 2.2 at or prior to such time which has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.2(e) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.1 on the same date as the Defaulted Advance so deemed made in part.

     "DEFAULTED AMOUNT" means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.2(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) the Issuing Bank pursuant to Section 2.3(c) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank, (c) the Administrative Agent pursuant to Section 2.2(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) the Administrative Agent or the Issuing Bank pursuant to
Section 10.5 to reimburse the Administrative Agent or the Issuing Bank for such Lender Party's ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or the Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to
Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

     "DEFAULTING LENDER" means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in
Section 9.6.

     "DISCLOSED LITIGATION" has the meaning specified in Section 4.9.

     "DISPOSAL" means the discharge, deposit, injection, dumping, spilling, leaking or placing of any solid waste or hazardous waste, as those terms are defined by any federal, state, local or foreign law, into or on any land or water so that such solid waste or hazardous waste or any constituents thereof may enter the environment or be emitted into the air or discharged into any waters, including ground waters.

     "DOLLAR EQUIVALENT" means, at any time with respect to any monetary amount in any currency other than U.S. Dollars, the amount of U.S. Dollars obtained by converting such currency into U.S. Dollars at the spot rate for such transactions as quoted by Fleet National Bank at such time.

     "DOMESTIC LENDING OFFICE" means, with respect to any Lender Party, the office of such Lender Party specified as its "Domestic Lending Office" opposite its name on SCHEDULE I or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

     "DOMESTIC SUBSIDIARY" means any Subsidiary organized under the laws of the United States of America or any State thereof.

     "EBITDA" means, for any period, the sum, for the Borrowers and their Subsidiaries determined on a Consolidated basis, of (i) Net Income (or net loss), (ii) Interest Expense, (iii) income tax expense, (iv) depreciation expense, (v) extraordinary and nonrecurring losses (which shall not be deemed to include direct or indirect enviromental remediation expenses, or costs of any kind, other than routine maintenance), (vi) amortization expense and other non-ordinary non-cash charges deducted in the calculation of Net Income or net losses including, without limitation, amortization of fees and expenses related to the AIG Acquisition and compensation expense not paid in cash, and (vii) to the extent deducted in the computation of Net Income, non-recurring restructuring charges resulting from plant closing expenses, severance obligations and reorganization expenses relating to consummation of the AIG Acquisition, MINUS extraordinary and nonrecurring gains (or plus extraordinary losses) (in each case determined in accordance with GAAP), PLUS the pro forma effect on EBITDA for such period of any Permitted Acquisition made by the Borrowers (such pro forma effect to be determined in a manner reasonably acceptable to the Administrative Agent).

     "ELIGIBLE ASSIGNEE" means with respect to any Facility (other than the Letter of Credit Facility and the European Letter of Credit Facility), (a) a Lender; (b) an Affiliate of a Lender; and (c) subject to the prior approval of the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, the Borrowers, such approval by the Borrowers not to be unreasonably withheld or delayed, (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000; (iii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (iv) the central bank of any country that is a member of the OECD; and (v) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and, with respect to the Letter of Credit Facility and the European Letter of Credit Facility, a Person that is an Eligible Assignee under subclause (i) or (iii) of clause (c) of this definition and is approved by the Administrative Agent and the Borrower, such approval by the Borrower not to be unreasonably withheld or delayed; PROVIDED, HOWEVER, that no Loan Party or Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

     "ELIGIBLE INVENTORY" means Inventory of a Borrower or any Domestic Subsidiary located in the continental United States (minus any reserves reasonably requested by the Administrative Agent) as to which (a) a Borrower or any Domestic Subsidiary has acquired title, (b) the Administrative Agent has have a first and only (other than Permitted Liens) perfected security interest and (c) the Borrowers or any Domestic Subsidiary shall have furnished to the Administrative Agent information adequate for purposes of identification at times and in form and substance as may be reasonably requested by the Administrative Agent; PROVIDED, that Inventory shall not constitute Eligible Inventory (i) if and when a Borrower or any Domestic Subsidiary sells it, otherwise passes title thereto or consumes it, (ii) if the

Lenders release their security interest therein, or (iii) to the extent that it
(A) is obsolete or not currently useable or salable in the ordinary course of the Borrowers' businesses, (B) is produced in violation of the Fair Labor Standards Act and subject to the so-called "hot goods" provision contained in Title 29, Section 215(a) (1) of the United States Code, (C) is Inventory in excess of one year's supply unless useable in the ordinary course, or (D) is non-raw material or non-component Inventory held for consumption by the Borrowers or a Domestic Subsidiary and not for sale in the ordinary course of business. Any Inventory which is Eligible Inventory at any time, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory until such time as it once again meets all of the foregoing requirements.

     "ELIGIBLE RECEIVABLES" means only such Receivables of a Borrower or a Domestic Subsidiary as the Administrative Agent, in its reasonable judgment, shall from time to time determine to be Eligible Receivables for purposes of this Agreement. The value of such Receivables shall be determined by the Administrative Agent in its reasonable judgment taking into consideration, among other factors, their book value determined in accordance with GAAP. By way of example only, and without limiting the discretion of the Administrative Agent to consider any Receivables not to be Eligible Receivables, the Administrative Agent shall consider any of the following classes of Receivables not to be Eligible Receivables:

     (a) Receivables that do not arise out of sales of goods or rendering of services in the ordinary course of any Borrower's or a Domestic Subsidiary's business;

     (b) Receivables on terms other than those normal or customary in the Borrower's or a Domestic Subsidiary's business;

     (c) Receivables owing from any Person that is an Affiliate of a Borrower or a European Borrower;

     (d) Receivables more than 120 days past original invoice date or more than 60 days past the date due;

     (e) Receivables owing from any Person from which an aggregate amount of more than 50% of the Receivables owing is more than 90 days past due;

     (f) Receivables owing from any Person that shall take or be the subject of any action or proceeding of a type described in Section 9.6;

     (g) Receivables (i) owing from any Person that is also a supplier to or creditor of a Borrower or a Domestic Subsidiary unless such Person has waived any right of set-off in a manner reasonably acceptable to the Administrative Agent or (ii) representing any manufacturer's or supplier's credits, discounts, incentive plans or similar arrangements entitling a Borrower or a Domestic Subsidiary to discounts on future purchases therefrom;

     (h) Receivables arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, set-off or charge-back (other than normal product or service warranties);

     (i) Receivables owing from an account debtor that is an agency, department or instrumentality of the United States or any State thereof unless a Borrower or Domestic Subsidiary shall have satisfied the requirements of the Assignment of Claims Act of 1940, as amended, and any similar State legislation and the Administrative Agent is satisfied as to the absence of set-offs, counterclaims and other defenses on the part of such account debtor; or receivables that are sold to account debtors in the states of Indiana, Minnesota or New Jersey unless the applicable Borrower shall have duly filed all legally required Notice of Business Activities Reports and comparable reports with appropriate governmental authorities;

     (j) Receivables the full and timely payment of which the Administrative Agent in its reasonable judgment, after consultation with a Borrower, believes to be doubtful; and

     (k) Receivables in respect of which a Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first and only (other than Permitted Liens) priority lien or security interest in favor of the Administrative Agent securing the Secured Obligations.

     "ENVIRONMENTAL ACTION" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to public health and safety or the environment, including, without limitation, (a) by any governmental or regulatory authority or third party for enforcement, cleanup, Removal, Response, Remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

     "ENVIRONMENTAL LAW" means any international or transnational law, federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, threatened release, release or discharge of Hazardous Materials.

     "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

     "EQUIPMENT" has the meaning specified in Section 1(a) of the Initial Security Agreement.

     "EQUITY INTEREST" means, in any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of any capital stock or other ownership of any profit interest, and any and all warrants, rights, options, obligations or other equity securities of or in such Person, and rights to acquire any of the foregoing, including, without limitation, partnership interests and joint venture (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership or joint venture, but excluding debt for borrowed money and excluding any debt security that is convertible into, or exchangeable for any of the foregoing equity interests.

     "EQUITY ISSUANCE" means any issuance or sale by any Borrower or any of its Subsidiaries of its capital stock or other equity securities or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire such securities or such convertible or exchangeable obligations; PROVIDED, HOWEVER, that for purposes of Section 2.6(b)(iii), the term "Equity Issuance" shall not include any issuance or sale of (a) capital stock or other equity securities of PolyVision or to any Person as consideration paid in connection with a Permitted Acquisition; (b) capital stock or other equity securities of PolyVision issued on or before the Closing Date in connection with the AIG Acquisition; (c) common stock of PolyVision or any Borrower issued to any director of PolyVision or such Borrower required by applicable law in connection with such Person acting in such capacity; (d) options and/or common stock of PolyVision to management, employees and/or consultants thereof pursuant to any stock option plan permitted hereunder or the exercise of options issued pursuant thereto so long as the aggregate consideration received by PolyVision in respect of all such issuances and sales does not exceed $500,000 in any single year or $1,500,000 in the aggregate from and after the Closing Date; and (e) conversion of Alpine's or Kirkbi Project, A/S' preferred stock in PolyVision into common stock.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     "ERISA AFFILIATE" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Borrower, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.

     "ERISA EVENT" means, if same could give rise to any liability on the part of any Borrower or any of its Subsidiaries, (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of
Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan under ERISA Section 4041(c), pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

     "EUROCURRENCY LIABILITIES" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "EURODOLLAR LENDING OFFICE" means, with respect to any Lender Party, the office of such Lender Party specified as its "Eurodollar Lending Office" opposite its name on SCHEDULE I or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

     "EURODOLLAR RATE" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period in an amount substantially equal to Fleet's Eurodollar Advance comprising part of such Borrowing; PROVIDED, HOWEVER, that if the rate described above does not appear on the Telerate System on any applicable interest determination date, the Eurodollar Rate shall be the rate (rounded upward as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period in an amount substantially equal to Fleet's Eurodollar Advance comprising part of such Borrowing.

     If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period as selected by the Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00
a.m. (New York time) two (2) Business Days before the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the Eurodollar Rate for such Interest Rate cannot be determined.

     In the event that the Board of Governors of the Federal Reserve System shall impose a Eurodollar Rate Reserve Percentage with respect to Eurocurrency Liabilities, the Eurodollar Rate for an Interest Period shall be equal to the amount determined above for such Interest Period divided by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

     "EURODOLLAR RATE ADVANCE" means an Advance that bears interest as provided in Section 2.7(a)(ii).

     "EURODOLLAR RATE RESERVE PERCENTAGE" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

     "EUROPEAN BORROWING BASE CERTIFICATE" means a certificate in substantially the form of Exhibit B, duly certified by the chief financial officer or any financial vice president of AE, Aubecq, Pentagon and Alliance Graphics.

     "EUROPEAN BORROWERS" means AE together with each of Aubecq, Pentagon, Alliance Graphics, PolyVision Belgium and PolyVision France.

     "EUROPEAN LETTER(S) OF CREDIT" means those certain standby letters of credit issued by the European Letter of Credit Bank for the account of the Borrowers to secure repayment of loans made by KBC to the European Borrowers under the KBC Loan Agreements, as the same are issued pursuant to, and from time to time extended or amended in accordance with, the terms hereof and of the European Letter of Credit Agreements.

     "EUROPEAN LETTER OF CREDIT AGREEMENT(S)" means each of the Letter of Credit Agreements by and between the European Letter of Credit Bank and KBC of even date herewith as amended from time to time relating to any European Letter(s) of Credit.

     "EUROPEAN LETTER OF CREDIT BANK" means Fleet as issuer of the European Letter(s) of Credit.

     "EUROPEAN LETTER OF CREDIT COMMITMENT" means, with respect to any Lender, the amount set forth opposite such Lender's name on SCHEDULE I under the caption "European Letter of Credit

Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.7(d) as such Lender's "European Letter of Credit Commitment," as such amount may be reduced at or prior to such time pursuant to Section 2.5(a)(i).

     "EUROPEAN LETTER OF CREDIT LENDERS SHARE" means the product of (a) the aggregate principal amount of loans outstanding at any one time under the KBC Loan Agreements MULTIPLIED BY (b) the "L/C Percentage" set forth in the European Letter of Credit Agreements (as such percentage may be amended from time to time), which L/C Percentage shall be equal to 71.298% as of the date hereof.

     "EUROPEAN LETTER OF CREDIT FACILITY" means, at any time, an amount equal to the aggregate amount of the European Letter of Credit Commitments of all the Lenders at such time, as such amount may be reduced pursuant to Section 2.5.

     "EVENTS OF DEFAULT" has the meaning specified in Article 9.

     "EXCESS CASH FLOW" means for any period the sum of (a) EBITDA of PolyVision and its Subsidiaries for such period PLUS (b) the aggregate amount of any and all non-cash charges deducted from Consolidated Net Income for such period, but not added back in the calculation of EBITDA PLUS (c) if there was a net increase in Consolidated Current Liabilities of PolyVision and its Subsidiaries during such period, the amount of such net increase other than arising out of Debt permitted pursuant to Section 6.2 PLUS (d) if there was a net decrease in Consolidated Current Assets (excluding cash and Cash Equivalents) of PolyVision and its Subsidiaries during such period the amount of such net decrease MINUS
(e) the aggregate amount of mandatory and optional prepayments (other than optional prepayments of the Swing Line Advances, Letter of Credit Advances or Revolving Credit Advances made pursuant to clause (i) of the second sentence of
Section 2.6(a)) and repayments of principal made by PolyVision and its Subsidiaries on any Funded Debt of PolyVision and its Subsidiaries during such period MINUS (f) Capital Expenditures of PolyVision and its Subsidiaries during such period MINUS (g) the aggregate amount of all federal, state, local and foreign taxes paid by the Borrowers and its Subsidiaries during such period MINUS (h) the aggregate amount of interest paid on any Debt of PolyVision and its Subsidiaries during such period MINUS (i) the aggregate amount of all non-cash credits included in arriving at such EBITDA MINUS (j) if there was a net decrease in Consolidated Current Liabilities of PolyVision and its Subsidiaries during such period, the amount of such net decrease MINUS (k) if there was a net increase in Consolidated Current Assets (excluding cash and Cash Equivalents) of PolyVision and its Subsidiaries during such period the amount of such increase MINUS (l) dividends paid by PolyVision to the holders of its preferred stock in respect of such period to the extent that PolyVision is expressly permitted under Section 6.7(d) to pay such dividends under this Agreement.

     "EXCHANGE ACT" has the meaning specified in the definition "Change of Control".

     "EXISTING DEBT" means Debt of the Borrowers and their Subsidiaries outstanding immediately before giving effect to the Transaction and described in
SCHEDULE 4.19(A).

     "EXTRAORDINARY RECEIPT" means any cash received by or paid to or for the account of any Person not in the ordinary course of business (other than by sale, lease or transfer), including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments; PROVIDED, HOWEVER, that an Extraordinary Receipt shall not include cash receipts of less than $500,000 per occurrence or $1,000,000 in the aggregate received from proceeds of insurance, condemnation awards (and payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to Equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the Equipment, fixed assets or real property in respect of which such proceeds, awards or payments were received in accordance with the terms of the Loan Documents, so long as (i) such application is made within one hundred eighty (180) days (or three hundred sixty (360) days, with respect to real estate or improvements on real estate), after such Person's receipt of such proceeds, awards or payments and (ii) such proceeds, awards or payments are received by such Person within fifteen (15) months after the occurrence of such damage or loss; or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

     "FACILITY" means the Term A Facility, the Term B Facility, the Revolving Credit Facility, the Letter of Credit Facility, the European Letter of Credit Facility or the Swing Line Facility.

     "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     "FISCAL YEAR" means a fiscal year of the Borrowers and their Consolidated Subsidiaries ending on April 30 in any calendar year.

     "FIXED CHARGES" means the sum, for PolyVision and its Subsidiaries on a Consolidated basis for any period, of (i) cash Interest Expense, PLUS (ii) scheduled amortization of Debt payable during such period, plus (iii) income taxes and other taxes payable in respect of such period, plus (iv) Capital Expenditures (net of new purchase money financing in order to avoid double counting of any such new financing committed to but not yet expended and subsequently expended in cash) during such period to the extent permitted by this Agreement.

     "FIXED CHARGE COVERAGE RATIO" means, for the four consecutive fiscal quarters of the Borrowers ending on the date of determination, the ratio of (a) EBITDA of PolyVision and its Subsidiaries for such four fiscal quarters (or other period specified in Section 8.3), to (b) Fixed Charges for such four fiscal quarters (or other period specified in Section 8.3).

     "FLEET" means Fleet National Bank in its capacity as a Lender or Issuing Bank or Swing Line Bank or European Letter of Credit Bank hereunder.

     "FOREIGN SUBSIDIARY" means any Subsidiary organized under the laws of any jurisdiction other than the United States of America or any State thereof.

     "FUNDED DEBT" means, with respect to the Borrowers, the Advances, and with respect to the Borrowers and the other Loan Parties and any other Person, all other Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including the current portion of all such Debt.

     "GAAP" means generally accepted accounting principles (a) set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination, and (b) as applicable to the European Borrowers, in effect from time to time in the country of domicile of the respective European Borrowers and their respective Subsidiaries.

     "GREENSTEEL" has the meaning specified in the recital of parties to this Agreement.

     "GUARANTEED OBLIGATIONS" has the meaning specified in the Guaranties.

     "GUARANTORS" means (a) each Borrower, and (b) APV and each other Person which shall have executed and delivered or become a party to the Subsidiary Guaranty hereunder.

     "GUARANTY" means each of the Subsidiary Guaranty and the KBC Guaranty.

     "HAZARDOUS MATERIALS" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

     "HEDGE AGREEMENTS" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

     "HEDGE BANK" means any Lender Party (including, without limitation, any affiliate of Fleet) in its capacity as a party to a Bank Hedge Agreement.

     "INDEMNIFIED PARTY" has the meaning specified in Section 11.4(b).

     "INFORMATION MEMORANDUM" means the information memorandum, dated September 23, 1998, delivered by the Administrative Agent to the Lenders.

     "INITIAL EXTENSION OF CREDIT" means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit.

     "INITIAL ISSUING BANK" has the meaning specified in the recital of parties to this Agreement.

     "INITIAL LENDERS" has the meaning specified in the recital of parties to this Agreement.

     "INITIAL SECURITY AGREEMENT" has the meaning specified in Section
3.1(a)(ii).

     "INSUFFICIENCY" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

     "INTELLECTUAL PROPERTY SECURITY AGREEMENT" has the meaning specified in
Section 3.1(a)(v).

     "INTERCOMPANY SUBORDINATION AGREEMENT" has the meaning specified in Section 5.18.

     "INTEREST EXPENSE" means, with respect to any Person for any period, interest expense on all Debt of such Person for such period whether paid or accrued, determined on a Consolidated basis for such Person and its Subsidiaries and in accordance with GAAP, and including, without limitation, (a) in the case of the Borrowers, interest expense in respect of Debt resulting from Advances,
(b) the interest component of all obligations under Capitalized Leases, (c) commissions, discounts and other fees and charges payable in connection with letters of credit (including, without limitation, Letters of Credit), (d) the net payment, if any, payable in connection with Hedge Agreements less the net credit, if any, received in connection with Hedge Agreements and (e) all fees paid by PolyVision or any of its Subsidiaries pursuant to Section 2.8(a) and the KBC Loan Agreements.

     "INTEREST PERIOD" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Prime Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrowers pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrowers pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrowers may, upon notice received by the Administrative Agent not later than 12:00 noon (New York time) on the third Business Day prior to the first day of such Interest Period, select; PROVIDED, HOWEVER, that:

            (a) The Borrowers may not select any Interest Period, with respect to any Eurodollar Rate Advance under a Facility, that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Prime Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

            (b) Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, PROVIDED, HOWEVER, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

            (c) Whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

            (d)     Until the earlier of (i) 120 days after the Closing Date or
     (ii) the date on which the Administrative Agent notifies the Borrowers that the syndication of the Facilities has been completed, only Interest Periods with a duration of seven days, if available to all the Lenders, shall be available to the Borrowers for Eurodollar Rate Advances, or if such Interest Periods are not available to all the Lenders, Interest Periods of such duration as may be selected by the Administrative Agent and are acceptable to all the Lenders.

     "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     "INVENTORY" of any person means all of such Person's now owned and hereafter acquired inventory, goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, other materials and supplies of any kind, nature or description which are or might be consumed in such Person's business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise and such other personal property, and all documents of title or other documents representing them.

     "INVESTMENT" by any Person means:

            (a) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such Person for or in connection with the acquisition by such Person of any stock, bonds, notes, debentures, future contracts, partnership or other ownership or profit interests, warrants, rights, options, or other securities of any other Person; and (b) the amount of any advance, loan or extension of credit by such Person to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person, and (without duplication) any amount committed to be advanced, loaned, or extended by such Person to any other Person, or any amount the payment of which is committed to be assured by a guaranty or similar obligation by such Person for the benefit of, such other Person (including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of "Debt" in respect of such Person);

PROVIDED that: (i) the value of property contributed shall be the lower of fair market value at the time of contribution, determined in good faith by a Borrower's Board of Directors, or the book value of such property at the time of contribution on the books of the Person making such contribution; and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Borrowers or any of their Subsidiaries without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment reduced by the fair market value of all interest, dividends and other distributions (in whatever form and however designated) made by such Person since the date of its creation to the applicable holders of such Investments (and their Affiliates), PROVIDED that in no event shall the aggregate amount of interest, dividends and other distributions made to any holder of an Investment in a Person (or its Affiliates) operate to reduce the Investment of such Person by more than the total contributions to such Person (per clauses (a) and (b) above) (and its Affiliates).

     "ISSUING BANK" means the Initial Issuing Bank and each Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to
Section 11.7.

     "JUNIOR SUBORDINATED NOTE" means the Subordinated Promissory Note issued or to be issued by PolyVision to Wind Point Partners III, L.P., as agent for the sellers under the AIG Acquisition Agreement, in the amount of $8,000,000.

     "KBC" has the meaning specified in the Preliminary Statements.

     "KBC GUARANTY" has the meaning specified in Section 3.1(a)(vi).

     "KBC LOAN AGREEMENT(S)" means individually or collectively as the context may require (a) the Credit Facility Agreement of even date herewith by and among KBC, AE, Alliance Graphics, Aubecq and Pentagon amending and restating that certain Credit Facility Agreement dated as of October 2, 1997, as it was amended on January 27, 1998, and (b) the Credit Facility Agreement by and among KBC, PolyVision Belgium and PolyVision France of even date herewith, in respect of each of the foregoing, as amended from time to time with the consent of the European Letter of Credit Bank.

     "KBC LOAN DOCUMENTS" means the KBC Loan Agreements and any and all other agreements, instruments and documents heretofore, now or hereafter executed by any European Borrower, any Guarantor, or any other third party and delivered to KBC in respect of the transactions contemplated by any of the KBC Loan Agreements, including, without limitation, each security agreement, pledge, mortgage and other similar collateral documents executed or delivered pursuant thereto.

     "KBC REVOLVING CREDIT FACILITY" means the revolving credit portion of the KBC Loan Agreement referred to in clause (a) of the definition "KBC Loan Agreement(s)."

     "KBC SHARE" means the principal amount of loans outstanding at any one time under the KBC Loan Agreements, MINUS the European Letter of Credit Lenders Share.

     "L/C CASH COLLATERAL ACCOUNT" has the meaning specified in the Initial Security Agreement.

     "L/C RELATED DOCUMENTS" has the meaning specified in Section 2.4(f)(ii)(A).

     "LENDER PARTY" means any Lender, the Issuing Bank, the Swing Line Bank or the European Letter of Credit Bank.

     "LENDERS" means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 11.7.

     "LETTER OF CREDIT" means any Letter of Credit, other than a European Letter of Credit, issued hereunder (as specified in Section 2.3(a)).

     "LETTER OF CREDIT ADVANCE" means an advance made by the Issuing Bank or any Revolving Credit Lender pursuant to Section 2.3(c).

     "LETTER OF CREDIT AGREEMENT" has the meaning specified in Section 2.3(a).

     "LETTER OF CREDIT COMMITMENT" means, with respect to the Issuing Bank, the amount set forth opposite the Issuing Bank's name on SCHEDULE I under the caption "Letter of Credit Commitment" which is a sublimit of the Revolving Credit Commitment or, if the Issuing Bank has entered into one or more Assignments and Acceptances, set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 11.7(d) as the Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.5.

     "LETTER OF CREDIT FACILITY" means, at any time, an amount equal to the amount of the Issuing Bank's Letter of Credit Commitment (which is a sublimit of the Revolving Credit Facility) at such time, as such amount may be reduced pursuant to Section 2.5.

     "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

     "LOAN DOCUMENTS" means (a) this Agreement, (b) the Notes, (c) each Guaranty, (d) the Collateral Documents, (e) each Letter of Credit Agreement, (f) the KBC Loan Documents, (g) the European Letter of Credit Agreements, (h) each Bank Hedge Agreement, (i) each Additional Collateral Document, (j) the Intercompany Subordination Agreement, and all other agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

     "LOAN PARTIES" means the Borrowers, each Guarantor, each Subsidiary of each Borrower whose stock shall have been pledged to the Administrative Agent, each of the European Borrowers and each other Person (other than a Lender Party, a landlord under a landlord waiver or a Collateral Assignment of Lease, a holder of Subordinated Debt, legal counsel and accounting firms) who shall, at any time, have outstanding a Loan Document.

     "MANAGEMENT FEES" for any period, all fees, emoluments or similar compensation paid to or incurred with respect to any Person (other than any such fees, emoluments or similar compensation paid to or incurred and payable to any Loan Party) in respect of services rendered in connection with the management or supervision of the management of any Loan Party, other than (a) salaries, bonuses and other compensation paid to any full-time executive employee in respect of such full-time employment and (b) fees paid in the ordinary course of business by any Loan Party to any Person who is not an Affiliate thereof.

     "MARGIN STOCK" has the meaning specified in Regulation U.

     "MATERIAL ADVERSE EFFECT" means after giving effect to the consummation of the AIG Acquisition on the Closing Date (a) a material adverse effect on the business, condition (financial or otherwise), results of operations, performance, prospects or properties of the Borrowers and their Subsidiaries (taken as a whole), (b) unless such event is not material, an adverse effect on the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, or (c) an adverse effect on the rights and remedies of the Administrative Agent and the Lender Parties under any of the Loan Documents. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other existing events would result in a Material Adverse Effect.

     "MATERIAL CONTRACT" means, with respect to the Borrowers, each contract listed on SCHEDULE 4.23, each contract which is a replacement or a substitute for any contract listed on such Schedule and with respect to the Borrower and any other Person who is a party which is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

     "MERGER(S)" means each of (a) the merger to occur on the Closing Date of Greensteel and Alliance America Corporation, with Greensteel to be the surviving entity, and (b) the merger to occur on the Closing Date of Alliance International Group, Inc. with and into PolyVision, with PolyVision to be the surviving entity.

     "MERGER AGREEMENTS" has the meaning assigned to that term in Section 4.29.

     "MERGER DOCUMENTS" has the meaning assigned to that term in Section 4.29.

     "MORTGAGE" means each mortgage, deed of trust, leasehold mortgage, leasehold deed of trust or other similar real estate security document executed and delivered by the appropriate Loan Party, in form and substance acceptable to the Administrative Agent and the Lenders in order (a) to provide that such Loan Party is the mortgagor or grantor, as the case may be, (b) to comply with and/or provide for specific laws of the jurisdictions in which the real property or leasehold property to be encumbered is located, and (c) to assure that the Administrative Agent for the benefit of the Secured Parties has a perfected Lien on such real property or leasehold property.

     "MORTGAGE POLICIES" has the meaning assigned to that term in Section 3.1(a)(iv)(B).

     "MORTGAGED PROPERTY" means each owned real property or leasehold property specified on SCHEDULE 4.21 or 4.22, respectively, that is subject to a Mortgage and shall include After-Acquired Mortgaged Property.

     "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     "MULTIPLE EMPLOYER PLAN" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than the Borrower or any ERISA Affiliate or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

     "NET CASH PROCEEDS" means, with respect to any sale, lease, transfer or other disposition of any asset or any Debt Issuance or Equity Issuance by any Person, or any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal and accounting fees, finder's fees, printing costs and other similar out-of-pocket costs, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) with respect to any asset, the amount of any Debt secured by a Lien on such asset that, by the terms of such transaction or the terms of such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or due and payable or set aside for payment (because due and payable) within ten (10) Business Days after receipt by the applicable Loan Party to a Person that is not an Affiliate of such Person or any Loan

Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof.

     "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, after provision for or benefit from income and franchise taxes determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Disposition (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (ii) the disposition of any securities or the extinguishment of any Debt of such Person or any of its Subsidiaries, and (b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "NOTE" means a Term A Note, a Term B Note, a Revolving Credit Note, or the Swing Line Note.

     "NOTICE OF BORROWING" has the meaning specified in Section 2.2(a).

     "NOTICE OF ISSUANCE" has the meaning specified in Section 2.3(a).

     "NOTICE OF RENEWAL" has the meaning specified in Section 2.1(f).

     "NOTICE OF SWING LINE BORROWING" has the meaning specified in Section
2.2(b).

     "NOTICE OF TERMINATION" has the meaning specified in Section 2.1(f).

     "NPL" means the National Priorities List under CERCLA.

     "OBLIGATION" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.6. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit and European Letter of Credit reimbursements, Letter of Credit and European Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document, (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party may, after the occurrence and during the continuance of an Event of Default, elect to pay or advance on behalf of such Loan Party, and (c) any other obligations arising out of or under, based upon or relating to the Loan Documents.

     "OECD" means the Organization for Economic Cooperation and Development.

     "OPEN YEAR" has the meaning specified in Section 4.16.

     "OTHER TAXES" has the meaning specified in Section 2.12(b).

     "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

     "PENTAGON" means Alliance Pentagon A/S, a limited liability corporation incorporated under the laws of Denmark having an office at Krogagervej 2, 5340 Odense NO, Denmark, and a Wholly-Owned Subsidiary of AE.

     "PERMITTED ACQUISITIONS" means any acquisition by the Borrowers or any Domestic Subsidiaries of all or substantially all of the assets or all of the capital stock (whether by direct purchase or merger) of any Person which has been consented to in writing by the Administrative Agent and the Required Lenders at any time during which a Default or an Event of Default shall not exist and be continuing or would not exist after giving effect to such acquisition.

     "PERMITTED ACQUISITION DOCUMENTS" means, in respect of a Permitted Acquisition, the final executed copy of the asset or stock purchase agreement or the merger agreement, as the case may be, and all other material agreements, documents or instruments executed and/or delivered by any Loan Party in connection with such Permitted Acquisition.

     "PERMITTED LIENS" means any of the following: (a) Liens for taxes, assessments and governmental charges or levies (i) not yet due and payable or
(ii) that are due and payable and that are being contested in good faith and by appropriate proceedings diligently conducted, PROVIDED that in the case of Liens under this clause (ii), reserves or other appropriate provisions shall have been established therefor in accordance with GAAP; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings diligently conducted, PROVIDED that reserves or other appropriate provisions shall have been established therefor in accordance with GAAP; (c) pledges or deposits to secure obligations under workers' compensation laws, social security, unemployment insurance or similar legislation or to secure public or statutory obligations or deposits of cash or U.S. Government Bonds to secure bids, tenders, contracts (other than for payment of money), performance or other similar bonds to which such person is a party; customary deposits of security for import duties or for the payment of rent in each of the foregoing cases, arising in the ordinary course of business; (d) Permitted Real Property Encumbrances; (e) judgment Liens that have been stayed or bonded; and (f) purchase money security interests and other Liens to the extent permitted pursuant to Section 6.1.

     "PERMITTED REAL PROPERTY ENCUMBRANCES" means, with respect to any particular real property, easements, zoning restrictions or other restrictions, rights-of-way, minor encroachments, covenants or encumbrances on real property imposed by law or arising in the ordinary course of business that do not arise out of the incurrence of any Debt and that do not and could not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrowers or any of their Subsidiaries or materially impair the use thereof to the Borrowers or any Subsidiary.

     "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "PLAN" means a Single Employer Plan or a Multiple Employer Plan.

     "PLEDGE AGREEMENT" means that portion of the Security Agreements providing for a pledge of capital stock as security for Obligations under Loan Documents.

     "POLYVISION" has the meaning specified in the recital of parties to this Agreement.

     "POLYVISION BELGIUM" means PolyVision Belgium N.V., a Belgian corporation (a limited liability company).

     "POLYVISION FRANCE" means PolyVision France EURL, a French EURL

     "POSTERLOID" has the meaning specified in the recital of parties to this Agreement.

     "PRE-COMMITMENT INFORMATION" has the meaning specified in Section 3.1(i).

     "PRIME RATE" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

            (a) the rate of interest announced publicly by Fleet in Boston, Massachusetts, from time to time, as Fleet's prime rate, which is not necessarily the lowest rate made available by Fleet; or

            (b)     1/2 of one percent per annum above the Federal Funds Rate.

     "PRIME RATE ADVANCE" means an Advance that bears interest as provided in
Section 2.7(a)(i).

     "PRO FORMA FINANCIALS" means the pro forma financial statements relating to the Borrowers and their Subsidiaries delivered to the Administrative Agent on the Closing Date after giving effect to the AIG Acquisition and the Initial Extension of Credit.

     "PRO RATA SHARE" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Term B Commitment at such time and the denominator of which is the Term B Facility at such time or, if the Term B Commitments are no longer outstanding, the numerator of which is the aggregate outstanding principal amount of such Lender's Advances and the denominator of which is the aggregate outstanding principal amount of all Advances. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank, Letter of Credit Advances owing to the Issuing

Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

     "RECEIVABLES" means all Receivables referred to in Section 1(c) of the Security Agreements.

     "REDUCTION AMOUNT" has the meaning specified in Section 2.6(b)(v).

     "REGISTER" has the meaning specified in Section 11.7(d).

     "REGULATION T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "REGULATION X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "REGULATORY AGENCY" means any federal, state, local or other United States of America or foreign governmental authority, bureau or agency.

     "RELEASE" means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) or into or from any property, including, without limitation, the movement of any Hazardous Materials through the air, soil, surface waters or ground water.

     "REMEDIAL" shall have the meaning as set forth in CERCLA at 42 U.S.C.
Section 9601(24) and/or any other applicable Environmental Laws.

     "REMOVAL" shall have the meaning as set forth in CERCLA at 42 U.S.C.
Section 9601(23) and/or any other applicable Environmental Laws.

     "REQUIRED LENDERS" means at any time Lenders owed or holding greater than 50% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit and European Letters of Credit outstanding at such time (or 662/3% of such sum at any time when Fleet is owed or holds more than 49% of such sum), or, if no such principal amount and no Letters of Credit or European Letters of Credit are outstanding at such time, Lenders holding greater than 50% of the aggregate amount of the Term A Commitments, Term B Commitments, and Revolving Credit Commitments (or 662/3% of such aggregate amount at any time when Fleet holds more than 49% of such aggregate amount); PROVIDED, HOWEVER, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, and (ii) the aggregate Term A Commitment, Term B Commitment, and Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank, Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

     "RESPONSE" shall have the meaning as set forth in CERCLA at 42 U.S.C.
Section 9601(25) and/or any other applicable Environmental Laws.

     "RESPONSIBLE OFFICER" means, with respect to any Loan Party, the chief executive officer, the president, the chief financial officer, any vice president, the controller or the treasurer of such Loan Party.

     "REVOLVING CREDIT ADVANCE" has the meaning specified in Section 2.1(c).

     "REVOLVING CREDIT AVAILABILITY" means, at any time, the lesser of (a) the Revolving Credit Facility and (b) the Borrowing Base.

     "REVOLVING CREDIT BORROWING" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

     "REVOLVING CREDIT COMMITMENT" means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender's name on SCHEDULE I under the caption "Revolving Credit Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.7(d) as such Lender's "Revolving Credit Commitment," as such amount may be reduced at or prior to such time pursuant to Section 2.5.

     "REVOLVING CREDIT FACILITY" means, at any time, the aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments at such time.

     "REVOLVING CREDIT LENDER" means any Lender that has a Revolving Credit Commitment.

     "REVOLVING CREDIT NOTE" means a promissory note of the Borrowers payable to the order of any Revolving Credit Lender, in substantially the form of EXHIBIT C, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

     "REVOLVING CREDIT TERMINATION DATE" means the earlier of (a) the sixth anniversary of the Closing Date, and (b) the Termination Date.

     "SECURED OBLIGATIONS" has the meaning specified in the Security Agreements.

     "SECURED PARTIES" means the Administrative Agent, the Lender Parties, KBC in its capacity as "Lender" under each KBC Loan Agreement and the Hedge Banks and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

     "SECURITY AGREEMENTS" means the Initial Security Agreement, the AIG Security Agreement and each other security agreement delivered pursuant to
Section 5.13.

     "SENIOR SUBORDINATED NOTE AGREEMENT" means, collectively, the Senior Subordinated Loan Agreement dated the date hereof between PolyVision and the lenders thereunder, relating to the issuance of $25,000,000 in senior subordinated notes, together with all exhibits, annexes and schedules thereto and all agreements, instruments and documents executed or delivered pursuant thereto, all as in effect on the Closing Date with such amendments, modifications and supplements thereto or replacements thereof, as are permitted to be made in accordance with the terms of this Agreement.

     "SENIOR SUBORDINATED NOTES" means the senior subordinated notes issued or to be issued by PolyVision in the aggregate principal amount of $25,000,000 pursuant to the Senior Subordinated Note Agreement.

     "SINGLE EMPLOYER PLAN" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than the Borrower or any ERISA Affiliate or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

     "SOLVENT" and "SOLVENCY" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's assets would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "STANDBY LETTER OF CREDIT" means any Letter of Credit or European Letter of Credit other than a Trade Letter of Credit.

     "SUBORDINATED DEBT" means any Debt of the Borrowers that is subordinated to the Obligations of the Borrowers under the Loan Documents on, and that otherwise contains, terms and conditions satisfactory to the Administrative Agent and Required Lenders including, without limitation, the Senior Subordinated Notes and the Junior Subordinated Note.

     "SUBORDINATED DEBT DOCUMENTS" means, collectively, the Senior Subordinated Note Agreement and the documents evidencing any other Subordinated Debt incurred in accordance with the terms of this Agreement.

     "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits or distributions or general or limited partnership interests of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries. Unless otherwise specified herein, the term Subsidiary used herein shall mean a Subsidiary of the Borrower.

     "SUBSIDIARY GUARANTY" has the meaning specified Section 3.1(a)(vii).

     "SURVIVING DEBT" shall have the meaning specified in Section 3.1(e).

     "SWING LINE ADVANCE" means an advance made by (a) the Swing Line Bank pursuant to Section 2.1(d) or (b) any Revolving Credit Lender pursuant to
Section 2.2(b).

     "SWING LINE BANK" has the meaning specified in the recital of parties to this Agreement.

     "SWING LINE BORROWING" means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

     "SWING LINE FACILITY" has the meaning specified in Section 2.1(d).

     "SWING LINE NOTE" means a promissory note of the Borrowers payable to the order of the Swing Line Bank, in substantially the form of EXHIBIT L, evidencing the indebtedness of the Borrowers to such Swing Line Bank resulting from the Swing Line Advances made by such Swing Line Bank.

     "TAXES" has the meaning specified in Section 2.12(a).

     "TERM A ADVANCE" has the meaning specified in Section 2.1(a).

     "TERM A BORROWING" means a borrowing consisting of simultaneous Term A Advances of the same Type made by the Term A Lenders.

     "TERM A COMMITMENT" means, with respect to any Term A Lender at any time, the amount set forth opposite such Lender's name on SCHEDULE I under the caption "Term A Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.7(d) as such Lender's "Term A Commitment," as such amount may be reduced at or prior to such time pursuant to
Section 2.5.

     "TERM A FACILITY" means, at any time, the aggregate Four Million Three Hundred Twenty-Seven Thousand Four Hundred Thirty ($4,327,430.00) Dollars principal amount of the Term A Lenders' Term A Commitments at such time.

     "TERM A LENDER" means any Lender that has a Term A Commitment.

     "TERM A NOTE" means a promissory note of the Borrower payable to the order of any Term A Lender, in substantially the form of EXHIBIT D, evidencing the indebtedness of the Borrower to such Lender resulting from the Term A Advance made by such Lender.

     "TERM B ADVANCE" has the meaning specified in Section 2.1(b).

     "TERM B BORROWING" means a borrowing consisting of simultaneous Term B Advances of the same Type made by the Term B Lenders.

     "TERM B COMMITMENT" means, with respect to any Term B Lender at any time, the amount set forth opposite such Lender's name on SCHEDULE I under the caption "Term B Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.7 as such Lender's "Term B Commitment", as such amount may be reduced at or prior to such time pursuant to
Section 2.5.

     "TERM B FACILITY" means, at any time, the aggregate Twenty Million ($20,000,000) Dollars principal amount of the Term B Lenders' Term B Commitments at such time.

     "TERM B LENDER" means any Lender that has a Term B Commitment.

     "TERM B NOTE" means a promissory note of the Borrower payable to the order of any Term B Lender, in substantially the form of EXHIBIT E, evidencing the indebtedness of the Borrower to such Lender resulting from the Term B Advance made by such Lender.

     "TERM FACILITIES" means the Term A Facility and the Term B Facility.

     "TERMINATION DATE" means the date of termination in whole of the Commitments pursuant to Section 2.5 or Article 9.

     "TRADE LETTER OF CREDIT" means any Letter of Credit that is issued for the benefit of a supplier of Inventory to the Borrowers or any of their Subsidiaries to effect payment for such Inventory, the conditions to drawing under which include the presentation to the Issuing Bank of negotiable bills of lading, invoices and related documents sufficient, in the judgment of the Issuing Bank, to create a valid and perfected lien on or security interest in such Inventory, bills of lading, invoices and related documents in favor of the Issuing Bank.

     "TRANSACTION" means the transactions contemplated by the AIG Acquisition Documents and the Loan Documents.

     "TYPE" refers to the distinction between Advances bearing interest at the Prime Rate and Advances bearing interest at the Eurodollar Rate.

     "UNUSED REVOLVING CREDIT COMMITMENT" means, with respect to any Revolving Credit Lender, at any time, (a) such Lender's Revolving Credit Commitment at such time MINUS (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, PLUS (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.3(c) and outstanding at such time.

     "VOTING STOCK" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

     "WELFARE PLAN" means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Borrower or any of its Subsidiaries could have liability.

     "WHOLLY-OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Equity Interests of which shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of that Person or a combination thereof.

     "WITHDRAWAL LIABILITIES" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.2 COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

     SECTION 1.3  ACCOUNTING TERMS; FOREIGN CURRENCY.

     (a) ACCOUNTING CHANGES. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Lender pursuant to Sections 7.3 and 7.4 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any "Accounting Changes" (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then the Borrowers and the Lender Parties agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Borrowers shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by the Borrowers and the Lender Parties, (a) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (b) the Borrowers shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by the Borrowers; (b) changes in accounting principles recommended by Borrowers' certified public accountants; and (c) changes in carrying value of the Borrowers' or any of their Subsidiaries' assets, liabilities or equity accounts resulting from adjustments that, in each case, were applicable to, but not included in, the Pro Forma Financials.

     (b) FOREIGN CURRENCY. Calculation for purposes of determining compliance with the covenant and Default limitations expressed in U.S. Dollars in this Agreement shall be made by aggregating the applicable items denominated in U.S. Dollars with the Dollar Equivalent of all such items denominated in foreign currencies.

     SECTION 1.4 OTHER DEFINITIONAL PROVISIONS. References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

                                      ARTICLE 2
                          AMOUNTS AND TERMS OF THE ADVANCES
                              AND THE LETTERS OF CREDIT

     SECTION 2.1  THE ADVANCES.

     (a) THE TERM A ADVANCES. Each Term A Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a "TERM A ADVANCE") to the Borrowers on the Closing Date in an amount not to exceed such Lender's Term A Commitment at such time. The Term A Borrowing shall consist of Term A Advances made simultaneously by the Term A Lenders ratably according to their Term A Commitments. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed.

     (b) THE TERM B ADVANCES. Each Term B Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a "TERM B ADVANCE") to the Borrowers on the Closing Date in an amount not to exceed such Lender's Term B Commitment at such time. The Term B Borrowing shall consist of Term B Advances made simultaneously by the Term B Lenders ratably according to their Term B Commitments. Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed.

     (c) THE REVOLVING CREDIT ADVANCES. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "REVOLVING CREDIT ADVANCE") to the Borrowers from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an amount for each such Advance not to exceed such Lender's Unused Revolving Credit Commitment at such time; PROVIDED, HOWEVER, that no Revolving Credit Lender shall have any obligation to make a Revolving Credit Advance under this Section 2.1(c) to the extent such Revolving Credit Advance would (after giving effect to any immediate application of the proceeds thereof) exceed the lesser of (i) the Revolving Credit Availability or (ii) an amount equal to (x) the aggregate of the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time MINUS (y) the aggregate Swing Line Advances outstanding at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $500,000 or an integral multiple of $500,000 in excess thereof (other than, in each case, a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments; PROVIDED, that the failure of any Revolving Credit Lender to timely fund any Revolving Credit Advances shall not excuse any other Revolving Credit Lender from timely funding its share of the subject Revolving Credit Advances. Within the limits of each Revolving Credit Lender's Unused Revolving Credit Commitment in effect from time to time, the Borrowers may borrow, repay and reborrow Revolving Credit Advances.

     (d) THE SWING LINE ADVANCES. The Borrowers may request the Swing Line Bank to make, and the Swing Line Bank may, if in its discretion it elects to do so, make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrowers from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date (i) in an aggregate principal amount not to exceed at any time outstanding $3,000,000 (the "SWING LINE FACILITY") and (ii) in an amount for each such Swing Line Borrowing not to exceed the lesser of (A) the Revolving Credit Availability and (B) an amount equal to (x) the aggregate of the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time MINUS (y) the aggregate Swing Line Advances outstanding at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be made as a Prime Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, so long as the Swing Line Bank, in its discretion, elects to make Swing Line Advances, the Borrowers may borrow and reborrow under this
Section 2.1(e) and may repay or prepay the Swing Line Advances at such times prior to the Termination Date, and in such integral multiples, as the Borrowers may elect.

     (e) LETTERS OF CREDIT. The Letters of Credit issued pursuant to this subsection (e) constitute usage of a sublimit of the Revolving Credit Commitments of the Lender Parties. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit for the account of the Borrowers from time to time on any Business Day during the period from the Closing Date until sixty (60) days before the Revolving Credit Termination Date
(i) in an aggregate Available Amount for all Letters of Credit not to exceed at any time the Issuing Bank's Letter of Credit Commitment at such time and (ii) in an Available Amount for each such Letter of Credit not to exceed the lesser of
(A) the Revolving Credit Availability and (B) an amount equal to (x) the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time MINUS
(y) the aggregate Swing Line Advances outstanding at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrowers or the beneficiary to require renewal) later than the earlier of (A) sixty (60) days before the Revolving Credit Termination Date, (B) in the case of a Standby Letter of Credit, 365 days after the date of issuance thereof and (C) in the case of a Trade Letter of Credit, 180 days after the date of issuance thereof. The foregoing notwithstanding, any Standby Letter of Credit may, by its terms, be renewable annually upon notice (a "NOTICE OF RENEWAL") given to the Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit (but in any event at least five (5) Business Days prior to the date of the proposed renewal of such Standby Letter of Credit) and upon fulfillment of the applicable conditions set forth in Article 3 unless such Issuing Bank shall have notified the Borrowers (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Standby Letter of Credit (but in any event at least thirty (30) Business Days prior to the date of automatic renewal) of its election not to renew such Standby Letter of Credit (a "NOTICE OF TERMINATION"); PROVIDED that the terms of each Standby Letter of Credit that is automatically renewable annually shall not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than sixty (60) days before the Revolving Credit Termination Date. If either a Notice of Renewal is not given by the Borrowers or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; PROVIDED, HOWEVER, that even in the absence of receipt of a Notice of Renewal, the Issuing Bank may, in its discretion unless instructed to the contrary by the Administrative Agent or the Borrowers, deem that a Notice of Renewal had been timely delivered and, in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrowers may request the issuance of Letters of Credit under this Section 2.1(f), repay any Letter of Credit Advances resulting from drawings under Letters of Credit pursuant to Section 2.3(c), and request the issuance of additional Letters of Credit under this Section 2.1(f).

     (f) EUROPEAN LETTERS OF CREDIT. The issuance of the European Letters of Credit shall be governed by the terms of Section 2.17, not Section 2.1(e) or
Section 2.3, and such European Letters of Credit do not constitute usage of the Revolving Credit Commitments.

     (g) JOINT AND SEVERAL LIABILITY. The Borrowers shall be jointly and severally liable for any and all indebtedness, liabilities and obligations hereunder, whether or not a reference to joint and several liability is made.

     (h) KBC ADVANCES. PolyVision and each of the other Borrowers shall be jointly and severally liable with the European Borrowers for and shall guarantee payment of all Obligations under the KBC Loan Agreements and the performance of all of the terms and conditions of the KBC Loan Agreements.

     SECTION 2.2  MAKING THE ADVANCES.  (a) Except as otherwise provided in
Section 2.3 or, with respect to Swing Line Advances, in Section 2.2(b), each Borrowing shall be made on notice, given not later than 1:00 P.M. (New York time) on the third Business Day prior to the date of the proposed Borrowing in the case of Eurodollar Rate Advances and on the first Business Day prior to the date of the proposed Borrowing in the case of Prime Rate Advances, by the Borrowers to the Administrative Agent, which shall give to each appropriate Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a "NOTICE OF BORROWING") may be by telephone, confirmed immediately in writing, or telex or telecopier in substantially the form of EXHIBIT F, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each appropriate Lender shall, before 11:00 A.M. (New York time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other appropriate Lenders. Upon and to the extent of the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will, notwithstanding the failure of any Lender to fund its portion of the subject Advance, make such received funds available to the Borrowers by crediting the Borrowers' Account; PROVIDED, HOWEVER, that in the case of any Revolving Credit Borrowing, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank, the Issuing Bank and by any other Revolving Credit Lender and outstanding on the date of such Revolving Credit Borrowing, PLUS interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank, the Issuing Bank and such other Revolving Credit Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

     (b) Each Swing Line Borrowing shall be made either (x) on notice, given not later than 1:00 P.M. (New York time) on the date of the proposed Swing Line Borrowing, by the Borrowers to the Swing Line Bank and the Administrative Agent or (y) pursuant to other arrangements, including, by way of example and not of limitation, arrangements for daily repayments and borrowings on each Business Day, which are satisfactory in form and substance to the Swing Line Bank, the Administrative Agent and the Borrowers. Each notice of a Swing Line Borrowing pursuant to clause (x) in the immediately preceding sentence (a "NOTICE OF SWING LINE BORROWING") shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). If, in its discretion, the Swing Line Bank elects to make a requested Swing Line Advance, the Swing Line Bank will make the amount thereof available to the Administrative Agent at the Administrative Agent's Account, in same day funds. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrowers by crediting the Borrowers' Account. Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Revolving Credit Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Revolving Credit Lender, such other Lender's Pro Rata Share of all outstanding Swing Line Advances as of the date of such demand, by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of Swing Line Advances to be purchased by such Lender. The Borrowers hereby agree to each such sale and assignment. Each Revolving Credit Lender agrees to purchase its Pro Rata Share of outstanding Swing Line Advances on (i) the Business Day on which demand therefor is made by the Swing Line Bank; PROVIDED that notice of such demand is given not later than 3:00 P.M. (New York time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Revolving Credit Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent, for the account of the Swing Line Bank, forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

     (c)    Anything in subsection (a) above to the contrary notwithstanding,
(i) the Borrowers may not select Eurodollar Rate Advances if the obligation of the appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.9 or Section 2.10, and (ii) the Eurodollar Rate Advances made on any date may not be outstanding as part of more than ten (10) separate Borrowings.

     (d) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrowers. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of or to include Eurodollar Rate Advances, the Borrowers shall jointly and severally indemnify each appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss (including loss of anticipated profits as reasonably determined by such Lender), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advance to be made by such Lender as part of such Borrowing when such Eurodollar Rate Advance, as a result of such failure, is not made on such date.

     (e) Unless the Administrative Agent shall have received notice from an appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at such time under Section
2.7 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for all purposes.

     (f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, or relieve the Administrative Agent of its obligation to deliver all funded amounts of Advances to the Borrowers in accordance herewith; but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

     SECTION 2.3 ISSUANCE OF AND DRAWINGS AND REIMBURSEMENT UNDER LETTERS OF CREDIT.

     (a) REQUEST FOR ISSUANCE. Each Letter of Credit shall be issued upon notice, given not later than 1:00 P.M. (New York time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrowers to the Issuing Bank, which shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof by telex or telecopier. Each such notice of issuance of a Letter of Credit (a "NOTICE OF ISSUANCE") shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a "LETTER OF CREDIT AGREEMENT"). If the requested form of such Letter of Credit is acceptable to the Issuing Bank, in its sole discretion, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article 3, make such Letter of Credit available to the Borrowers at their office referred to in Section 11.2 or as otherwise agreed with the Borrowers in connection with such issuance. In the event and to the extent that the provisions of any such Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

     (b) LETTER OF CREDIT REPORTS. The Issuing Bank shall furnish (i) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (ii) to the Administrative Agent, the Borrowers and each Revolving Credit Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit and (iii) to the Administrative Agent, the Borrowers and each Revolving Credit Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

     (c) DRAWING AND REIMBURSEMENT. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance which shall be a Prime Rate Advance in the amount of such draft. Each of the Borrowers, the Administrative Agent and each Revolving Credit Lender hereby acknowledges and agrees that Letter of Credit Advances may be made, or deemed made, by the Issuing Bank in respect of any Letter of Credit, and each Revolving Credit Lender shall participate in all Letter of Credit Advances made hereunder as provided herein. Upon written demand by the Issuing Bank, with a copy of such demand to the Administrative Agent, each Revolving Credit Lender shall purchase from the Issuing Bank, and the Issuing Bank shall sell and assign to each such Revolving Credit Lender, such Lender's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available (for the account of its Applicable Lending Office) to the Administrative Agent (for the account of the Issuing Bank), by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the Issuing Bank. The Borrowers hereby agree to each such sale and assignment. Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank; PROVIDED that notice of such demand is given not later than 11:00 A.M. (New York time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Issuing Bank to any other Revolving Credit Lender of a portion of a Letter of Credit Advance, the Issuing Bank represents and warrants to such other Lender that the Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Revolving Credit Lender shall not have so made its Pro Rata Share of such Letter of Credit Advance available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

     (d) FAILURE TO MAKE LETTER OF CREDIT ADVANCES. The failure of any Lender to make any Letter of Credit Advance to be made by it on the date specified in Section 2.3(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

     SECTION 2.4  REPAYMENT OF ADVANCES.

     (a) TERM A ADVANCES. The Borrowers shall repay to the Administrative Agent for the ratable account of the Term A Lenders principal of the Term A Advances on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.6):

----------------------------------        --------------------------
            Date                                    Amount
----------------------------------        --------------------------
Each of January 31, April 30,
July 31 and October 31, 1999                      $  6,491.00
----------------------------------        --------------------------
Each of January 31, April 30,
July 31 and October 31, 2000                        86,549.00
----------------------------------        --------------------------

----------------------------------        --------------------------
Each of January 31, April 30,
July 31 and October 31, 2001                       209,880.00
----------------------------------        --------------------------
Each of January 31, April 30,
July 31 and October 31, 2002                       238,009.00
----------------------------------        --------------------------
Each of January 31, April 30,
July 31 and October 31, 2003                       259,646.00
----------------------------------        --------------------------
Each of January 31, April 30,
July 31 and October 31, 2004                       281,282.50
----------------------------------        --------------------------

; PROVIDED, HOWEVER, that the final principal installment shall be in an amount equal to the aggregate principal amount of the Term A Advances outstanding on the due date of such final installment.

     (b) TERM B ADVANCES. The Borrowers shall repay to the Administrative Agent for the ratable account of the Term B Lenders principal of the Term B Advances on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.6):

----------------------------------        --------------------------
            Date                                    Amount
----------------------------------        --------------------------
Each of January 31, April 30,
July 31 and October 31, 1999                      $ 37,500.00
----------------------------------        --------------------------
Each of January 31, April 30,
July 31 and October 31, 2000
thereafter continuing  until
(and including) October 31, 2003                    50,000.00
----------------------------------        --------------------------
Each of January 31, April 30,
July 31 and October 31, 2004                     1,037,500.00
----------------------------------        --------------------------
Each of January 31, April 30,
July 31 and October 31, 2005                     3,725,000.00
----------------------------------        --------------------------

PROVIDED, HOWEVER, that the final principal installment shall be equal to the aggregate principal amount of the Term B Advances outstanding on the due date of such final installment.

     (c) REVOLVING CREDIT ADVANCES. The Borrowers shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Revolving Credit Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

     (d) SWING LINE ADVANCES. The Borrowers shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date for such Swing Line Advance (which maturity date shall be no later than the seventh day after the requested date of such Swing Line Advance) and the Revolving Credit Termination Date.

     (e) LETTER OF CREDIT ADVANCES. (i) The Borrowers shall repay to the Administrative Agent for the account of the Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of demand and the Revolving Credit Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

            (ii) The Obligations of the Borrowers under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument (except as set forth in clause
(D) below) including, without limitation, under the following circumstances:

                    (A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating to any of the foregoing (all of the foregoing being, collectively, the "L/C RELATED DOCUMENTS");

               (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrowers in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

               (C) the existence of any claim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

               (D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (unless payment thereagainst by the Issuing Bank is determined to constitute gross negligence or willful misconduct by the Issuing Bank based on failure by the Issuing Bank, due to insufficiency of documents presented or statements made, to observe the terms of the subject Letter of Credit itself); or

               (E) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any Guaranty or any other guarantee, for all or any of the Obligations of the Borrowers in respect of the L/C Related Documents.

     (f) EUROPEAN BORROWERS; EUROPEAN LETTER OF CREDIT. Principal payable on account of loans made to the European Borrowers shall be payable to KBC as and when provided in the applicable KBC Loan Agreements. Certain provisions relating to the obligations of the Borrowers to reimburse the Lender Parties in respect of draws under the European Letters of Credit are set forth in
Section 2.17.

     SECTION 2.5    REDUCTION OR TERMINATION OF THE COMMITMENTS.

     (a) (i) OPTIONAL REDUCTION. The Borrowers jointly may, upon at least three Business Days' written notice to the Administrative Agent delivered not more than once in any calendar year, permanently reduce the Revolving Credit Facility; PROVIDED, HOWEVER, that each partial reduction of such Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof, and (ii) shall be made ratably among the appropriate Lenders in accordance with their Commitments with respect to such Facility; PROVIDED, HOWEVER, that (A) the Revolving Credit Advances shall be repaid as and when necessary to cause the aggregate outstanding principal amount of all Revolving Credit Advances PLUS Letter Credit Advances PLUS Swingline Advances PLUS the Available Amount of all Letters of Credit not to exceed the Revolving Credit Facility as so reduced. In the event of any reduction in the KBC Revolving Credit Facility, each of the European Letter of Credit Lender Share and the KBC Share shall be reduced on a pro rata basis.

          (ii) OPTIONAL TERMINATION. The Borrowers jointly may, upon at least ten Business Days' written notice to the Administrative Agent, terminate this Agreement; PROVIDED, HOWEVER, that no such termination shall be effective unless
(i) both KBC Loan Agreements shall terminate concurrently, (ii) the Borrowers shall have paid in full all of the Obligations under the Loan Documents (including all "Obligations" under and as defined in each KBC Loan Agreement which shall not have been paid by the European Borrowers) in immediately available funds, and (iii) all European Letters of Credit and Letters of Credit shall have either expired or have been cash collateralized to the Administrative Agent's satisfaction. Any notice of termination given by the Borrowers shall be irrevocable unless all Lenders otherwise agree in writing, and no Lender shall have any obligation to make any Advances or issue any Letters of Credit or European Letters of Credit on or after the termination date stated in such notice. Except with respect to those Sections of this Agreement and of the KBC Loan Agreements which specifically provide that they are to survive termination, this Agreement and the KBC Loan Agreements may be terminated in their entirety only, and neither this Agreement nor either KBC Loan Agreement nor any section of any such Agreement nor any type of Loan or other extension of credit available hereunder or thereunder may be terminated singly.

     (b) MANDATORY. (i) On the date of the Term A Borrowing, after giving effect to such Term A Borrowing, and from time to time thereafter upon each repayment or prepayment of the Term A Advances, the aggregate Term A Commitments of the Term A Lenders shall be automatically and permanently reduced, on a ratable basis as among such Term A Lenders in proportion to their respective Term A Commitments by an amount equal to the amount by which the aggregate Term A Commitments immediately prior to such reduction exceed the aggregate unpaid principal amount of the Term A Advances then outstanding; PROVIDED, HOWEVER, that the Term A Commitments shall terminate, and all Advances made thereunder shall be repaid in full, no later than October 31, 2004.

          (ii) On the date of the Term B Borrowing, after giving effect to such Term B Borrowing, and from time to time thereafter upon each repayment or prepayment of the Term B Advances, the aggregate Term B Commitments of the Term B Lenders shall be automatically and permanently reduced, on a ratable basis as among such Term B Lenders in proportion to their respective Term B Commitments, by an amount equal to the amount by which the aggregate Term B Commitments immediately prior to such reduction exceed the aggregate unpaid principal amount of the Term B Advances then outstanding; PROVIDED, HOWEVER, that the Term B Commitments shall terminate, and all Advances made thereunder shall be repaid in full, no later than October 31, 2005.

          (iii) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

          (iv) In the event the Closing Date shall not have occurred by December 15, 1998, then all of the Commitments shall be automatically terminated and this Agreement shall be of no further force or effect.

     (c) EUROPEAN BORROWERS. The European Borrowers may reduce, and shall reduce, any and all commitments in effect under the terms of the KBC Loan Agreements as provided therein with respect to optional and mandatory reductions of commitments. Any permanent reduction of such commitments will cause a concurrent proportionate reduction in the European Letter of Credit Commitment.

     SECTION 2.6  PREPAYMENTS.

     (a) OPTIONAL. The Borrowers may, without premium or penalty, upon at least one (1) Business Day's notice in the case of Prime Rate Advances and three
(3) Business Days' notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrowers shall, prepay the outstanding aggregate principal amount of the Advances, in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; PROVIDED, HOWEVER, that (i) each partial prepayment shall be in an aggregate principal amount of at least $1,000,000, or an integral multiple of $1,000,000 in excess thereof and (ii) no such prepayment of a Eurodollar Rate Advance shall be made other than on the last day of an Interest Period therefor without payment by the Borrowers of the amounts provided for in Section 11.4(c). Each prepayment made pursuant to this
Section 2.6(a) shall, at the Borrowers' joint option be applied to either (i) repay the Facilities in the following manner: FIRST, to prepay Letter of Credit Advances then outstanding until such Advances are paid in full; SECOND, to prepay Swing Line Advances then outstanding until such Advances are paid in full; and THIRD, to prepay Revolving Credit Advances then outstanding until such

Revolving Credit Advances are paid in full; or (ii) repay the Facilities in the following manner: FIRST, ratably to the Term A Facility and the Term B Facility, and ratably to each unpaid installment of principal of each of the Term Facilities until such installments are paid in full; SECOND, to prepay Letter of Credit Advances then outstanding until such Advances are paid in full; THIRD, to prepay Swing Line Advances then outstanding until such Advances are paid in full; FOURTH, to prepay Revolving Credit Advances then outstanding until such Revolving Credit Advances are paid in full; and FIFTH, deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding. Upon the drawing under any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or the Revolving Credit Lenders, as applicable.

     (b) MANDATORY. (i) Within ninety (90) days following the end of each Fiscal Year, the Borrowers shall execute and deliver to the Administrative Agent a certificate of each Borrower's chief executive officer or chief financial officer demonstrating the Borrowers' calculation of Excess Cash Flow for such Fiscal Year along with a prepayment of the then outstanding Advances equal to seventy-five percent (75%) of the Borrowers' PRO RATA share (calculated as set forth below) of Excess Cash Flow for such Fiscal Year; PROVIDED, HOWEVER, that
(A) if the Consolidated Debt to EBITDA Ratio, measured at the end of such Fiscal Year of the Borrowers, for such Fiscal Year of the Borrowers, is less than or equal to 4.0 to 1.0, then the required prepayment of the then outstanding Advances shall be in the amount of fifty percent (50%) of the Borrowers' PRO RATA share of the Excess Cash Flow for such Fiscal Year rather than seventy-five percent (75%) of the Borrowers' PRO RATA share of such Excess Cash Flow; (B) in respect of payments required to be made hereunder based on Excess Cash Flow for the Fiscal Year ended April 30, 1999, such Excess Cash Flow shall be computed for the two fiscal quarters ending on April 30, 1999 (in lieu of the full Fiscal Year then ended); and (C) the Borrowers may retain from Excess Cash Flow otherwise required to be used to prepay the outstanding Advances not later than July 31, 1999 (and assuming no Default or Event of Default then exists) the amount of One Million Five Hundred Thousand ($1,500,000) Dollars (reflecting the expected net decrease in accounts receivable (as a component in changes in
Consolidated Current Assets)).   For purposes of this subsection 2.6(b)(i), (1)
the Borrowers' PRO RATA share of Excess Cash Flow will be determined by calculating the percentage that the outstanding principal balance of the Term Loans are of the total of (A) all Term Loans outstanding to the Borrowers plus
(B) all term loans outstanding to the European Borrowers under the KBC Loan Agreements and (2) in any event, Excess Cash Flow for the Foreign Subsidiaries shall be computed for the periods comprising the fiscal quarters or fiscal year of PolyVision, without regard to the existence during any relevant period of a different fiscal year end of any Foreign Subsidiary.

          (ii) Within fifteen (15) days after receipt by any Borrower or any of its Domestic Subsidiaries of Net Cash Proceeds from Asset Dispositions (other than Extraordinary Receipts the disposition of which shall be governed by the terms of subsection 2.6(b)(iv) below), the Borrowers shall prepay the then outstanding Advances in an amount equal to one-hundred percent (100%) of such Net Cash Proceeds in excess of $500,000 in any Fiscal Year (such $500,000 computed on a Consolidated basis with respect to PolyVision and all of its Subsidiaries), PROVIDED that no such prepayment need be made (A) unless the Net Cash Proceeds from any single Asset Disposition or series of related Asset Dispositions exceed $500,000 (in which case a prepayment shall be made in the amount of the entire

Asset Disposition) or until the cumulative Net Cash Proceeds from all Asset Dispositions by the Borrowers in any particular Fiscal Year exceed $500,000 (in which case a prepayment shall be made in the amount of the Net Cash Proceeds from the specific Asset Disposition (or portion thereof) causing the limit to be exceeded), except that the terms of this subsection (A) shall not be applicable in respect of Net Cash Proceeds reinvested in accordance with the terms of the following subsection (B); and (B) with respect to Asset Dispositions by the Borrowers or any Domestic Subsidiary, if the Net Cash Proceeds therefrom are used to reinvest in fixed assets (for use in its business or the business of the Domestic Subsidiaries) within 180 days (or 360 days with respect to real estate and improvements on real estate) of such Asset Disposition, PROVIDED that any such Net Cash Proceeds not so reinvested shall be used to prepay the Advances on the 181st day (or 361st day with respect to real estate and improvements on real estate).

          (iii) Within fifteen (15) days after receipt by any Borrower or any of its Domestic Subsidiaries of Net Cash Proceeds from any Debt Issuance or Equity Issuance, the Borrowers shall prepay the then outstanding Advances in an amount equal to, with respect to any (A) Debt Issuance, one hundred percent (100%) and (B) Equity Issuance, seventy-five percent (75%), of such Net Cash Proceeds; PROVIDED, HOWEVER, that a Borrower may retain one hundred percent (100%) of the proceeds of any Equity Issuance (1) used as part of the consideration for a Permitted Acquisition consummated within one-hundred eighty
(180) days after receipt of such Net Cash Proceeds or (2) reinvested in fixed assets (for use in its business or the business of any Borrower's Domestic Subsidiaries) within one-hundred eighty (180) days after receipt of such Net Cash Proceeds.

          (iv) Within fifteen (15) days after receipt of Net Cash Proceeds by any Borrower or any of its Domestic Subsidiaries from any Extraordinary Receipt received by or paid to or for the account of any Borrower or any of its Domestic Subsidiaries and not otherwise included in clause (i), (ii) or (iii) above, the Borrowers shall prepay the then outstanding Advances in an amount equal to one hundred percent (100%) of such Net Cash Proceeds in excess of $500,000 in the aggregate.

          (v) Each prepayment made pursuant to clause (i), (ii), (iii) or (iv) shall be subject to the provisions of Section 11.4(c) and shall be applied to prepay the Facilities in the following manner: FIRST, ratably to the Term A Facility and the Term B Facility and ratably to each unpaid installment of principal of each of the Term Facilities until such installments are paid in full; SECOND, to prepay Letter of Credit Advances then outstanding until such Advances are paid in full; THIRD, to prepay Swing Line Advances then outstanding until such Advances are paid in full; FOURTH, to prepay Revolving Credit Advances then outstanding until such Advances are paid in full; and FIFTH, deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding. Upon the drawing under any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or the Revolving Credit Lenders, as applicable. The amount remaining (if any) after the required prepayment of the Advances then outstanding and the 100% cash collateralization of the aggregate Available Amount of Letters of Credit then outstanding (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being referred to herein as the "REDUCTION AMOUNT") may be retained by the Borrowers. Upon the termination of all of the Commitments and the payment in full of all Obligations under the Loan Documents, including, without limitation, termination or expiration of all Letters of Credit and the indefeasible payment in full of all Obligations in respect of all Letters of Credit, then all amounts remaining on deposit in the L/C Cash Collateral Account shall be returned to the Borrowers.

          (vi) The Borrowers shall, within fifteen (15) days following the end of each month in each Fiscal Year, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such Account to equal the amount (if any) by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

          (vii) At any time that the aggregate principal amount of the Revolving Credit Advances, the Letter of Credit Advances and the Swing Line Advances PLUS the aggregate Available Amount of all outstanding Letters of Credit exceeds the Revolving Credit Availability, the Borrowers shall immediately repay Revolving Credit Advances to the extent necessary to eliminate such excess.

          (viii)    The foregoing notwithstanding, the provisions of this
Section 2.6(b) shall not be construed to permit any Equity Issuance, Debt Issuance or Asset Disposition otherwise prohibited under the terms of this Agreement.

     (c) APPLICATION OF PREPAYMENTS TO THE TERM A FACILITY AND THE TERM B FACILITY. Upon receipt of any amounts to be applied to the prepayment in respect of the Term A Facility and the Term B Facility, the Administrative Agent shall apply such amounts to the prepayment of the Term A Advances and Term B Advances ratably based on the proportions that the Term A Advances and Term B Advances respectively represent of the aggregate of all such Advances, and such prepayments within such separate Facilities shall be applied ratably to each unpaid installment of principal thereof.

     (d) EUROPEAN BORROWERS. Mandatory and optional prepayments by the European Borrowers shall be made as provided in the applicable KBC Loan Agreements.

     SECTION 2.7 INTEREST.

     (a) SCHEDULED INTEREST. The Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders, interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

          (i) PRIME RATE ADVANCES. During such periods as such Advance is a Prime Rate Advance, a rate per annum equal at all times to the sum of (x) the Prime Rate in effect from time to time PLUS (y) the Applicable Margin for such Advance in effect from time to time, payable in arrears quarterly on the last day of each fiscal quarter of PolyVision during such periods and on the date such Prime Rate Advance shall be Converted or paid in full.

          (ii) EURODOLLAR RATE ADVANCES. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance PLUS (y) the Applicable Margin for such Advance in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

     (b) DEFAULT INTEREST. Upon the occurrence and during the continuance of any Event of Default, the Borrowers shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender payable, in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and from time to time on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or
(a)(ii) above and (ii) the amount of any interest, fee or other amount payable hereunder not paid when due (whether at the stated maturity, by acceleration or otherwise) the Borrowers shall pay interest on such amount to the fullest extent permitted by law from the date such amount shall be due until such amount shall be paid in full, in arrears on the dates when such amounts are due and from time to time on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above (but in no event less than the interest rate in effect on the due date) and, in all other cases, on Prime Rate Advances pursuant to clause (a)(i) above (but in no event less than the interest rate in effect on the due date).

     (c) NOTICE OF INTEREST RATE. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.2(a), the Administrative Agent shall give notice to the Borrowers and each appropriate Lender of the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

     (d) LIMITATION ON INTEREST. All agreements between and among the Borrowers, any Guarantors, any other Loan Party and the Lender Party and/or the Administrative Agent are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to any Lender Party for the use or the forbearance of the Indebtedness incurred hereunder exceed the maximum permissible under applicable law. As used herein the term "applicable law" shall mean the law in effect as of the date hereof; PROVIDED, HOWEVER, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement and the Notes issued hereunder shall be governed by such new law as of its effective date. In this regard it is expressly agreed that it is the intent of the Borrowers, the Lender Parties and the Administrative Agent in execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If under any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due shall involve transcending the limits of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstance whatsoever the Administrative Agent or any Lender Party should ever receive as interest any amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Revolving Credit Notes and then the principal amounts evidenced by the other Notes issued hereunder and not to the payment of interest. This provision shall control every other provision of all agreements between and among the Borrowers, any Guarantors, any other Loan Party, the Administrative Agent and the Lender Parties.

     (e) EUROPEAN BORROWERS. Interest, including default interest, shall accrue on the principal amount of all loans made to the European Borrowers under the KBC Loan Agreements as provided therein. Interest payments made by the European Borrowers to KBC pursuant to the terms of the applicable KBC Loan Agreements and passed through to the Administrative Agent under the terms of the European Letter of Credit Agreements shall be paid by the Administrative Agent to the Lenders on a pro rata basis in accordance with each Lender's respective European Letter of Credit Commitment as a percentage of the aggregate European Letter of Credit Commitments.

     SECTION 2.8 FEES.

     (a) COMMITMENT FEES. The Borrowers shall pay to the Administrative Agent, for the account of the Lenders, a commitment fee, from the Closing Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, until the Revolving Credit Termination Date, payable in arrears quarterly on the last Business Day of each January, April, July and October, commencing on the first such day to occur after the date hereof and on the Revolving Credit Termination Date at a rate per annum equal to one-half of one percent (1/2 of 1%) per annum on the average daily Unused Revolving Credit Commitment of each such Lender; PROVIDED, HOWEVER, that the commitment fee shall be decreased to three-eighths of one percent (3/8 of 1%) per annum for any periods (and only during such periods) when the Consolidated Debt to EBITDA Ratio is less than 4.0 to 1 determined in the same manner and with the same method for adjustments as is the Applicable Margin. For purposes of this subsection (a), Swing Line Advances shall not constitute utilization of the Revolving Credit Commitments of the Revolving Credit Lenders.

     (b) LETTER OF CREDIT FEES AND EUROPEAN LETTER OF CREDIT FEES. (i) The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly on the last Business Day of each January, April, July and October, commencing on the first such date to occur after the Closing Date and on the earliest to occur of the full drawing, expiration, termination or cancellation of any such Letter of Credit and on the Revolving Credit Termination Date, on such Lender's Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at the rate per annum equal to the Applicable Margin then in effect for Eurodollar Advances under the Revolving Credit Facility.

          (ii) In addition to the foregoing fees described in subsection (i) above, the Borrowers shall pay to the Issuing Bank, for its own account, (A) on the Available Amount of each Letter of Credit and each European Letter of Credit, a fronting fee, for the period from the date of issuance of such Letter of Credit and each European Letter of Credit to and including the termination thereof, computed at the rate of one quarter of one percent (1/4%) per annum, payable in arrears quarterly on the last Business Day of each January, April, July and October of each year and on the date of termination thereof and (B) transfer fees and other customary fees and charges in connection with the issuance or administration of each Letter of Credit and each European Letter of Credit as the Borrower and the Issuing Bank shall agree.

     (c) ADMINISTRATIVE AGENT'S FEES. The Borrowers shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrowers and the Administrative Agent.

     (d) EUROPEAN BORROWERS. The European Borrowers will pay fees, including commitment fees, to KBC in accordance with the applicable KBC Loan Agreements.

     SECTION 2.9  CONVERSION OF ADVANCES.

     (a) OPTIONAL. The Borrowers may on any Business Day, upon notice given to the Administrative Agent not later than 1:00 P.M. (New York time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.7 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; PROVIDED, HOWEVER, that (i) any Conversion of Eurodollar Rate Advances into Prime Rate Advances shall be effective only on the last day of an Interest Period for such Eurodollar Rate Advances unless the Borrowers pay the amounts, if any, provided for in Section 11.4(c), (ii) any Conversion of Prime Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.1(c), (iii) no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.2(c) and
(iv) each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrowers.

     (b) MANDATORY. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $250,000, such Advances shall automatically Convert into Prime Rate Advances.

          (ii) If the Borrowers shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.1, the Administrative Agent will forthwith so notify the Borrowers and the appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Prime Rate Advance.


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

          (iii) Upon the occurrence and during the continuance of any Event of Default and the acceleration of the Notes, interest thereon and other amounts payable by the Borrowers under this Agreement and the other Loan Documents pursuant to Article 9, (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Prime Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

     SECTION 2.10  INCREASED COSTS, ETC.

     (a) If, after the date hereof, due to (i) the introduction or effectiveness of any change in reserve requirements included in the Eurodollar Rate Reserve Percentage, or any change in the interpretation of or any change in any law or regulation, or (ii) the compliance with any new guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate or Prime Rate Advances or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; PROVIDED, HOWEVER, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrowers by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

     (b) If, after the date hereof, due to (i) the introduction or effectiveness of, any change in, or any change in the interpretation of any law or regulation, or (ii) the compliance with any new guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or reasonably expected to be maintained by any Lender Party or any corporation controlling such Lender Party as a result of or based upon the existence of such Lender Party's commitment to lend or to issue Letters of Credit or the European Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of the Letters of Credit or the European Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in respect of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party's commitment to lend or to issue Letters of Credit or the European Letters of Credit hereunder or to the issuance or maintenance of any Letters of Credit or the European Letters of Credit. A certificate as to such amounts submitted to the Borrowers by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

     (c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders who are owed greater than 50% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrowers and the appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under any Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Prime Rate Advance and (ii) the obligation of the appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist.

     (d) Notwithstanding any other provision of this Agreement, if hereafter the introduction or effectiveness of, any change in the interpretation of, or any change in any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent, (i) each Eurodollar Rate Advance affected by the foregoing under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Prime Rate Advance and (ii) the obligation of the appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist; PROVIDED, HOWEVER, that before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

     SECTION 2.11  PAYMENTS AND COMPUTATIONS.

     (a) The Borrowers shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrowers is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one

Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrowers is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 11.7(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

     (b) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify or the Borrowers have not specified the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent shall distribute such funds to each Lender Party ratably in accordance with such Lender Party's proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding in repayment or prepayment of such of the outstanding Advances or other Obligations hereunder owed to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct.

     (c) The Borrowers hereby authorize each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrowers' accounts with such Lender Party any amount so due.

     (d) All computations of interest, fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; PROVIDED, HOWEVER, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (f) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to any Lender Party hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

     SECTION 2.12  TAXES.

     (a) Any and all payments by the Borrowers hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender Party and the Administrative Agent, net income taxes that are imposed by the United States and net income taxes (or franchise taxes imposed in lieu thereof) that are imposed on such Lender Party or the Administrative Agent by the state or foreign jurisdiction under the laws of which such Lender Party or the Administrative Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender Party, net income taxes (or franchise taxes imposed in lieu thereof) that are imposed on such Lender Party by the state or foreign jurisdiction of such Lender Party's Applicable Lending Office or any political subdivision thereof, and
(iii) in the case of any Lender Party that becomes a Lender Party after the Closing Date pursuant to Section 11.7, any taxes imposed by the United States solely by reason of the organization or incorporation of such Lender Party outside the United States (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "TAXES"). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, the Borrowers shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "OTHER TAXES").

     (c) The Borrowers shall indemnify each Lender Party and the Administrative Agent for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, except with respect to any Lender Party or the Administrative Agent, as the case may be, for such a liability arising from such Lender Party's or the Administrative Agent's, as the case may be, willful misconduct or gross negligence. This indemnification shall be made within thirty (30) days from the date such Lender Party or the Administrative Agent, as the case may be, makes written demand specifying in reasonable detail the basis therefor.

     (d) Within thirty (30) days after the date of any payment of Taxes, the Borrowers shall furnish to the Administrative Agent, at its address referred to in Section 11.2, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder or under the Notes by or on behalf of the Borrowers through an account or branch outside the United States or by or on behalf of the Borrowers by a payor that is not a United States person, if the Borrowers determine that no Taxes are payable in respect thereof, the Borrowers shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "UNITED STATES" and "UNITED STATES PERSON" shall have the meanings specified in
Section 7701 of the Internal Revenue Code.

     (e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender or Initial Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it became a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrowers or the Administrative Agent (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrowers with two (2) original Internal Revenue Service forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; PROVIDED, HOWEVER, that, if at the date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender Party reasonably considers to be confidential, the Lender Party shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.


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

     (f) For any period with respect to which a Lender Party has failed to provide the Borrowers with the appropriate form described in subsection (e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e)), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure; PROVIDED, HOWEVER, that should a Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

     (g) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

     SECTION 2.13 SHARING OF PAYMENTS, ETC. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (i) on account of Obligations due and payable to such Lender Party hereunder or under the Notes at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations hereunder due and payable to such Lender Party at such time to (y) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder or under the Notes at such time obtained by all the Lender Parties at such time or (ii) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations hereunder owing to such Lender Party at such time to (y) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and each such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party's ratable share (according to the proportion of (x) the purchase price paid to such Lender Party to (y) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party's ratable share (according to the proportion of (x) the amount of such other Lender Party's required repayment to (y) the total amount of all such required repayments to the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.

The Borrowers agree that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrowers in the amount of such participation.

     SECTION 2.14 USE OF PROCEEDS. The proceeds of the Advances and issuances of Letters of Credit shall be available, and the Borrowers shall use such proceeds and Letters of Credit solely (a) to finance in part the AIG Acquisition, (b) to pay fees and expenses incurred in connection with the AIG Acquisition and the Transaction, and (c) to finance working capital and capital expenditures of the Borrowers.

     SECTION 2.15  DEFAULTING LENDERS.  (a)  In the event that, at any one time,
(i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrowers and (iii) the Borrowers shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrowers may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the obligation of the Borrowers to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrowers shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrowers shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to
Section 2.1. Such Advance shall be a Prime Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.1, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrowers shall notify the Administrative Agent at any time the Borrowers exercise their right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrowers to or for the account of such Defaulting Lender which is paid by the Borrowers, after giving effect to the amount set off and otherwise applied by the Borrowers pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

     (b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lender Parties and (iii) the Borrowers shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrowers to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents, payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lender Parties and, if the amount of such payment made by the Borrowers shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lender Parties, in the following order of priority:

          (i) FIRST, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent; and

          (ii) SECOND, to the Lender Parties for any Defaulted Amounts then owing to such Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such Lender Parties.

Any portion of such amount paid by the Borrowers for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

     (c) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrowers, the Administrative Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrowers or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Fleet, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Fleet's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required


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

to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

          (i) FIRST, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder;

          (ii) SECOND, to the Lender Parties for any amount then due and payable by such Defaulting Lender to such Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such Lender Parties; and

          (iii) THIRD, to the Borrowers for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations then or theretofore due and payable to such Lender Party at such time under this Agreement and the other Loan Documents in such manner as the Administrative Agent shall reasonably direct (or, if no such Obligations are then due and payable to such Lender Party, or, if no such Obligations are otherwise then due and payable to any Lender Party or the Administrative Agent hereunder or under any of the other Loan Documents or the amounts distributable to such Lender Party exceed such Obligations, the excess amounts shall be paid over to the Borrowers).

     (d)  The rights and remedies against a Defaulting Lender under this Section
2.15 are in addition to other rights and remedies that the Borrowers may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

     SECTION 2.16   DOMICILE OF LOANS.

     Each Lender may transfer and carry its Loans at, to or for the account of any office, subsidiary or affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 2.16 would, at the time of such transfer, result in increased costs under Section 2.10 or 2.12 hereof from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other reasonable increased costs of the type described above resulting from changes after the date of the respective transfer).

     SECTION 2.17  EUROPEAN LETTERS OF CREDIT.

     (a) ISSUANCE OF EUROPEAN LETTERS OF CREDIT; PARTICIPATION BY LENDERS. Provided each of the conditions precedent set forth in Article 3 hereof shall have been fulfilled to the satisfaction of the

European Letter of Credit Bank, the European Letters of Credit shall be issued on the Closing Date. Each notice of reduction with respect to, a European Letter of Credit shall specify therein the requested date of such reduction (which shall be a Business Day). The European Letter of Credit Bank shall have no obligation to issue the European Letters of Credit in the event the Lenders shall, for any reason, have no obligation to participate therein as hereinafter provided. All European Letters of Credit shall comply with the terms and conditions of the European Letter of Credit Agreements.

     (b) PARTICIPATION IN EUROPEAN LETTERS OF CREDIT. Immediately upon the issuance of the European Letters of Credit, each Lender that has a European Letter of Credit Commitment shall be deemed to, and hereby severally agrees to, have irrevocably purchased from the European Letter of Credit Bank a participation in each European Letter of Credit and drawings thereunder in an amount equal to such Lender's pro rata share (based upon the proportion that its European Letter of Credit Commitment bears to the aggregate European Letter of Credit Commitments of all of the Lenders) of the maximum amount which is or at any time may become available to be drawn under such European Letters of Credit.

     (c) REIMBURSEMENT OBLIGATION. The European Letter of Credit Bank shall immediately notify the Borrowers and the Administrative Agent of its determination to honor a request for drawing under any European Letter of Credit, and the Borrowers shall reimburse the European Letter of Credit Bank on the date on which such drawing is honored (such date, the "DISBURSEMENT DATE") in same day funds equal to the amount of such drawing, together with interest thereon, if reimbursement is not made on such date, at a rate per annum equal to 2% per annum above the rate per annum from time to time in effect for Prime Rate Revolving Credit Advances from the Disbursement Date to the date of reimbursement.

     (d)  LENDERS' FUNDING OBLIGATIONS.

          (i) In the event that the Borrowers shall fail for any reason to reimburse the European Letter of Credit Bank as provided in paragraph (c) above, the Administrative Agent shall promptly notify each Lender that has a European Letter of Credit Commitment of the unreimbursed amount of such drawing and of such Lender's respective participation therein based on such Lender's European Letter of Credit Commitment, and each such Lender shall make available to the Administrative Agent an amount equal to its respective participation in same day funds, at the office of the Administrative Agent specified in such notice, not later than 11:00 a.m. (New York time) on the first Business Day after the date notified by the Administrative Agent. In the event that any such Lender shall fail to make available to the Administrative Agent on such Business Day the amount of such Lender's participation in the European Letters of Credit, as provided in this paragraph (d), the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate per annum equal to the Prime Rate for and determined as of each day during such period. Nothing in this paragraph (d) shall be deemed to relieve the Borrowers from their obligation to reimburse the Administrative Agent as provided in the foregoing paragraph (c).



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

          (ii) In the event that the Administrative Agent shall have been reimbursed by the Lenders that have European Letter of Credit Commitments for all or any portion of any drawing honored by the European Letter of Credit Bank under any European Letter of Credit, the Administrative Agent shall distribute to each Lender which has paid all amounts payable by it hereunder with respect to such drawing such Lender's pro rata share (based upon the proportion that its European Letter of Credit Commitment bears to the aggregate European Letter of Credit Commitments of all of the Lenders) of all payments subsequently received by the Administrative Agent from the Borrowers in reimbursement of such drawing when such payments are received. Promptly upon receipt by the Administrative Agent of any payment of interest in respect of the Borrowers' reimbursement obligation with respect to a drawing, in the event the Administrative Agent shall have been reimbursed by any Lender that has a European Letter of Credit Commitment for all or any portion of such drawing, the Administrative Agent shall distribute to such Lender which has paid all amounts payable by it hereunder with respect to such drawing such Lender's pro rata share (based upon the proportion that its European Letter of Credit Commitment bears to the aggregate European Letter of Credit Commitments of all of the Lenders) of any interest received by the Administrative Agent in respect of that portion of such drawing so reimbursed by such Lender.

     (e) FEES. Certain matters relating to fees payable in respect of the European Letters of Credit are referred to in Section 2.8.

     SECTION 2.18  JOINT AND SEVERAL LIABILITY OF BORROWERS

     (a) Notwithstanding any other provision or implication in this Agreement, or any failure to designate whether liability is joint or several, each Borrower hereby agrees that such Borrower is jointly and severally liable for the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of all Obligations under the Loan Documents owed or hereafter owing to the Secured Parties by each other Borrower. Each Borrower agrees that its liability for such Obligations is absolute and unconditional, irrespective of, and unaffected by,

          (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

          (ii) the absence of any action to enforce this Agreement (including this Section 2.18) or any other Loan Document or any waiver or consent by the Lender Parties with respect to any of the provisions thereof;

          (iii) the existence, value or condition of, or failure to perfect its Lien against, any security for such Obligations or any action, or the absence of any action, by the Administrative Agent or the Lender Parties in respect thereof (including, without limitation, the release of any such security);

          (iv)   the insolvency of any Loan Party; or


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

          (v) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by each Borrower that its Obligations under this Agreement and the other Loan Documents shall not be discharged until the payment and performance, in full, of such Obligations has occurred, and any allocations of any payments or prepayments made hereunder shall not affect the Borrowers' joint and several liability for such Obligations. Each Borrower shall be regarded as principal debtor with respect to such Obligations. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise to compel the Administrative Agent or the Secured Parties to marshal assets or to proceed in respect of the Obligations against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among the Borrowers, the Administrative Agent and the Secured Parties that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this
Section 2.18 and such waivers, the Administrative Agent and the Lender Parties would decline to enter into this Agreement.

     (b) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations under the Loan Documents any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defense available to a surety, guarantor or accommodation co-obligor until such Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this waiver is intended to benefit the Administrative Agent and the Secured Parties and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Section 2.18 and that the Administrative Agent, the Lender Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 2.18.

     (c) If the Administrative Agent on behalf of the Secured Parties may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Administrative Agent a Lien, for the ratable benefit of the Secured Parties upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Administrative Agent may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 2.18 or otherwise. If, in the exercise of any of its rights and remedies, the Administrative Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by the Administrative Agent and waives any claim based upon such action, even if such action by the Administrative Agent shall result in a full or partial loss of any rights of subrogation which each Borrower might otherwise have had but for such action by the Administrative Agent. Any election of remedies which result in the denial or impairment of the right of the Administrative Agent to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations under the Loan Documents. In the event the Administrative Agent shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, the Administrative Agent may bid all or less than the amount of the Obligations under the Loan Documents and the amount of such bid need not be paid by the Administrative Agent but shall be credited against such Obligations. The amount of the successful bid at any such sale which is conducted in a commercially reasonable manner (to the extent so required by applicable law) and in accordance with applicable law, whether the Administrative Agent or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations under the Loan Documents shall be conclusively deemed to be the amount of such Obligations guaranteed under this Section 2.18, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent or Secured Parties might otherwise be entitled but for such bidding at any such sale.

     (d) FRAUDULENT CONVEYANCES. Notwithstanding Sections 2.18(a), (b) and (c) above, it is the intent of the parties hereto that the liability incurred by a Borrower in respect of the Obligations hereunder of the other Borrowers (and any Lien granted by a Borrower to secure such Obligations), not constitute a Fraudulent Conveyance. Consequently, each Borrower, the Administrative Agent and each Lender Party hereby agrees that if a court of competent jurisdiction determines that the incurrence of liability by a Borrower in respect of the Obligations hereunder of any other Borrower (or any Liens granted by a Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly. For purposes of this Section, "Fraudulent Conveyance" shall mean a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, province, nation or other governmental unit, as in effect from time to time.


                                      ARTICLE 3
                                CONDITIONS OF LENDING

     SECTION 3.1 CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT. The obligation of each Lender to make an Advance or of the Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of each of the following conditions precedent before or concurrently with the Initial Extension of Credit:

     (a) The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent and the Lenders, and in sufficient copies (except for the Notes), for the Administrative Agent and each Initial Lender:

          (i) The Notes payable to the order of the Initial Lenders duly executed by the Borrowers.

          (ii) A security agreement in substantially the form of EXHIBIT G-1 granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first and only (subject to Permitted Liens) priority security interest in all of the personal property and assets of each Borrower and each Domestic Subsidiary (as hereafter amended, supplemented or otherwise modified from time to time in accordance with its terms, the "INITIAL SECURITY AGREEMENT"), duly executed by each Borrower and each Domestic Subsidiary, together with:

                 (A) proper, duly executed financing statements under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first and only (subject to Permitted Liens) priority Liens and security interests created under the Initial Security Agreement, covering the Collateral described in the Initial Security Agreement;

                 (B) completed requests for information, dated on or before the date of the Initial Extension of Credit, listing all effective financing statements filed that name any Borrower or any Domestic Subsidiary as debtor, together with copies of such financing statements;

                 (C) evidence of the completion of all other recordings and filings of or with respect to the Initial Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby;

                 (D) evidence of the insurance required by the terms of the Initial Security Agreement;

                 (E) copies of the Assigned Agreements, if any, referred to in the Initial Security Agreement, together with a consent to such assignments, if any, in substantially the form of Exhibit B to the Initial Security Agreement, duly executed by each party to such Assigned Agreements other than the Borrowers or Subsidiaries;

                 (F) certificates representing the Pledged Shares referred to in the Initial Security Agreement, accompanied by undated stock powers executed in blank and irrevocable proxies (exercisable only during the continuance of an Event of Default);

                 (G) in the case of each of any Borrower's Foreign Subsidiaries, all action necessary to allow the Administrative Agent to obtain a valid and enforceable, first priority, perfected security interest in 65% (or up to 100% if not prohibited by applicable law or resulting in materially adverse tax consequences to any Borrower or any Subsidiary) of the stock of such Foreign Subsidiary and opinions in form and substance satisfactory to (and addressed to) the Lenders and the Administrative Agent from appropriate local and foreign counsel; and


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

                 (H) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first and only (subject to Permitted Liens) priority liens and security interests created under the Initial Security Agreement has been taken by the applicable Loan Party, INCLUDING, without limitation payment of all necessary or appropriate filing and recording fees and taxes.

          (iii) A collateral assignment of lease in substantially the form of EXHIBIT H assigning to the Administrative Agent, for the ratable benefit of the Secured Parties, by Posterloid, the leasehold interest in the lease of Posterloid's facility located in Long Island City, New York, and by Greensteel, the leasehold interest in the lease of Greensteel's facility located in Riverside, California (each, as hereafter amended, supplemented or otherwise modified from time to time in accordance with its terms, a "COLLATERAL ASSIGNMENT OF LEASE"), duly executed by the applicable Loan Party, together with a recognition agreement duly executed by the property owner pursuant to which the property owner shall (A) consent to such collateral assignment, (B) acknowledge the interest of the Administrative Agent, for the ratable benefit of the Secured Parties and (C) permit the Administrative Agent to become the successor in interest to the applicable Loan Party under the lease.

          (iv)   (A)     Fully executed counterparts of Mortgages duly executed
by the applicable Loan Party, together with evidence that counterparts of the Mortgages have been delivered to a title insurance company (reasonably acceptable to the Administrative Agent) insuring the Lien of the Mortgages for recording in all places to the extent necessary or desirable, in the reasonable judgment of the Lenders, to create a valid and enforceable first priority lien on each Mortgaged Property listed on SCHEDULE 4.21 (subject only to Permitted Real Property Encumbrances) in favor of the Administrative Agent (or a trustee acting on behalf of the Administrative Agent required or desired under local law) for the benefit of the Secured Parties;

                         (B) If required by the Administrative Agent, mortgagee title insurance policies (or binding commitments to issue such title insurance policies) which shall (1) be issued to the Administrative Agent for the benefit of the Secured Parties by title insurance companies reasonably satisfactory to the Administrative Agent (the "MORTGAGE POLICIES") in amounts reasonably satisfactory to the Administrative Agent insuring that the Mortgages are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects, encumbrances and other Liens except Permitted Real Property Encumbrances, (2) be in form and substance reasonably satisfactory to the Administrative Agent, (3) include, as appropriate, an endorsement for future advances under this Agreement, the Notes and the Mortgages and such other endorsements that the Administrative Agent in its discretion may reasonably request, (4) not include an exception for mechanics' liens, and
     (5) provide for affirmative insurance and such reinsurance (including direct access agreements) as the Administrative Agent in its discretion may reasonably request; and

                         (C) If required by the Administrative Agent, surveys, in form and substance satisfactory to the Administrative Agent, of each Mortgaged Property listed on SCHEDULE 4.21, dated a recent date reasonably acceptable to the Administrative Agent, certified by a licensed professional surveyor in a manner satisfactory to the Administrative Agent for the benefit of the Lenders.

          (v) An intellectual property security agreement in substantially the form of EXHIBIT I granting to the Administrative Agent for the ratable benefit of the Secured Parties a first and only priority security interest in all of each Borrower's and each Domestic Subsidiary's intellectual property (together with each other intellectual property security agreement delivered pursuant to Section 5.13, in each case as amended, supplemented or otherwise modified from time to time in accordance with its terms, each an "INTELLECTUAL PROPERTY SECURITY AGREEMENT"), duly executed by each Borrower and each Domestic Subsidiary, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first and only priority Liens and security interests created under the Intellectual Property Security Agreement has been taken.

          (vi) A guaranty in substantially the form of EXHIBIT J guarantying the prompt payment, when and as due, of all obligations of the European Borrowers under the KBC Loan Documents (as hereafter amended, supplemented or otherwise modified from time to time in accordance with its terms, the "KBC GUARANTY"), duly executed by each Borrower.

          (vii) A guaranty in substantially the form of EXHIBIT K guarantying the prompt payment, when and as due, of all Obligations of the Loan Parties under the Loan Documents, including all obligations under any Hedge Agreements or other hedging agreements (as hereafter amended, supplemented or otherwise modified from time to time in accordance with its terms (the "SUBSIDIARY GUARANTY"), duly executed by APV.

          (viii) A security agreement in substantially the form of Exhibit G-2 granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first and only (subject to Permitted Liens) priority security interest in all of the personal property and assets of AIG (as hereafter amended, supplemented or otherwise modified from time to time in accordance with its terms, the "AIG Security Agreement"), duly executed by AIG, together with:

                 (A) certificates representing all of the issued and outstanding capital stock of Alliance America Corporation, accompanied by undated stock powers executed in blank; and

                 (B)  evidence that all other action that the Administrative
Agent may deem   necessary or desirable in order to perfect and protect the
first and only (subject to Permitted    Liens) priority liens and security
interests created under the AIG Security Agreement has      been taken by AIG,
INCLUDING, without limitation payment of all necessary or appropriate filing and recording fees and taxes.

     (b) The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent and the Lenders, and in sufficient copies (except for the Notes), for the Administrative Agent and each Initial Lender:

          (i) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the AIG Acquisition, this Agreement, the Notes, and each other Loan Document and AIG Acquisition Document to which it is or is to be a party and each of the Merger Documents to which it is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the AIG Acquisition, this Agreement, the Notes, and each other Loan Document and AIG Acquisition Document and certified copies of each of the Merger Documents.

          (ii) A copy of the charter of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the Initial Extension of Credit) by the Secretary of State of the jurisdiction of its incorporation as being a true and correct copy thereof.

          (iii) A copy of a certificate of the Secretary of State of the jurisdiction of its incorporation, dated within ten (10) Business Days prior to the date of the Initial Extension of Credit, listing the charter of each Loan Party and each amendment thereto on file in its office and certifying that (A) such amendments are the only amendments to such Loan Party's charter on file in its office, (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is duly incorporated and in good standing under the laws of the State of the jurisdiction of its incorporation.

          (iv) A copy of a certificate of the Secretary of State of each State listed on SCHEDULE 4.2, dated reasonably near the date of the Initial Extension of Credit, stating that each Loan Party specified for such State on
SCHEDULE 4.2 is duly qualified and in good standing as a foreign corporation in such State and has filed all annual reports required to be filed to the date of such certificate.

          (v) A certificate of each Loan Party signed on behalf of such Loan Party by a Responsible Officer and the Secretary or an Assistant Secretary of such Loan Party, dated the date of the Initial Extension of Credit (and the statements made in such certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State's certificate referred to in Section 3.1(a), (B) a true and correct copy of the bylaws of such Loan Party as in effect on the date of the Initial Extension of Credit, (C) the due incorporation and good standing of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties made by such Loan Party in the Information Memorandum, any Pre-Commitment Information, the Loan Documents and the AIG Acquisition Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default or an Event of Default.

          (vi) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement, the Notes, each other Loan Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

          (vii) Such financial, business and other information regarding each Loan Party and each such Person's Subsidiaries as any of the Lenders shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, Environmental Actions, Environmental Permits, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, audited annual financial statements dated April 30, 1998 for PolyVision and its Subsidiaries and December 31, 1997 for AIG and its Subsidiaries, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Initial Lenders' due diligence review reveals material changes since such financial statements, as of a later date within thirty (30) days of the day of the Initial Extension of Credit), pro forma financial statements as to each of the Borrowers and forecasts prepared by management of the Borrowers, all in form and substance reasonably satisfactory to the Lenders.

          (viii) A Notice of Borrowing pursuant to which the Borrowers shall request an Initial Extension of Credit in such amounts so that the aggregate principal amount of the Senior Subordinated Notes and indebtedness outstanding under the Facilities, including the face amount of all European Letters of Credit, on the Closing Date shall not exceed Seventy-Four Million Dollars ($74,000,000).

          (ix)   A Borrowing Base Certificate.

     (c)  (i)    The conversion of Alpine's and Kirkbi Project A/S' preferred stock and accrued dividends in PolyVision into common stock and/or preferred stock of PolyVision shall have occurred all upon terms and conditions satisfactory to the Administrative Agent.

          (ii) Alpine shall have contributed not less than Five Million ($5,000,000) Dollars cash as a capital contribution to PolyVision in consideration for the issuance by PolyVision to Alpine of shares of PolyVision Preferred Stock on terms and conditions satisfactory to the Administrative Agent.

          (iii) The Junior Subordinated Note shall have been issued on terms and conditions satisfactory to the Administrative Agent.

          (iv) PolyVision shall have issued and received the full gross proceeds of not less than Twenty-Five Million ($25,000,000) Dollars (less customary transaction costs) of the Senior Subordinated Notes with a current pay cash coupon of not greater than thirteen percent (13%) per annum and maturity and amortization of at least eight (8) years following the Closing Date, all upon terms and conditions satisfactory to the Administrative Agent.

          (v) The Administrative Agent shall have received copies of all agreements, instruments and documents evidencing or relating to the foregoing described in this subsection (c), all of which shall be satisfactory in form and substance to the Administrative Agent, and certified as true and complete by a Responsible Officer.

     (d) The Initial Lenders shall be satisfied with the corporate, tax and legal structure and capitalization of PolyVision and each of its Subsidiaries on a pro forma basis after giving effect to the AIG Acquisition, including, without limitation, the terms and conditions of the charter, by-laws and each class of capital stock of PolyVision and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

     (e) The Initial Lenders shall be satisfied that all Existing Debt, other than the Debt identified on SCHEDULE 4.19(B) which shall remain outstanding from and after the Closing Date (the "SURVIVING DEBT"), has been (or upon consummation of the AIG Acquisition will be) prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and that all Surviving Debt shall be on terms and conditions satisfactory to the Initial Lenders.

     (f) There shall have occurred no change (i) since April 30, 1998 with respect to the Borrowers and their Subsidiaries (excluding AIG and its Subsidiaries) and (ii) since December 31, 1997, with respect to AIG and its Subsidiaries, that could reasonably be expected to result in a Material Adverse Effect.

     (g) There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that could reasonably be expected to have a Material Adverse Effect, nor shall there have been any change in the status or financial effect on Alpine, the Borrower or any of its respective Subsidiaries of the Disclosed Litigation from that described on SCHEDULE 4.9 which change could reasonably be expected to have a Material Adverse Effect.

     (h) All governmental and third party consents and approvals necessary in connection with each aspect of the AIG Acquisition, the Mergers and the Facilities shall have been obtained (without the imposition of any conditions that are not acceptable to the Initial Lenders) and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by any governmental authority; and no law or regulation shall be applicable in the reasonable judgment of the Initial Lenders that restrains, prevents or imposes materially adverse conditions upon any aspect of the AIG Acquisition, the Mergers or the Facilities.

     (i) The Initial Lenders shall have completed a due diligence investigation of the Borrowers, the other Loan Parties and their respective Subsidiaries in scope, and with results, satisfactory to the Initial Lenders; the Borrowers and each of the other Loan Parties shall have given the Administrative Agent such access to their respective books and records as the Administrative Agent may have requested upon reasonable notice in order to carry out its investigations, appraisals and analyses, including, but not limited to, calculation of the value of Eligible Receivables and Eligible Inventory, and the Administrative Agent shall have received all additional financial, business and other information regarding the Borrowers and their Subsidiaries and properties as they shall have reasonably requested. All of the information, taken as a whole, provided by or on behalf of the Borrowers or any of their Subsidiaries to the Administrative Agent and the Initial Lenders prior to their commitment in respect of the Facilities (the "PRE-COMMITMENT INFORMATION") shall be true and correct in all material respects, and no development or change shall have occurred, and no additional information shall have come to the attention of the Administrative Agent or the Initial Lenders, that (i) has resulted in or could reasonably be expected to result in a material change in, or material deviation from, the Pre-Commitment Information, taken as a whole, or (ii) has had or could reasonably be expected to have a Material Adverse Effect. The Administrative Agent shall be reasonably satisfied with the results, taken as a whole, of interviews conducted and other investigations made with respect to the Borrower's relationships with its customers.

     (j) The Borrowers and each Guarantor (other than APV) shall have delivered a certificate, in form and substance reasonably satisfactory to the Administrative Agent, attesting to the Solvency of the Borrowers or such Guarantor, as applicable, immediately before and immediately after giving effect to the Transaction, from its respective chief financial officer or any financial vice president.

     (k) The Borrowers shall have demonstrated to the Administrative Agent's reasonable satisfaction that: (i) the operations of the Borrowers and their Subsidiaries comply in all material respects with applicable Environmental Laws and health and safety statutes and regulations, including, without limitation, regulations promulgated under the Federal Resource Conservation and Recovery Act; (ii) except as set forth in SCHEDULE 3.1(K), such operations are not the subject of any federal, state or local investigation evaluating the need for remedial action involving an expenditure exceeding $100,000 individually or $250,000 in the aggregate to respond to such Environmental Actions;
(iii) neither PolyVision nor any Borrower nor any of its Subsidiaries has or could reasonably be expected to have any material contingent liability in connection with any Environmental Action; (iv) Borrowers have completed such environmental audits and investigations (including "Phase I" and "Phase II" environmental audits), as the Administrative Agent may reasonably request with respect to the operations of the Borrowers and their Subsidiaries and such audits and investigations have not uncovered any condition or conditions not disclosed in the Pre-Commitment Information which could be reasonably expected to have a Material Adverse Effect on the Borrowers and their Subsidiaries.

     (l) The Lenders shall be satisfied that (i) the Borrowers and their Subsidiaries will be able to meet their respective obligations under all employee and retiree welfare plans, (ii) the employee benefit plans of the Borrowers and their Subsidiaries are, in all material respects, funded in accordance with the minimum statutory requirements, (iii) no ERISA Event has occurred (but excluding events for which reporting has been waived) as to any such employee benefit plan, (iv) no termination of, or withdrawal from, any such employee benefit plan has occurred or is contemplated that could reasonably be expected to result in a material liability and (v) no withdrawal liability has occurred in connection with any Multiemployer Plan contributed to by a Borrower or an ERISA Affiliate. The Borrowers shall have delivered to the Administrative Agent certified copies of each employment agreement and other compensation arrangement with each executive officer (including, without limitation, Michael
Dunn) of such  Borrower.

     (m) The Administrative Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrowers and their Subsidiaries, and the Administrative Agent shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as loss payee or an additional insured, as applicable, under all insurance policies to be maintained with respect to the properties of the Borrowers and their Subsidiaries forming any part of the Lenders' Collateral under the Initial Security Agreement and the other Loan Documents and Collateral Documents.

     (n) The Administrative Agent shall have received satisfactory opinions of counsel for Alpine, the Borrowers and the other Loan Parties and local, foreign and special counsel thereto, to the extent requested by the Administrative Agent, as to the Transaction.

     (o) There shall exist no Default or Event of Default under any of the Loan Documents, and all legal matters incident to the Initial Extension of Credit shall be reasonably satisfactory to counsel for the Administrative Agent.

     (p) All accrued reasonable fees and expenses of the Administrative Agent (including the reasonable fees and expenses of counsel for the Administrative Agent and local counsel for the Administrative Agent) shall have been paid at Closing.

     (q) The AIG Acquisition shall have been consummated (prior to or simultaneously with the Initial Extension of Credit) pursuant to the terms and conditions of the AIG Acquisition Agreement (and none of the material terms or conditions of the AIG Acquisition Agreement shall have been waived or modified except with the consent of the Administrative Agent and the Required Lenders, not unreasonably withheld or delayed) and in compliance with all applicable laws and with all necessary consents and approvals (except immaterial consents the absence of which shall have been consented to by the Administrative Agent, not unreasonably withheld or delayed). The final terms and conditions of the AIG Acquisition Documents and the resulting corporate structure of the Borrowers and their Subsidiaries following the AIG Acquisition shall be satisfactory in all respects to the Administrative Agent and the Lenders, and the Administrative Agent shall have received certified copies of each of the AIG Acquisition Documents, each of which shall be satisfactory to the Lenders and in full force and effect.

     (r) The Mergers shall have been consummated (prior to or simultaneously with the Initial Extension of Credit) pursuant to the terms and conditions of the Merger Documents (and none of the material terms or conditions of any of the Merger Documents shall have been waived or modified except with the consent of the Administrative Agent and the Required Lenders, not unreasonably withheld or delayed) and in compliance with all applicable laws and with all necessary consents and approvals (except immaterial consents the absence of which shall have been consented to by the Administrative Agent, not unreasonably withheld or delayed). The final terms and conditions of the Merger Documents and the resulting corporate structure of the Borrowers and their Subsidiaries following the Mergers shall be satisfactory in all respects to the Administrative Agent and the Lenders, and the Administrative Agent shall have received certified copies of each of the Merger Documents, each of which shall be satisfactory to the Lenders and in full force and effect.

     (s) The Administrative Agent shall be satisfied that there are no state takeover laws and no supermajority charter provisions applicable to the AIG Acquisition, or that any conditions to avoiding such restrictions have been satisfied.

     (t) All Advances made under this Agreement shall be in full compliance with all applicable requirements of law, including, without limitation, Federal Reserve Regulations T, U, and X.

     (u) The Administrative Agent shall have received a duly executed and delivered counterpart of landlord waivers from all landlords and bailee letters from all warehousemen and bailees with respect to any Inventory located at a location that is not owned by the Borrowers or their Subsidiaries, as deemed necessary or desirable in the Administrative Agent's sole discretion, to preserve or otherwise in respect of the Administrative Agent's rights in Collateral except in respect of immaterial amounts as described by the Borrowers to the Administrative Agent in writing prior to the Closing Date. The Administrative Agent shall also have received such bank consent agreements, third party consents, intercreditor agreements or other agreements, as deemed necessary or desirable in the Administrative Agent's sole discretion, to preserve or otherwise in respect of the Administrative Agent's rights in the Collateral, subject to Permitted Liens.

     (v) The Administrative Agent shall have received such other approvals, opinions or documents as any Initial Lender through the Administrative Agent may reasonably request, and all legal matters incident to such Borrowing shall be satisfactory to counsel for the Administrative Agent.

     SECTION 3.2 CONDITIONS PRECEDENT TO EACH BORROWING AND ISSUANCE. The obligation of each appropriate Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank or a Revolving Credit Lender pursuant to
Section 2.3(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.2(b)), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance thereof) or renew a Letter of Credit and the right of the Borrowers to request the issuance or renewal of a Letter of Credit, shall each be subject to the further conditions precedent that on the date of each such Borrowing or issuance or renewal:

          (a) Each of the conditions precedent listed in Section 3.1 shall have been satisfied or waived in accordance with this Agreement.

          (b) The following statements shall be true and the Administrative Agent shall have received a certificate signed on behalf of the Borrowers by a duly authorized Responsible Officer of each Borrower, dated the date of such Borrowing or issuance or renewal, stating that (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, or Notice of Issuance or Notice of Renewal and the acceptance by the Borrowers of the proceeds of a Borrowing or of a Letter of Credit or the renewal of a Letter of Credit shall constitute a representation and warranty by the Borrowers that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

          (i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date (subject to changes not prohibited by this Agreement which have occurred in the ordinary course of business, and do not individually or in the aggregate have a Material Adverse Effect) before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date;

          (ii) no event has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default; and

          (iii) for each Revolving Credit Advance, Swing Line Advance made by the Swing Line Bank or issuance or renewal of any Letter of Credit, the Borrowing Base equals or exceeds the aggregate principal amount of the Revolving Credit Advances PLUS Swing Line Advances PLUS Letter of Credit Advances PLUS the aggregate Available Amount of all Letters of Credit then outstanding after giving effect to such Advances or issuance or renewal, respectively.

     (c) The Administrative Agent shall have received such other documents as the Administrative Agent may reasonably request, and all legal matters incident to such Borrowing or issuance of such Letter of Credit shall be reasonably satisfactory to counsel for the Administrative Agent.

     SECTION 3.3 CONDITIONS PRECEDENT TO ISSUANCE OF EUROPEAN LETTERS OF CREDIT. The obligation of the European Letter of Credit Bank to issue the European Letters of Credit shall be subject to the further conditions precedent that on the date of such issuance:

     (a) Each of the conditions precedent listed in Section 3.1 shall have been satisfied or waived in accordance with this Agreement.

     (b) The European Borrowers and KBC shall have entered into each of the KBC Loan Agreements, a copy of which (together with all related KBC Loan Documents) shall have been delivered to the Administrative Agent and shall be satisfactory in all respects to the European Letter of Credit Bank, and KBC shall have made the initial extensions of credit to be made thereunder.

     (c) The European Letter of Credit Bank and KBC shall have entered into the European Letter of Credit Agreements.

     (d) The Administrative Agent shall have received such other approvals, opinions or documents as the European Letter of Credit Bank may reasonably request, and all legal matters incident to such issuance of such European Letters of Credit shall be satisfactory to counsel for the Administrative Agent.

     SECTION 3.4 DETERMINATIONS UNDER SECTION 3.1. For purposes of determining compliance with the conditions specified in Section 3.1, each Initial Lender shall be deemed to have consented to,


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

approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Initial Lenders unless (a) an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Initial Lender prior to the Initial Extension of Credit specifying its objection thereto and (b) if the Initial Extension of Credit consists of a Borrowing, such Initial Lender shall not have made available to the Administrative Agent such Initial Lender's ratable portion of such Borrowing.


                                      ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

     The Borrowers jointly and severally represent and warrant to the Lender Parties and the Administrative Agent as follows:

     SECTION 4.1 CORPORATE EXISTENCE. Each Loan Party (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (c) has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.

     SECTION 4.2 ORGANIZATION AND SUBSIDIARIES. Set forth on SCHEDULE 4.2 is a complete and accurate list of the Borrowers and all Subsidiaries, showing as of the date hereof (and updated on a quarterly basis to reflect changes permitted under this Agreement) (i) the jurisdiction of its incorporation or formation,
(ii) the jurisdictions in which such Loan Party is duly qualified and in good standing as a foreign corporation or Person, (iii) the number of shares of each class of capital stock or other equity interests authorized, and the number outstanding, as to each of them, and the owners (other than shares of the Borrowers publicly held other than by Affiliates) of such equity interests (including the identity of any partner thereof as a general or limited partner), in each case after giving effect to the AIG Acquisition and any Permitted Acquisitions and the percentage of the outstanding shares or other interests of each such class owned (directly or indirectly) by a Loan Party and the number of shares or other interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights after giving effect to the AIG Acquisition. All of the outstanding capital stock or other interests of all of the Borrowers and each of such Subsidiaries has been validly issued, is fully paid and non-assessable and, except for shares of PolyVision and directors' qualifying shares of Foreign Subsidiaries, is owned by a Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.

     SECTION 4.3 CORPORATE POWER, AUTHORIZATION. The execution, delivery and performance by each Loan Party of this Agreement, the Notes, each other Loan Document and each AIG Acquisition

Document to which it is or is to be a party, and consummation of the Transaction, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (a) contravene such Loan Party's charter or bylaws, (b) violate any law (including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (c) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust, lease or other material contract, instrument or agreement binding on or affecting any Loan Party, any of its Subsidiaries or any of their respective properties or (d) except for the Liens created under the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

     SECTION 4.4 GOVERNMENTAL AND OTHER AUTHORIZATIONS, APPROVALS. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is or will be required for (a) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes, any other Loan Document or any AIG Acquisition Document to which it is or is to be a party, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created by the Collateral Documents (including the first and only priority nature thereof, subject to Permitted Liens) or (d) the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on SCHEDULE 4.4, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

     SECTION 4.5 DUE EXECUTION, VALIDITY, ENFORCEABILITY. This Agreement and each AIG Acquisition Document has been, and each of the Notes and each other Loan Document has been or when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement and each AIG Acquisition Document is, and each of the Notes and each other Loan Document has been or when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms.

     SECTION 4.6 FINANCIAL STATEMENTS. The consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries as at April 30, 1998 for PolyVision and December 31, 1997 for AIG and the related consolidated and consolidating statements of income and consolidated and consolidating statements of cash flows of the Borrowers and their Subsidiaries or AIG and its Subsidiaries as applicable for the Fiscal Year then ended, accompanied by (in the case of such Consolidated financial statements) an opinion of Arthur Andersen with respect to PolyVision and Ernst & Young with respect to AIG, independent public accountants, and the Consolidated balance sheet of the Borrowers and their Subsidiaries or AIG and its Subsidiaries as applicable as at July 31, 1998 and (to the extent in existence) October 31, 1998 and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrowers and their Subsidiaries for the three months (for PolyVision) or seven months (for AIG) then ended, duly certified by the chief financial officer of each Borrower, copies of which have been furnished to each Initial Lender, fairly present, subject, in the case of said interim balance sheet, statements of income and cash flows, to normal year-end audit adjustments, the Consolidated (and, with respect to the balance sheets dated July 31, 1998, consolidating) financial condition of the Borrowers and their Subsidiaries and AIG and its Subsidiaries as at such dates and the Consolidated (and, with respect to the statements of income dated July 31, 1998 consolidating) results of the operations of the Borrowers and their Subsidiaries and AIG and its Subsidiaries for the period ended on such date, all in accordance with GAAP applied on a consistent basis, and, since July 31, 1998 there has been no change which could reasonably be expected to result in a Material Adverse Effect.

     SECTION 4.7 PRO FORMA FINANCIAL STATEMENTS; PROJECTIONS.  (a)    The
Consolidated pro forma balance sheet of the Borrowers and their Subsidiaries as at July 31, 1998 and (to the extent in existence) October 31, 1998 and the related Consolidated pro forma statement of income and cash flows of the Borrowers and their Subsidiaries for the period then ended, certified by the chief executive officer or chief financial officer of each Borrower, copies of which have been furnished to each Initial Lender, fairly present the Consolidated pro forma financial condition of the Borrowers and their Subsidiaries as at such date and the Consolidated pro forma results of operations of the Borrowers and their Subsidiaries for the period ended on such date, in each case after giving effect to the Transaction, all in accordance with GAAP (to the extent that pro forma information can comply with GAAP).

     (b) The projections and the budget delivered on the Closing Date (and after the date of this Agreement, the budgets and projections delivered to the Lenders pursuant to Section 7.5 hereof) have been prepared on the basis of the assumptions accompanying them and reflect as of the date thereof the Borrowers' good faith projections, after reasonable analysis, of the matters set forth therein, based on such assumptions (it being understood that projected financial information is not to be viewed as facts and that the actual results during the period or periods covered thereby may differ from the projected results and that the differences may be material).

     SECTION 4.8 ACCURATE INFORMATION. None of the Information Memorandum, any Pre-Commitment Information or any information, exhibit or report furnished by any Loan Party or any of the European Borrowers to the Administrative Agent or any Lender Party in connection with the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

     SECTION 4.9 LITIGATION.  Other than the litigation disclosed on SCHEDULE
4.9 (the "DISCLOSED LITIGATION"), there is no action, suit, investigation, litigation or proceeding affecting any Borrower, any other Loan Party or any of their respective Subsidiaries (excluding, from the scope of this Section 4.9, any Subsidiary of Alpine which is not a Loan Party), including, without limitation, any Regulatory

Agency or Environmental Action, pending or, to the Borrowers' knowledge, threatened before any court, governmental bureau, authority or agency or arbitrator that could reasonably be expected to have a Material Adverse Effect, and there has been no change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on SCHEDULE 4.9 that could reasonably be expected to have a Material Adverse Effect.

     SECTION 4.10 REGULATION U. Neither the Borrowers nor any other Loan Party nor any of their respective Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     SECTION 4.11  ERISA.

     (a) Except as set forth on SCHEDULE 4.11, no Borrower nor any of its ERISA Affiliates maintains or has maintained any Plans or Multiemployer Plans. Set forth on SCHEDULE 4.11 is a complete and accurate list of all Welfare Plans and all defined contribution plans in respect of which any Loan Party could have liability.

     (b)  Except as set forth in the financial statements referred to in Section
4.6 and in Article 7, neither Borrower nor any of the other Loan Parties nor any of their respective Subsidiaries (excluding, from the scope of this Section 4.11(b), any Subsidiaries of Alpine which are not Loan Parties) has any material liability with respect to "expected post retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106.

     SECTION 4.12 CASUALTY. On the date hereof, neither the business nor the properties of any Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

     SECTION 4.13 ENVIRONMENTAL MATTERS.  Anything elsewhere contained in this
Section 4.13 to the contrary notwithstanding, no representation or warranty is made in this Section 4.13 with respect to any Subsidiary of Alpine which is not a Loan Party.

     (a)  Except as disclosed in the environmental assessment reports listed on
SCHEDULE 4.13, the operations and properties of each Loan Party and each of its Subsidiaries comply in all known material respects with all applicable Environmental Laws and Environmental Permits, all known past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could reasonably be expected to (i) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties, or (ii) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law. The only matters referred to in this Section that could reasonably be expected to have a Material Adverse Effect are the Port Carbon and Crespin matters referred to in Section 4.13(d) below.

     (b)  Except as disclosed in the environmental assessment reports listed on
SCHEDULE 4.13, (i) none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is, to the Borrowers' knowledge, adjacent to any such property; (ii) there are no and, to the best of its knowledge, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or, to the best of its knowledge, have been treated, stored or disposed on any real property currently owned or operated by any Loan Party or any of its Subsidiaries or on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no friable asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) except in compliance in all material respects with applicable laws, Hazardous Materials have not been released, discharged or disposed of on any real property currently owned or operated by any Loan Party or any of its Subsidiaries, or any property formerly owned or operated (but, if such Loan Party's potential responsibility or liability therefor is limited to its period of ownership or operation, solely during the period of such ownership or operation) by any Loan Party or any of its Subsidiaries. The only matters referred to in this Section that could reasonably be expected to have a Material Adverse Effect are the Port Carbon and Crespin matters referred to in Section 4.13(d) below.

     (c)  Except as disclosed in the environmental assessment reports listed on
Schedule 4.13, no Loan Party nor any of its Subsidiaries is undertaking or has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or Remedial, Response or Removal action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law, and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any real property currently owned or operated by any Loan Party or any of its Subsidiaries or any property formerly owned or operated (but, if such Loan Party's potential responsibility or liability therefor is limited to its period of ownership or operation, solely during the period of such ownership or operation) by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries. The only matters referred to in this Section that could reasonably be expected to have a Material Adverse Effect are the Port Carbon and Crespin matters referred to in Section 4.13(d) below.

     (d) Notwithstanding any of the provisions contained in Section 4.13, except for environmental Remediation matters related to the facility formerly owned by Alliance American Corporation located in Port Carbon, Pennsylvania and the facility of Aubecq located in Crespin, France, none of the matters disclosed in the environmental assessment reports listed on Schedule 4.13 could reasonably be expected or have a Material Adverse Effect.

     SECTION 4.14 BURDENSOME DOCUMENTS. Except as set forth on SCHEDULE 4.14, no Loan Party nor any of its Subsidiaries (excluding, from the scope of this Section 4.14, any Subsidiary of Alpine which is not a Loan Party) is a party to any indenture, loan or credit agreement or any lease or other


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agreement or instrument or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect.

     SECTION 4.15 PRIORITY OF LIENS. The Collateral Documents create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a valid and perfected first priority security interest (subject to Permitted Liens) in the Collateral (which Collateral includes all of the assets and real and personal property, whether now owned or hereafter acquired and all of the products and proceeds of any of the foregoing, of each Borrower, and all of the outstanding capital stock of the Borrowers' Domestic Subsidiaries and 65% of the capital stock of each of the Borrowers' Foreign Subsidiaries), securing the payment of the Secured Obligations; and all filings and other actions necessary or reasonably desirable to perfect and protect such security interest have been duly taken. The subject Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or expressly permitted under the Loan Documents.

     SECTION 4.16 TAXES. Anything elsewhere contained in this Section 4.16 to the contrary notwithstanding, no representation or warranty is made in this
Section 4.16 with respect to any  Subsidiary of Alpine which is not a Loan
Party.

     (a) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed by it or on its behalf, and has paid all taxes shown thereon to be due, together with any applicable interest and penalties.

     (b) Set forth on SCHEDULE 4.16 is a complete and accurate list of each taxable year of each Loan Party and each of its Subsidiaries for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an "OPEN YEAR").

     (c) Except as set forth in SCHEDULE 4.16, there is no unpaid amount of adjustments to the Federal income tax liability of any Loan Party or any of its Subsidiaries proposed by the Internal Revenue Service with respect to Open Years, and no issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     (d) Except as set forth in SCHEDULE 4.16, there is no unpaid amount of adjustments to the state, local and foreign tax liability of each Loan Party and each of its Subsidiaries proposed by any state, local or foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns), and no issues have been raised by such taxing authorities that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     (e) Except as set forth in SCHEDULE 4.16, no "ownership change" as defined in Section 382(g) of the Internal Revenue Code, and no event that would result in the application of the "separate return limitation year" or "consolidated return change of ownership" limitations under the Federal income tax


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consolidated return regulations, has occurred with respect to PolyVision or any of its Subsidiaries prior to the Closing Date.

     SECTION 4.17 COMPLIANCE WITH SECURITIES LAWS. No Borrower and none of any Borrower's Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the Transaction, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder or any takeover, disclosure or other federal, state or foreign securities law or Regulations T, U or X of the Federal Reserve Board. The Borrowers are not subject to regulation under any federal, state or foreign statute or regulation which limits its ability to incur Debt.

     SECTION 4.18 SOLVENCY. Each Loan Party is, individually and together with its Subsidiaries, Solvent.

     SECTION 4.19 DEBT.

     (a) Set forth on SCHEDULE 4.19(A) is a complete and accurate list of all Existing Debt the principal amount of which is greater than $250,000, showing as of a recent date the principal amount outstanding thereunder, the maturity date thereof and, as to Surviving Debt, the amortization schedule therefor.

     (b) Set forth on SCHEDULE 4.19(B) is a complete and accurate list of all Surviving Debt the principal amount of which is greater than $100,000, showing as of the date hereof the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

     SECTION 4.20 NO DEFAULTS, COMPLIANCE WITH LAWS.

     (a) Except as set forth on SCHEDULE 4.20, no Loan Party is in default under any agreement, ordinance, resolution, decree, determination, award, bond, note, indenture, mortgage, deed of trust, lease, writ, order or judgment to which it is a party or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which default could have a Material Adverse Effect.

     (b) Each Loan Party has complied and is in compliance in all respects with all applicable laws, ordinances, rules, regulations, resolutions, decrees and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, including, without limitation, any Regulatory Agency and all applicable provisions of the American Disabilities Act (42 U.S.C. Section 12101-12213) and the regulations issued thereunder and all applicable Environmental Laws and Regulations, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.


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     SECTION 4.21 OWNED REAL PROPERTY.  Set forth on SCHEDULE 4.21 is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries or in which any Loan Party has an interest as a contract vendee showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof.
Such Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Permitted Real Property Encumbrances. Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Mortgaged Property (and will create a valid and enforceable perfected security interest in and Lien on all fixtures and improvements related to such Mortgaged Property and affixed or added thereto on or after the Closing Date) in favor of the Administrative Agent (or such other trustees that may be named therein) for the benefit of the Secured
Parties, superior to and prior to the rights of all third Persons (except that the security interest created in the Mortgaged Property may be subject to the Permitted Real Property Encumbrances related thereto) and subject to no other Liens (other than Permitted Real Property Encumbrances).

     SECTION 4.22 LEASED REAL PROPERTY. Set forth on SCHEDULE 4.22 is a complete and accurate list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the best knowledge of each Borrower, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws relating to creditors' rights generally, and by general limitations on the availability of equitable remedies.

     SECTION 4.23 MATERIAL CONTRACTS. Set forth on SCHEDULE 4.23 is a complete and accurate list of all Material Contracts of each Loan Party and its Subsidiaries, showing as of the date hereof the parties, subject matter and term thereof. Except as could not reasonably be expected to have a Material Adverse Effect, each such Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms. There exists no material default under any Material Contract by the Borrowers or any of their Subsidiaries party thereto and, to the best knowledge of each Borrower, there exists no material default under any Material Contract by any other party thereto.

     SECTION 4.24 INVESTMENTS. Set forth on SCHEDULE 4.24 is a complete and accurate list of all Investments in excess of $250,000 held by any Loan Party or any of its Subsidiaries, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

     SECTION 4.25 INTELLECTUAL PROPERTY. Set forth on SCHEDULE 4.25 is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Loan Party or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date. Each such Loan Party and each of their respective Subsidiaries owns or has rights to use all patents,


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trademarks, trade names, service marks, copyrights and other intellectual property necessary to conduct its business as now or heretofore conducted by it or proposed to be conducted by it. Each such Loan Party and each of their respective Subsidiaries conducts its business and affairs without infringement of or interference with any patent, trademark, trade name, service mark, copyright or other intellectual property of any other Person. The Intellectual Property Security Agreement creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral purported to be covered thereby in favor of the Administrative Agent for the benefit of the Secured Parties, superior to and prior to the rights of all third Persons.

     SECTION 4.26 AIG ACQUISITION DOCUMENTS. Each AIG Acquisition Document to which any Loan Party or any of its respective Subsidiaries is a party has been duly executed and delivered by such Loan Party or such Subsidiary, as the case may be, and, to the best knowledge of the Borrowers, each AIG Acquisition Document has been duly executed and delivered by the parties thereto other than the Borrowers and their Subsidiaries, and is in full force and effect. The representations and warranties of any Loan Party and each of its respective Subsidiaries contained in each AIG Acquisition Document to which such Loan Party or such Subsidiary, as the case may be, is a party are true and correct in all material respects on the date hereof and will be true and correct in all material respects on the Closing Date and the AIG Acquisition Date, as if made on each of such dates, and the Administrative Agent and each Lender Party shall be entitled to rely upon such representations and warranties with the same force and effect as if they were incorporated in this Agreement and made to the Administrative Agent and each Lender Party directly as of the date hereof, the Closing Date, and the AIG Acquisition Date.

     SECTION 4.27 FEES. Except for a $750,000 fee payable to Alpine in common stock and preferred stock of PolyVision, and certain warrants in PolyVision issuable as described on SCHEDULE 4.2, no broker's or finder's fees or commissions or any similar fees or commissions will be payable by any Loan Party or any of its Subsidiaries with respect to the incurrence and maintenance of the Obligations hereunder, any other transaction contemplated by the Loan Documents or any services rendered in connection with any such transactions. The Borrowers hereby covenant and agree to indemnify the Administrative Agent and each Lender Party against and hold the Administrative Agent and each Lender Party harmless from any claim, demand or liability for broker's or finder's fees or similar fees or commissions relating to the Transaction.

     SECTION 4.28   GOVERNMENT CONSENTS FOR CONDUCT OF BUSINESS.

          (a) Except as set forth on SCHEDULE 4.4, each Loan Party has, and is in good standing with respect to, all approvals, permits, licenses, consents, authorizations, franchises, certificates, and inspections of all Regulatory Agencies that are necessary for such Loan Party to continue to conduct its business and own, use, operate, and maintain its property and assets as heretofore conducted, owned, used, operated, and maintained which, if not obtained (whether directly or by lawful and effective assignment) or not maintained in good standing, would have a Material Adverse Effect. No such approval, permit, license, consent, authorization, franchise, or certificate is conditioned or limited any more so than as is generally the case with respect to Persons engaged in the same or similar lines of business. Each such approval, permit, license, consent, authorization, franchise, or certificate was duly


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and validly granted or issued, is in full force and effect, and neither has been, nor has been threatened to be, amended, modified, suspended, rescinded, revoked, forfeited, or assigned. Further, no condition(s) exist(s) or event(s) has (have) occurred that, with the giving of notice or lapse of time or both, could result in the amendment, modification, suspension, rescission, revocation, forfeiture, or non-renewal of any such approval, permit, license, consent, authorization, franchise, or certificate, excluding in any instance any such condition or event the effect of which is immaterial.

     SECTION 4.29  MERGERS.

     (a) The copies of the merger plans and agreements between PolyVision and AIG and between Greensteel and Alliance America Corporation dated the date hereof (collectively, the "MERGER AGREEMENTS") and all agreements, instruments, and documents executed and delivered in connection therewith, and all exhibits, annexes and schedules annexed thereto, and all amendments and modifications to any of the foregoing (collectively, all of the foregoing, including the Merger Agreement, are referred to as the "MERGER DOCUMENTS") heretofore delivered by the Borrowers to the Administrative Agent are true, complete and accurate copies thereof. None of the parties to the Merger Documents waived compliance by any of the other parties thereto with any term, covenant or condition thereof, and no party thereto has breached any covenant set forth therein or failed to perform any of its obligations thereunder.

     (b) Simultaneously with the execution and delivery of this Agreement and the making of the initial Loans, the Mergers shall have been consummated pursuant to the Merger Documents and applicable law. Upon such consummation all of the assets and properties of Alliance America Corporation shall have been vested in Greensteel, subject to the liabilities of Alliance American Corporation, and all of the assets of AIG shall have been vested in PolyVision subject to the liabilities of AIG. Neither the execution and delivery of the Merger Documents, nor the performance by any party thereto or the Borrowers of any obligations thereunder, or of any obligations of any party thereto incurred by any Borrower by virtue of the Mergers, violate any provision of law or will conflict with or result in a breach of or create (with or without the giving of notice or lapse of time, or both) a default under any agreement to which any party to a Merger is a party or by which it is bound or any of its properties is affected.


                                      ARTICLE 5
                                AFFIRMATIVE COVENANTS

     While any of the Commitments is outstanding and, in the event any Advance remains outstanding, so long as the Borrowers or any other Loan Party are indebted to any of the Lender Parties or the Administrative Agent under any of the Loan Documents, any Letter of Credit or European Letter of Credit is outstanding and until payment in full of the Notes and full and complete performance of all of their other obligations arising hereunder, each Borrower shall:


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     SECTION 5.1  COMPLIANCE WITH LAW.  Comply, and cause each of its
Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA.

     SECTION 5.2 PAYMENT OF TAXES, ETC. Timely pay and discharge, and cause each of their Subsidiaries to timely pay and discharge, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; PROVIDED, HOWEVER, that the Borrowers and their Subsidiaries shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against the Borrowers or any of their Subsidiaries.

     SECTION 5.3 COMPLIANCE WITH ENVIRONMENTAL LAWS. Comply, and cause each of their Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of their Subsidiaries to obtain and renew all Environmental Permits reasonably necessary for its operations and properties; and conduct, and cause each of their Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any Removal, Remedial or other Response action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws; PROVIDED, HOWEVER, that the Borrowers and their Subsidiaries shall not be required to undertake any such cleanup, Removal, Remedial or Response action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves as determined by the Administrative Agent are being maintained with respect to such circumstances.

     SECTION 5.4 PREPARATION OF ENVIRONMENTAL REPORTS. The Borrowers agree that the Administrative Agent may, upon reasonable prior notice, from time to time in its reasonable discretion, retain, at the Borrowers' expense, an independent professional consultant to prepare environmental site assessment reports for the Borrowers or any of their Subsidiaries and/or to review any report relating to Hazardous Materials prepared by or for the Borrowers and, upon a reasonable belief that the Borrowers or any of their Subsidiaries have breached any covenant or representation with respect to environmental matters or that there has been a material violation of Environmental Laws by the Borrowers or one of their Subsidiaries, the Administrative Agent may conduct its own investigation of such matter at any facility or property currently owned, leased, operated or used by the Borrowers or one of their Subsidiaries and the Borrower agrees to use reasonable efforts (but without requirement of any material expense) to obtain permission for the Administrative Agent's professional consultant to conduct its own investigation of any such matter at any facility or property previously owned, leased, operated or used by the Borrowers or one of their Subsidiaries. The Borrowers and their Subsidiaries hereby grant to the Administrative Agent, its employees, consultants and contractors, the right to enter into or onto the facilities or properties currently owned, leased, operated or used by the Borrowers or their Subsidiaries upon reasonable notice to the Borrowers to perform such assessments on such property as are necessary to conduct such a review and/or investigation. Any such investigation of any


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such facility or property shall be conducted, unless otherwise agreed to by the
Borrowers and the Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at any facility or property or to cause any damage or loss to any facility or property. The Borrowers and the Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Administrative Agent will be obtained and shall be used by the Administrative Agent and Lender Parties for the purpose of internal credit decisions to monitor and police the Advances and/or protect the Administrative Agent's and Lender Parties' security interests in the Collateral. The Administrative Agent agrees promptly to deliver a copy of any such report to the Borrowers with the understanding that the Borrowers acknowledge and agree that (i) the Borrowers will indemnify and hold harmless the Administrative Agent and each Lender Party from any costs, losses or liabilities relating to the Borrowers' use of or reliance on such report and (ii) neither the Administrative Agent nor any Lender Party makes any representation or warranty with respect to such report.

     SECTION 5.5 MAINTENANCE OF INSURANCE. (a) Maintain, and cause each of their Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates including, without limitation, the policies described on SCHEDULE 5.5 (or other policies comparable thereto); (b) file with the Administrative Agent, within 10 days after written request therefor, a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby; and (c) deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, endorsements to (A) all "all-risk" and casualty and (if any) business interruption insurance naming the Administrative Agent, on behalf of itself and the Lenders, as loss payee if permitted thereunder (or assignee, in the case of business interruption insurance, if any) insuring in the case of "all-risk" against loss or damage by fire, lightning, windstorm, explosion, hail, tornado, and if to the extent in a flood hazard area, a flood insurance policy, and (B) all general liability and other liability policies naming the Administrative Agent, on behalf of itself and the Lenders, as additional insured if permitted thereunder, and providing, in any event, that such insurance policies shall not be canceled without thirty
(30) days' prior written notice thereof by the respective insurer to the Administrative Agent and shall contain standard non-contributory mortgagee clause endorsement in favor of the Administrative Agent with respect to hazard insurance coverage.

     SECTION 5.6 PRESERVATION OF CORPORATE EXISTENCE, ETC. Preserve and maintain, and cause each of their Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises required for the normal operation of its business.

     SECTION 5.7    VISITATION RIGHTS.

          (a) At any reasonable time and from time to time, upon reasonable notice and during normal business hours, permit the Administrative Agent and the Lender Parties or any agents or


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

representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of the Borrowers and their Subsidiaries, and to discuss the affairs, finances and accounts of the Borrowers and any such Subsidiaries with any of their officers or directors.

          (b) Permit the Administrative Agent and the Lender Parties or any agents or representatives thereof to conduct commercial finance examinations and/or Collateral audits of the Borrowers and their Subsidiaries during each calendar year, at the expense of the Borrowers once per year and in any event at the Borrowers' expense following the occurrence and during the continuance of any Default, as the Administrative Agent may reasonably request.

     SECTION 5.8 KEEPING OF BOOKS. Keep, and cause each of their Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Subsidiary in accordance with GAAP.

     SECTION 5.9 MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve, and cause each of their Subsidiaries to maintain and preserve, all of its properties that are reasonably necessary in the conduct of its business in normal working order and condition, ordinary wear and tear excepted.

     SECTION 5.10 COMPLIANCE WITH TERMS OF LEASEHOLDS. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrowers or any of their Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or canceled (except in the exercise of reasonable business judgment), notify the Administrative Agent upon obtaining actual knowledge of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of their Subsidiaries to do so except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.11 PERFORMANCE OF MATERIAL CONTRACTS. Perform and observe, and cause each of their Subsidiaries to perform and observe, all of the terms and provisions of each Material Contract to be performed or observed by it, maintain, and cause each of their Subsidiaries to maintain, each such Material Contract in full force and effect, and, subject to the exercise of reasonable business judgment, enforce, and cause each of their Subsidiaries to enforce, each such Material Contract in accordance with its terms.

     SECTION 5.12 TRANSACTIONS WITH AFFILIATES. Conduct, and cause each of their Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arms-length transaction with a Person not an Affiliate.


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

     SECTION 5.13  AGREEMENT TO GRANT ADDITIONAL SECURITY.

     (a) Promptly, and in any event not later than ten (10) days prior to the acquisition of assets of the type that would have constituted Collateral at the date hereof and investments of the type that would have constituted Collateral on the date hereof (other than assets with a fair market value of less than $50,000), including the capital stock of any direct or indirect Subsidiary of a Borrower, notify the Administrative Agent of the proposed acquisition of such assets or investments (if permitted hereunder) and, to the extent not already Collateral in which the Administrative Agent has a perfected security interest pursuant to the Collateral Documents, such assets and investments will become additional Collateral hereunder to the extent the Administrative Agent deems the pledge of such assets practicable (the "ADDITIONAL COLLATERAL"), and the Borrowers will, and will cause each of its direct and indirect Subsidiaries to, take all necessary action, including the filing of appropriate financing statements under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to grant Administrative Agent a perfected Lien in such Collateral (or comparable interest under foreign law in the case of foreign Collateral) pursuant to and to the full extent required by the Collateral Documents and this Agreement.

     (b) Promptly, and in any event no later than the date on which an entity becomes a direct or indirect Domestic Subsidiary of a Borrower (or if acceptable to the Administrative Agent in the exercise of its sole discretion, not later than thirty (30) days after a request with respect thereto), cause each of the Borrowers' direct and indirect Domestic Subsidiaries as the Administrative Agent shall request to become party to the Subsidiary Guaranty (pursuant to the execution and delivery of a supplement thereto in the form of Exhibit A thereto).

     (c) Promptly, and in any event no later than the date on which an entity becomes a direct or indirect Domestic Subsidiary of a Borrower (or if acceptable to the Administrative Agent in the exercise of its sole discretion, not later than thirty (30) days after a request with respect thereto), cause each Guarantor created or established after the date hereof to grant to the Administrative Agent, for the ratable benefit of the Lenders, a first priority Lien (subject to Permitted Liens) on all property (tangible and intangible) of such Guarantor, including, without limitation, all of the outstanding capital stock of any of its Domestic Subsidiaries and 65% of the outstanding stock of any of its Foreign Subsidiaries and each Borrower and Domestic Subsidiary shall grant such lien on the outstanding capital stock of any Foreign Subsidiary owned by such Borrower or Domestic Subsidiary (in the same percentages as set forth above) in each case, upon terms similar to those set forth in the Collateral Documents and otherwise reasonably satisfactory in form and substance to Administrative Agent. The Borrowers shall cause each Guarantor, at its own expense, to become a party to the Initial Security Agreement (pursuant to the execution and delivery of a supplement thereto in the form of Exhibit C thereto), an Intellectual Property Security Agreement, a Mortgage and any other Collateral Document (to the extent applicable to such Guarantor and its assets) and to execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by Administrative Agent to be necessary or desirable for the creation and perfection of the foregoing Liens (including UCC, tax and judgment lien searches, legal opinions, title insurance, consents, corporate documents and any additional or substitute


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security agreements or mortgages or deeds of trust), provided that no Mortgage will be required in respect of any leasehold for a location at which a Borrower or any Subsidiary maintains and continues to maintain less than $500,000 of Collateral or is not otherwise significant to such entity's continued operations. The Borrowers will cause each such Loan Party to take all actions requested by Administrative Agent (including, without limitation, the filing of UCC-1's) in connection with the granting of such security interests.

     (d) Promptly, and in any event not later than thirty (30) days after a request with respect thereto, (i) deliver to the Administrative Agent the original of all instruments, documents and chattel paper, and all other Collateral of which the Administrative Agent determines it should have physical possession in order to perfect and protect its security interest therein, duly pledged, endorsed or assigned to the Administrative Agent without restriction;
(ii) obtain landlord waivers, in form and substance satisfactory to the Administrative Agent, with respect to any Inventory or other Collateral located at a location that is not owned by a Borrower or a Subsidiary and at which a Borrower or any Subsidiary maintains and continues to maintain Collateral having a book value in excess of $250,000; (iii) deliver to the Administrative Agent warehouse receipts covering any portion of the Inventory or other Collateral located in warehouses and for which warehouse receipts are issued; (iv) when an Event of Default exists, transfer Inventory to locations designated by the Administrative Agent; (v) if any Collateral (except immaterial amounts if the specific exclusion thereof from the terms of this clause shall have been consented to in writing by the Administrative Agent) is at any time in the possession or control of any warehousemen, bailee or any Borrower's agents or processors, notify the Administrative Agent thereof and notify such person of the Administrative Agent's security interest in such Collateral and obtain a landlord waiver or bailee letter, in form and substance reasonably satisfactory to the Administrative Agent, from such person and instruct such person to hold all such Collateral for the Administrative Agent's account subject to the Administrative Agent's instructions; (vi) if at any time any Inventory or other Collateral is located on any real property owned by a Borrower which is subject to a mortgage or other Lien (other than in favor of the Administrative Agent for the ratable benefit of the Lender Parties), obtain a mortgagee waiver, in form and substance satisfactory to the Administrative Agent, from the holder of each mortgage or other Lien on such real property; and (vii) take all such other actions and obtain all such other agreements as the Administrative Agent may reasonably deem necessary or desirable in respect of any Collateral.

     (e) The security interests required to be granted pursuant to this Section shall be granted pursuant to the Collateral Documents or, in the Administrative Agent's discretion, such other security documentation (which shall be substantially similar to the Collateral Documents already executed and delivered by the Borrowers and the Guarantors) as is satisfactory in form and substance to Administrative Agent (the "ADDITIONAL COLLATERAL DOCUMENTS") and shall constitute valid and enforceable perfected security interests prior to the rights of all third Persons and subject to no other Liens except Liens permitted under Section 6.1. The Additional Collateral Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of Administrative Agent for the ratable benefit of the Lender Parties, granted pursuant to the Additional Collateral Documents, and all taxes, fees and other charges payable in connection therewith shall be paid in full by the


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Borrowers.  At the time of the execution and delivery of Additional Collateral
Documents, the Borrowers shall cause to be delivered to Administrative Agent such agreements, opinions of counsel, and other related documents (including, without limitation, certified copies of certificates of incorporation, by-laws, corporate resolutions, incumbency certificates, good standing certificates, lien searches, and loss-payee endorsements) as may be reasonably requested by the Administrative Agent or the Required Lenders to assure themselves that this Section has been complied with.

     SECTION 5.14 INTEREST RATE PROTECTION. Within ninety (90) days after the Closing Date, the Borrowers shall obtain and thereafter keep in effect one or more interest rate Bank Hedge Agreements (the terms and other provisions of all such Bank Hedge Agreements to be subject to the prior written consent of the Administrative Agent) covering at least fifty percent (50%) of the combined Term A and Term B Advances outstanding on the Closing Date for an aggregate period of not less than three (3) years commencing on the Closing Date.

     SECTION 5.15 PERFORMANCE OF AIG ACQUISITION DOCUMENTS. Perform and observe (except for immaterial non-performance or non-observance based on the exercise of reasonable business judgment) or, cause the relevant Subsidiary to perform and observe all of the terms and provisions of each AIG Acquisition Document to be performed or observed by it or such Subsidiary, maintain each such AIG Acquisition Document in full force and effect, enforce (subject to the exercise of reasonable business judgment) each such AIG Acquisition Document in accordance with its terms and take all such action to such end as may be from time to time requested by the Administrative Agent; and, upon request of the Administrative Agent, make such demands and requests for action or for information and reports as PolyVision, a Borrower or any Subsidiary is entitled to make under any AIG Acquisition Document.

     SECTION 5.16 YEAR 2000 COMPATIBILITY. Take all action necessary to assure that its computer-based systems, hardware and software are able to operate and effectively receive, transmit, process, store, retrieve or retransmit data including dates on and after January 1, 2000, and, at the request of the Administrative Agent, the Borrowers shall provide evidence to the satisfaction of the Required Lenders of such year 2000 compatibility.

     SECTION 5.17 CASH CONCENTRATION OR BLOCKED ACCOUNTS. After written request by the Administrative Agent if delivered from and after the date of occurrence and during the continuance of an Event of Default hereunder, each Borrower will, and will cause each of its Subsidiaries, if any, to, either (i) maintain its main cash concentration accounts with the Administrative Agent or
(ii) establish blocked accounts (collectively, the "BLOCKED ACCOUNTS") with such banks (collectively the "COLLECTING BANKS") as are acceptable to the Administrative Agent (subject to irrevocable instructions acceptable to the Administrative Agent as hereinafter set forth) to which all account debtors shall directly remit all payments on Receivables and in which the Borrowers will immediately deposit all payments received for Inventory or other payments constituting proceeds of Collateral in the identical form in which such payment was received, whether by cash or check. The Borrowers shall thereupon promptly and irrevocably instruct each Collecting Bank that, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may instruct such Collecting Bank to send by wire


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transfer all amounts deposited in the applicable Blocked Account(s) to the
Administrative Agent's Account or as the Administrative Agent shall direct and that, upon receipt of any such instructions from the Administrative Agent, such Collecting Bank shall promptly comply with all such instructions. The (a) occurrence and continuance of an Event of Default and (b) Administrative Agent so instructing any Collecting Bank as provided in the immediately preceding sentence is hereinafter referred to as a "CASH DOMINION EVENT." Prior to the occurrence of a Cash Dominion Event, the Collecting Banks shall make all available funds in the applicable Blocked Account(s) available to the Borrower.

     SECTION 5.18 INTERCOMPANY SUBORDINATION AGREEMENT. At the request of the Administrative Agent, the Borrowers will cause to be delivered to the Administrative Agent an intercompany subordination agreement in form and substance reasonably satisfactory to the Administrative Agent (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Intercompany Subordination Agreement").

     SECTION 5.19 CAPITAL CONTRIBUTIONS TO POLYVISION FRANCE. PolyVision will make subordinated loans or capital contributions to PolyVision France to the extent required to enable PolyVision France to make payments due and owing by it under the KBC Loan Documents, unless otherwise instructed by the Administrative Agent.

     SECTION 5.20 PLEDGE OF CERTAIN SHARES. PolyVision hereby approves and agrees to confirm at any time or from time to time upon the request of the Administrative Agent that PolyVision approves the identity of the purchaser of any shares transferred (by any method directly or indirectly) to such purchaser by Fleet or by any other purchaser of shares, in each case of the stock of PolyVision France upon and following enforcement of the pledge of such shares and agrees to approve each and every shareholders' resolution required in connection therewith and to vote in favor of each such transfer and any such purchaser.

     Section 5.21  GRANT OF SECURITY INTEREST IN FOREIGN DEBT.  Within ninety
(90) days after the Closing Date, PolyVision shall cause each Foreign Subsidiary to which PolyVision and/or any Domestic Subsidiary owes Debt (collectively, the "FOREIGN DEBT") to grant the Administrative Agent, for the ratable benefit of the Lenders, a perfected security interest in all Foreign Debt, and PolyVision will, and will cause each of its Subsidiaries to, take all necessary action, including the filing of appropriate financing statements under the provisions of the Uniform Commercial Code, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to grant the Administrative Agent a perfected Lien on such collateral (or comparable interest under foreign law) pursuant to this Agreement. The security interests required to be granted pursuant to this
Section 5.21 shall be granted pursuant to the collateral documents reasonably satisfactory to the Administrative Agent in form and substance, and shall constitute valid and enforceable perfected security interests prior to the rights of all third Persons and subject to no other Liens, except Liens permitted under Section 6.1. The collateral documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Administrative


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Agent, granted pursuant to such collateral documents, and all taxes, fees and other charges payable in connection therewith shall be paid in full by PolyVision.


                                      ARTICLE 6
                                  NEGATIVE COVENANTS

     While any of the Commitments is outstanding and, in the event any Advance remains outstanding, so long as any Borrower or any other Loan Party is indebted to any of the Lender Parties or the Administrative Agent under any of the Loan Documents, any Letter of Credit is outstanding and until payment in full of the Notes and full and complete performance of all of its other obligations arising hereunder, each of the Borrowers covenants that it shall not and shall not permit any Subsidiary to do, agree to do or permit to be done, any of the following:

     SECTION 6.1 LIENS, ETC. Create, incur, assume or suffer to exist, or permit any of their Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts, Inventory and other Collateral) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code or any other statute of any domestic or foreign jurisdiction, a financing statement or comparable instruments that names any Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement or comparable instruments authorizing any secured party thereunder to file any such financing statement or comparable instruments, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, EXCLUDING, HOWEVER, from the operation of the foregoing restrictions the following:

     (a)  Liens created under the Loan Documents or the KBC Loan Documents;

     (b)  Permitted Liens;

     (c)  Liens existing on the date hereof and described on SCHEDULE 6.1;

     (d) Purchase money Liens securing Debt permitted under Section 6.2(c)(i) upon real property or Equipment acquired or held by the Borrowers or any of their Subsidiaries in the ordinary course of business to secure the purchase price of such real property or Equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such real property or Equipment to be subject to such Liens, or Liens existing on any such real property or Equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; PROVIDED, HOWEVER, that no such Lien shall extend to or cover any property other than the real property or Equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;


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

     (e)  Liens arising in connection with Capitalized Leases permitted under
Section 6.2(c)(i); PROVIDED, that no such Lien shall extend to or cover any Collateral or any assets other than the assets subject to such Capitalized Leases; and

     (f) The Lien required to be granted to the holders of the Senior Subordinated Notes (or their agent) pursuant to Section 4.14(a) of the Senior Subordinated Note Agreement.

     (g)  The replacement, extension or renewal of any Lien permitted by clauses
(c) through (f) above upon or in the same property theretofore subject thereto in connection with the replacement, extension or renewal (without increase over the original amount or any change in any direct or contingent obligor) of the Debt secured thereby.

     SECTION 6.2 DEBT. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

     (a)  Debt incurred pursuant to the Loan Documents;

     (b) In the case of any of the Subsidiaries of the Borrowers, Debt owed by a Subsidiary of any of the Borrowers to a Borrower or to a Wholly-Owned Subsidiary of a Borrower; PROVIDED, that such Debt shall be evidenced by a promissory note, such promissory note shall be pledged to the Administrative Agent pursuant to the terms of a Security Agreement and there shall be no restrictions whatsoever on the ability of such Subsidiary to repay such Debt (other than pursuant to any subordination agreement required by the Administrative Agent or any Lenders); and PROVIDED, FURTHER, that Debt owed by a Foreign Subsidiary to a Borrower or to a Domestic Subsidiary shall be subject to the terms and conditions of Section 6.6(a); and

     (c)  In the case of the Borrowers and any of their Subsidiaries:

                 (i) (A) Debt secured by Liens permitted by Section 6.1(d) and (B) Debt in respect of Capitalized Leases, collectively not to exceed in the aggregate $750,000.00 at any time outstanding;

                 (ii) the Surviving Debt; and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Surviving Debt; PROVIDED, that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are consented to in writing by the Administrative Agent, with the approval of the Required Lenders (which approval shall be promptly given if the terms of the extension, refunding or refinancing are substantially similar to that of the Debt being extended, refunded or refinanced), and otherwise permitted by this Agreement and the other Loan Documents; and, PROVIDED, FURTHER, that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof permitted to be outstanding after the Initial Extension of Credit, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;


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

                 (iii) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                 (iv) Subordinated Debt (including refinancing of the Senior Subordinated Notes, approval of which shall be promptly given if the terms applicable to such refinancing are no less favorable (except in immaterial respects) to the issuer thereof and to the Lender Parties than the terms and conditions in effect with respect to the Subordinated Debt being refinanced and if no Default or Event of Default then exists or would exist after giving effect to the consummation of any such refinancing), PROVIDED that principal and interest thereof shall be payable or paid by the Borrower only in accordance with the terms and conditions of the applicable Subordinated Debt Documents; the guarantees of the Senior Subordinated Notes as set forth in the Senior Subordinated Note Agreement; and guarantees of other Subordinated Debt (other than the Junior Subordinated Note) but only on the condition that such guarantees are subordinated on terms and conditions no less favorable to the Lender Parties than the subordination terms of the underlying Subordinated Debt and otherwise are reasonably acceptable to the Required Lenders; and

                 (v) Indebtedness in respect of interest rate swap, cap, or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contractors or similar agreements designed to hedge against fluctuations in interest rates incurred in the ordinary course of business and consistent with prudent business practice;

          (d)    Debt incurred under or as permitted by the KBC Loan Documents;

          (e) Guarantees by Borrowers of obligations of the other Borrowers and their Subsidiaries, guarantees by the Borrowers of obligations of Wholly-Owned Subsidiaries, and guarantees by Wholly-Owned Subsidiaries of obligations of Borrowers or Wholly-Owned Subsidiaries, subject in the case of guarantees of Subordinated Debt to the provisions of Section 6.2(c)(iv) above;

          (f) (i) The unsecured Debt owed by PolyVision to AE in the outstanding principal amount of approximately $13,000,000 existing on the date hereof, and (ii) other unsecured Debt owed by Borrowers to Foreign Subsidiaries which in the aggregate, when taken together with the existing Debt described in the preceding clause (i), shall in principal amount not be reduced so as to be less than $12,000,000 or increased so as to be in excess of $14,000,000 at any one time outstanding, subject, however, to the terms of the Intercompany Subordination Agreement; and

          (g) Unsecured Debt not included in the preceding paragraphs of this Section 6.2 which does not exceed at any time the principal sum of $250,000, in the aggregate for the Borrowers and their Subsidiaries (including, without limitation, the Foreign Subsidiaries, but excluding unsecured Debt owed by any Foreign Subsidiary to any other Foreign Subsidiary) including the Dollar Equivalent amount denominated in non-U.S. currencies.

     Section 6.3 ACCOUNTS PAYABLE. (a) Have accounts payable of the Borrowers or any of their Subsidiaries arising from the purchase of property or services, including, without limitation, Inventory


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acquired for resale outstanding for longer than 120 days from the date of incurrence, except (i) accounts payable which by their terms become payable after 120 days from incurrence or (ii) accounts payable that are subject to good faith dispute by the Borrowers; or (b) have outstanding taxes, assessments or governmental charges or accrued liabilities for longer than 120 days past due from the original due date thereof or have any non-interest bearing deferred liabilities (E.G., deferred compensation and deferred taxes) (excluding for purposes of this clause liabilities for borrowed money) except in each case incurred and continuing in the ordinary course of business and except if contesting taxes, assessments or charges as and to the extent not constituting a Default or Event of Default hereunder.

     SECTION 6.4  FUNDAMENTAL CHANGES.

     (a) Merge with and into or consolidate with any Person or permit any Person to merge with and into it, or permit any of their Subsidiaries to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing and so long as no Default or Event of Default would result therefrom, (i) the Borrowers and Wholly-Owned Subsidiaries may make Permitted Acquisitions and (ii) any Subsidiary of a Borrower may merge with and into or consolidate with any Borrower (provided that a Borrower is the surviving entity) or any other Subsidiary of a Borrower (provided that a Wholly-Owned Subsidiary of a Borrower is the surviving entity); PROVIDED, HOWEVER, that Foreign Subsidiaries may only effectuate the foregoing transactions if the Administrative Agent has received fifteen (15) days' prior written notice thereof and such documents (including, without limitation, opinions of counsel) as it may request to confirm that any such transaction shall not have an adverse effect on the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

     (b) Liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), convey, sell, assign, lease, transfer or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its property, business or assets, or permit any of their Subsidiaries to do any of the foregoing; and

     (c) Acquire or permit any Subsidiary to acquire all or substantially all of the assets or the capital stock of any other Person, except that (i) PolyVision may consummate the AIG Acquisition in accordance with the terms and conditions of the AIG Acquisition Documents and (ii) the Borrowers and Wholly-Owned Subsidiaries may make Permitted Acquisitions.

     SECTION 6.5 SALES, ETC. OF ASSETS. Sell, lease, transfer or otherwise dispose of, or permit any of their Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

     (a)  Sales of Inventory in the ordinary course of business;

     (b)  Sales of obsolete Equipment in the ordinary course of business; and


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     (c)  The sale of any assets that are fixed assets (and not in any event securities pledged as Collateral by the Borrowers or any of their Subsidiaries and other than an asset included in Section 6.5(b)) so long as (i) the purchase price paid to the Borrower or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, (ii) the purchase price for such asset shall be paid to such Borrower or such Subsidiary solely in cash and (iii) the aggregate purchase price paid to the Borrowers and all of their Subsidiaries for such asset and all other assets sold by the Borrowers and their Subsidiaries (other than an asset included in Section 6.5(a) or 6.5(b)) from and after the Closing Date pursuant to this clause (c) shall not exceed $1,000,000; and no sale of any fixed asset shall be made if such sale would materially impair the value or composition of the Collateral;

PROVIDED that in the case of sales of assets pursuant to Section 6.5(c), the Borrowers shall, on the date of receipt thereof, apply the entire Net Cash Proceeds from such sale in accordance with Section 2.6(b)(ii).

     SECTION 6.6 INVESTMENTS IN OTHER PERSONS. Make or hold, or permit any of their Subsidiaries to make or hold, any Investment in any Person other than:

     (a) Investments by the Borrowers and their Subsidiaries in their Subsidiaries outstanding on the date hereof and described on SCHEDULE 6.6(A), and additional investments in Wholly-Owned Subsidiaries of the Borrowers; PROVIDED, HOWEVER, that:

          (i) with respect to Investments in any newly acquired or created Domestic Subsidiary, any such Subsidiary shall (to the extent required by the terms of Section 5.13) become a Guarantor and an additional grantor pursuant to the terms of a Security Agreement and Intellectual Property Security Agreement, and the applicable Loan Parties shall have executed and delivered any other documents and delivered additional Collateral in accordance with and pursuant to
Section 5.13; and

          (ii) Investments in Foreign Subsidiaries shall be subject to each of the following conditions:

                 (A) the aggregate amount of Investments made subsequent to the date hereof by the Borrowers and their Domestic Subsidiaries in Foreign Subsidiaries (including equity Investments not returned) outstanding at any one time (after giving effect to cash repayments (at no discount) of the portion of such Investments constituting Debt of such Foreign Subsidiaries) shall not exceed the lesser of (1) $3,000,000 (including the Dollar Equivalent of any such Debt denominated in non-U.S. currencies) and (2) the excess of (I) the Borrowing Base (as shown on the most recently delivered Borrowing Base Certificate) as it relates exclusively to the Borrowers and their Domestic Subsidiaries over (II) the sum of the then outstanding aggregate principal amount of all Revolving Credit Advances, Swingline Advances and Letter of Credit Advances plus the Available Amount of all Letters of Credit outstanding at such time; and

                 (B) all such Investments constituting Debt shall satisfy the terms and conditions of Section 6.2(b);

     (b) Loans and advances to officers and other employees in the ordinary course of the business of the Borrowers and their Subsidiaries in an aggregate principal amount not to exceed $250,000 at any time outstanding;

     (c)  Investments by the Borrowers and their Subsidiaries in Cash
Equivalents;

     (d) Investments by the Borrowers and their Subsidiaries in Bank Hedge Agreements permitted under Section 5.14;

     (e) Investments consisting of intercompany Debt permitted under Sections 6.2(b) and (e);

     (f)  Investments existing on the date hereof and described on SCHEDULE
6.6(F);

     (g) Investments by the Borrowers and their Subsidiaries in deposit accounts opened in the ordinary course of business;

     (h) Investments consisting of accounts receivable in the ordinary course of business; and

     (i) Investments in the form of Permitted Acquisitions, PROVIDED that any newly acquired or created Domestic Subsidiary shall (to the extent required by the terms of Section 5.13) become a Guarantor pursuant to the terms of the guaranty executed pursuant to Section 5.13(b) and an additional grantor pursuant to the terms of the Security Agreement and Intellectual Property Security Agreement, and the applicable Loan Parties (including Foreign Subsidiaries) shall have executed and delivered any other documents and delivered additional Collateral in accordance with and pursuant to Section 5.13.

          Following the Closing Date, Fleet will endeavor, with the approval of the Lenders, and subject to the capital markets and the performance of PolyVision and its Subsidiaries, to finance acquisitions by the Borrowers under, and subject to the terms and provisions of, this Agreement in amounts to be negotiated.

     SECTION 6.7 DIVIDENDS, ETC. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, or permit any of their Subsidiaries to do any of the foregoing or permit any of their Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of PolyVision or the Borrowers or any warrants, rights or options to acquire such capital stock or to issue or sell any such capital stock or any warrants, rights or options to acquire such capital stock, except:

     (a) PolyVision and any Borrower may declare and pay dividends and distributions payable solely in common stock of PolyVision or such Borrower; and the Borrowers and Subsidiaries may, subject to the applicable subordination provisions of the Senior Subordinated Note Agreement, pay


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

dividends and distributions to PolyVision in an amount equal to interest payments (but no sooner than two (2) days prior to the due date of such interest payments) payable from time to time in respect of the Senior Subordinated Notes, and PolyVision may, at any time and from time to time, for such consideration as the Board of Directors of PolyVision may approve, issue shares of its capital stock (but if preferred stock, only on terms and conditions satisfactory to the Required Lenders) and warrants, options, convertible securities and other rights to purchase capital stock of PolyVision (including the stock contemplated by Section 3.1(c)(i) above); PROVIDED that no material expense in connection therewith shall be incurred after the date hereof if, before or after giving effect to the incurrence thereof, any Default or Event of Default then exists or would exist;

     (b) A Subsidiary of a Borrower may declare and pay dividends and distributions to any Borrower;

     (c) The Borrowers (other than PolyVision) and their Subsidiaries may pay dividends and distributions to PolyVision;

     (d) PolyVision may declare and pay dividends in cash with respect to its preferred stock subject to the satisfaction of each of the following conditions on the date of such dividend payment and after giving effect thereto:

          (i) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto;

          (ii) the ratio of Consolidated Debt to EBITDA for PolyVision and its Subsidiaries for the preceding four fiscal quarters as at the last day of the fiscal quarter most recently ended prior to the date of such dividend payments shall not exceed 4.75:1;

          (iii) such dividends shall not exceed $500,000 in the aggregate in any Fiscal Year; PROVIDED, HOWEVER, that if the ratio referred to in subparagraph (ii) above does not exceed 4:1, such dividends may exceed $500,000 but may in no event exceed $1,000,000 in the aggregate in any Fiscal Year;

          (iv) no such dividend shall be declared or paid except quarterly within thirty (30) days after delivery of required quarterly financial statements; and

          (v) PolyVision shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed dividend payment, a certificate of a senior financial officer setting forth computations in reasonable detail demonstrating satisfaction of the foregoing conditions as at the date of such certificate; and

     (e)  For issuances of stock expressly permitted by Section 6.18.


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

     SECTION 6.8 CHANGE IN NATURE OF BUSINESS. Make, or permit any of their Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

     SECTION 6.9 CHARTER AMENDMENTS. Amend, or permit any of their Subsidiaries to amend, its certificate or articles of incorporation or bylaws if such amendment could impair the interests or rights of the Administrative Agent or any Lender Party.

     SECTION 6.10 ACCOUNTING CHANGES. Make or permit, or permit any of their Subsidiaries to make or permit, any change in (a) accounting policies or reporting practices, except as mandated by GAAP, or (b) its Fiscal Year except that from and after the Closing Date the fiscal year of each of the Foreign Subsidiaries shall be deemed changed to become the same as that of PolyVision.

     SECTION 6.11 REPAYMENTS OR PREPAYMENTS, ETC. OF DEBT. (a) Make any payment of principal of, or interest on, the Junior Subordinated Note, (b) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, other than (i) the prepayment of the Advances in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or redemptions of Surviving Debt, (iii) prepayments of Debt to the extent that such Debt is simultaneously refinanced in compliance with this Agreement, and (iv) prepayments and redemptions (other than in respect of the Subordinated Debt) not exceeding Two Hundred Fifty Thousand ($250,000) Dollars in the aggregate from and after the Closing Date, to be made only as of dates when no Default or Event of Default then exists or would exist after giving effect thereto; (c) amend, modify or change in any manner any term or condition of any Surviving Debt except as permitted under Section 6.2, (d) permit any of their Subsidiaries to do any of the foregoing other than to repay any Debt payable to the Borrowers, or (e) exercise any right of set-off permitted under the Junior Subordinated Note.

     SECTION 6.12 AMENDMENT, ETC. OF AIG ACQUISITION DOCUMENTS. Cancel or terminate any AIG Acquisition Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any AIG Acquisition Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any AIG Acquisition Document or take any other action in connection with any AIG Acquisition Document that would, in any such case, impair the value of the interests or rights of the Borrowers thereunder (except for immaterial changes, waivers or consents), or would impair the interests or rights of the Administrative Agent or any Lender Party, or permit any of their Subsidiaries to do any of the foregoing.

     SECTION 6.13  AMENDMENT, ETC. OF MATERIAL CONTRACTS.

                 (a) Except in the exercise of reasonable business judgment, cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract or take any other action in connection with any Material Contract that would materially impair the value of the interests or rights of the Borrowers thereunder or that could impair the interests or rights of the Administrative Agent or any Lender Party, or permit any of their Subsidiaries to do any of the foregoing.

                 (b)     Modify, amend or supplement:

                     (i) any documentation entered into in connection with any Subordinated Debt (excluding for purposes of this clause (i) the Senior Subordinated Note Agreement); or

                     (ii) the Senior Subordinated Note Agreement if the effect of such amendment, supplement or modification is to: (i) increase the interest rate on the Senior Subordinated Note by more than one percent (1%) (that is, not to exceed in any event 13%) per annum (provided that nothing contained herein shall preclude imposition of any default rate of interest in the amount provided in the Senior Subordinated Note Agreement), (ii) accelerate or shorten the dates upon which payments of principal or interest are due on the Senior Subordinated Note; (iii) change the redemption or prepayment provisions of the Senior Subordinated Note (other than any such change which would reduce the amount of any scheduled redemption or prepayment or of any premium or interest payable in connection therewith or that would defer the date on which any such redemption or prepayment is otherwise scheduled to be made); (iv) make more restrictive any of the covenants contained in the Senior Subordinated Note Agreement, or add any events of default, or modify any events of default so as to be triggered sooner in each case in comparison with any such covenants or events of default contained in the Senior Subordinated Note Agreement as in effect prior to such proposed amendment, (v) change any provisions of Article 7 or 11 or Section 12.5 (or comparable provisions) of the Senior Subordinated Note Agreement or modify any of the defined terms used in such Article 7 or 11 (or comparable provisions), or (vi) provide for any security in respect of the obligations under the Senior Subordinated Note Agreement, in each case, without the prior written consent of the Required Lenders.

                 (c) Modify, amend, supplement or terminate any agreements, instruments or documents relating to the incurrence (if consented to by the Administrative Agent) of any Debt or other obligations, contingent or otherwise, of the Borrowers or any Subsidiary permitted under Section 6.2 owing under any Permitted Acquisition Documents or arising in connection with any Permitted Acquisition other than modifications, amendments and/or supplements which are immaterial.

     SECTION 6.14 NEGATIVE PLEDGE. Enter into or suffer to exist, or permit any of the Subsidiaries of the Borrowers to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its properties or assets, other than as provided in the Loan Documents, and in the Senior Subordinated Note Agreement, and (with respect to the specific assets so financed) pursuant to any purchase money financing and/or Capitalized Leases permitted pursuant to Sections 6.1 and 6.2 (so long as such provisions do not prohibit or restrict the ability to grant Liens to the Administrative Agent for the ratable benefit of the Lenders).

     SECTION 6.15 PARTNERSHIPS, NEW SUBSIDIARIES.

     (a) Become a general partner in any general or limited partnership or joint venture or permit any of their Subsidiaries to do so, or

     (b) Create any new Subsidiary (Domestic or Foreign), unless such newly created Domestic Subsidiary shall become a Guarantor and an additional grantor pursuant to the terms of a Security Agreement and Intellectual Property Security Agreement and all of the capital stock of such Domestic Subsidiary or the requisite percentage of the outstanding capital stock of such Foreign Subsidiary are pledged to the Administrative Agent pursuant to a Security Agreement or other appropriate security document, except that no Foreign Subsidiary shall be created without the prior written consent of the Required Lenders if the Administrative Agent shall not have obtained a Lien upon substantially all of the assets of and capital stock issued by such Foreign Subsidiary and then only upon the Administrative Agent's and its counsel's prior satisfaction with all legal and accounting matters relating thereto including the delivery of such opinions of counsel as the Administrative Agent may request

     SECTION 6.16 SPECULATIVE TRANSACTIONS. Engage, or permit any of their Subsidiaries to engage, in any transaction involving commodity options or futures contracts or derivatives or any similar speculative transactions, except for Bank Hedge Agreements expressly permitted under Section 5.14 and except for foreign exchange contracts entered into for the benefit of the Borrowers and their Subsidiaries in the ordinary course of business and not as a speculation.

     SECTION 6.17 CAPITAL EXPENDITURES. Make, or permit any of their Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrowers and their Subsidiaries in any period set forth below to exceed the amount set forth below for such period.

                         PERIOD                                    AMOUNT
                         ------                                    ------

     Closing Date through and including April 30, 1999           $1,300,000

     May 1, 1999 through and including April 30, 2000            $2,000,000

     Each fiscal year thereafter                                 $3,000,000

PROVIDED, HOWEVER, (a) that amounts permitted to be expended in a Fiscal Year that are not expended in such Fiscal Year, but not in excess of fifty (50%) percent of such prior year's unused amount (not including any amount permitted to be carried forward from a prior year) shall be permitted to be expended in (but only in) the subsequent Fiscal Year; (b) amounts comprising Excess Cash Flow after giving effect to the prepayments required under Section 2.6 shall be permitted to be expended for Capital Expenditures (over and above the amounts set forth above) in the twelve months following the date of required prepayment in any year; and (c) Permitted Acquisitions and amounts representing Capital Expenditures paid or incurred with respect to an acquisition permitted under
Section 6.4 in the ordinary course of its business prior to consummation of a Permitted Acquisition shall not be deemed included in the calculation of the aggregate amount of Capital Expenditures for purposes of determining


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

the maximum annual Capital Expenditures permitted to be made hereunder, so long as such amounts representing Capital Expenditures paid prior to a Permitted Acquisition were incurred prior to the date of consummation of such Permitted Acquisition and were not incurred in anticipation of such Permitted Acquisition, and otherwise conform with the terms and conditions of Section 6.2.

     SECTION 6.18 ISSUANCE OF STOCK. The Borrowers will not, and will not permit any of their Subsidiaries to, directly or indirectly, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock of any Borrower or any Subsidiary of any Borrower, except (a) to the Borrower subject to the continuing Lien thereon in favor of the Administrative Agent (except to the extent not required under Section 5.13), (b) to qualify directors if required by applicable law, (c) as set forth in SCHEDULE 6.18, (d) pursuant to the AIG Acquisition in accordance with the AIG Acquisition Documents, and (e) the pledge thereof pursuant to the Loan Documents.

     SECTION 6.19 LIMITATIONS ON OPERATING LEASES. Become a lessee under any operating lease (other than a lease which any Borrower or any of its Subsidiaries, as the case may be, is lessor) of Property, including, without limitation, real estate operating leases, if the aggregate Rentals (estimated in good faith by the Borrowers with respect to amounts payable pursuant to escalation clauses) payable during any current or future period of 12 consecutive months under the lease in question and all other leases under which any Borrower or any of its other Subsidiaries, as the case may be, is then lessee would exceed One Million ($1,000,000.00) Dollars, including the Dollar Equivalent of amounts denominated in non-U.S. currencies (the term "Rentals" meaning, as of the date of determination, all payments which the lessee is required to make by the terms of any lease; the term "Property" meaning any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible).

     SECTION 6.20 NO CONSIGNMENT SALES. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis, except for consignment sales made by the Borrowers and/or Pentagon, as the case may be, in Australia involving Inventory not to exceed $250,000 in book value in any single fiscal year.

     SECTION 6.21 CERTAIN INACTIVE SUBSIDIARIES. Permit or suffer any Domestic Subsidiary that has not become a party to a Subsidiary Guaranty and Security Agreement to engage in any business activities or to acquire any assets (other than immaterial assets not exceeding $250,000 in the aggregate in market value) or have any Investments or incur any Indebtedness or liabilities except in order to maintain corporate existence and except as otherwise in existence on the date of this Agreement as set forth on Schedule 6.6(a).

     SECTION 6.22 RETENTION OF CASH. Retain cash at PolyVision or in any accounts of PolyVision except for such amounts as are reasonably expected to be used for the payment of amounts contemplated hereunder and are due within a reasonably short period of time (not in any event to exceed thirty (30) days), PROVIDED that all cash (to the extent in excess of $100,000) that is not so needed within such period of time shall be contributed to the other Borrowers.


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     SECTION 6.23 MANAGEMENT FEES.  Notwithstanding any other provision contained in this Agreement or any of the other Loan Documents, pay, or be or become obligated to pay, any Management Fees to any Person or any interest on any deferred obligation therefor, including, without limitation, to any shareholder, director, officer or employee of any Borrower, or any Loan Party.


                                      ARTICLE 7
                                REPORTING REQUIREMENTS

          While any of the Commitments is outstanding and, in the event any Advance remains outstanding, so long as any Borrower or any other Loan Party is indebted to any of the Lender Parties or the Administrative Agent under any of the Loan Documents, any Letter of Credit is outstanding and until payment in full of the Notes and full and complete performance of all of its other obligations arising hereunder, the Borrowers shall furnish to the Administrative Agent and Lenders:

     SECTION 7.1 DEFAULT NOTICE. As soon as possible and in any event within two (2) Business Days after a Responsible Officer of a Borrower obtains actual knowledge of the occurrence of any continuing Default, or any event, development or occurrence reasonably likely to have a Material Adverse Effect, a statement signed on behalf of the Borrowers by a Responsible Officer thereof of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken, is taking and/or proposes to take with respect thereto.

     SECTION 7.2 MONTHLY FINANCIALS. As soon as available and in any event within thirty (30) days after the end of each month which is not a fiscal quarter end, (a) Consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries as of the end of such month, (b) Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Borrowers and their Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, and (c) Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Borrowers and their Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the prior Fiscal Year, all in reasonable detail and duly certified by the chief financial officer or a financial vice president of each Borrower.

     SECTION 7.3 QUARTERLY FINANCIALS. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of each Fiscal Year, (a) Consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries as of the end of such quarter, (b) Consolidated and consolidating statements of income and Consolidated and consolidating statements of cash flows of the Borrowers and their Subsidiaries, for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter, and (c) Consolidated and consolidating statements of income and Consolidated and consolidating statements of cash flows of the Borrowers


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

and their Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year and the corresponding figures from the budgets for such period and for the Fiscal Year which includes such period, all in reasonable detail and duly certified by the chief financial officer or a financial vice president each Borrower as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments), together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that such Borrower has taken, is taking and/or proposes to take with respect thereto, and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrowers in determining compliance with the financial covenants contained in
Article 8, PROVIDED, that in the event of any change in GAAP used in the preparation of such financial statements, the Borrowers shall also provide, if necessary for the determination of compliance with Article 8, a statement of reconciliation conforming such financial statements to GAAP.

     SECTION 7.4 ANNUAL FINANCIALS. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrowers and their Subsidiaries, including therein (a) Consolidated and consolidating balance sheets of the Borrowers and
their Subsidiaries as of the end of such Fiscal Year, and (b)   Consolidated and
consolidating statements of income and Consolidated and consolidating statements of cash flows of the Borrowers and their Subsidiaries, for such Fiscal Year, in each case setting forth in comparative form the corresponding figures for the prior Fiscal Year and the corresponding figures from the budget for such Fiscal Year and in each case accompanied (in the case of such Consolidated financial statements) by an opinion acceptable to the Administrative Agent of any "Big Five" accounting firm, together with (a) a letter of such accounting firm to the Administrative Agent and Lender Parties stating that in the course of the regular audit of the business of the Borrowers and their Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (b) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Article 8, PROVIDED, that in the event of any change in GAAP used in the preparation of such financial statements, the Borrowers shall also provide, if necessary for the determination of compliance with Article 8, a statement of reconciliation conforming such financial statements to GAAP and (c) a certificate signed on behalf of each Borrower by its chief financial officer of each Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that such Borrower has taken, is taking and/or proposes to take with respect thereto.

     SECTION 7.5 ANNUAL FORECASTS. As soon as available and in any event no later than sixty (60) days after the end of each Fiscal Year, (i) an annual operating budget prepared by management of the Borrowers, including projected consolidated and consolidating balance sheets, income statements and cash flow statements on a quarterly basis, and (ii) a business plan, in each case for the Fiscal Year following such Fiscal Year then ended and in form reasonably satisfactory to the Administrative Agent.

     SECTION 7.6 ERISA EVENTS AND ERISA REPORTS. (i) Promptly and in any event within twenty (20) days after any Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer or a financial vice president of each Borrower describing such ERISA Event and the action, if any, that such Borrower or such ERISA Affiliate has taken, is taking and/or proposes to take with respect thereto and (ii) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

     SECTION 7.7 PLAN TERMINATIONS. Promptly and in any event within five (5) Business Days after receipt thereof by any Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan or correspondence from the PBGC indicating it is considering termination of any Plan.

     SECTION 7.8 ACTUARIAL REPORTS. Promptly upon receipt thereof by any Borrower or any ERISA Affiliate, a copy of the annual actuarial valuation report for each Plan the funded current liability percentage (as defined in Section 302(d)(8)(B) of ERISA) of which is shown in such report to be less than 90% or the unfunded current liability (as defined in Section 302(d)(8)(A) of ERISA) of which is shown in such report to exceed $500,000.

     SECTION 7.9 PLAN ANNUAL REPORTS. Upon the request, from time to time, of the Administrative Agent, promptly and in any event within thirty (30) days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the most recently filed annual report (Form 5500 Series) with respect to each Plan.

     SECTION 7.10 ANNUAL PLAN SUMMARIES. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, an annual summary of actuarial valuation and other information with respect to each Plan in form, substance and detail reasonably satisfactory to the Administrative Agent.

     SECTION 7.11 MULTIEMPLOYER PLAN NOTICES. Promptly and in any event within five (5) Business Days after receipt thereof by any Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning, or other correspondence with respect to, (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Borrower or any ERISA Affiliate in connection with any event described in clause
(i) or (ii).

     SECTION 7.12 LITIGATION. Promptly after the commencement thereof, notice of all material actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, Federal, state, local or foreign, affecting any

Loan Party or any of its Subsidiaries (exclusive of Subsidiaries of Alpine which are not Loan Parties) and, promptly after the occurrence thereof, notice of any change in the status or the financial effect on any Loan Party or any of its Subsidiaries (exclusive of Subsidiaries of Alpine which are not Loan Parties) of the Disclosed Litigation from that described on SCHEDULE 4.9 that could reasonably be expected to have a Material Adverse Effect.

     SECTION 7.13 SECURITIES REPORTS. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries (exclusive of Subsidiaries of Alpine which are not Loan Parties) sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries (exclusive of Subsidiaries of Alpine which are not Loan Parties) files with the Securities and Exchange Commission or any other governmental authority or with any national securities exchange.

     SECTION 7.14 CREDITOR REPORTS. Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of any Borrower or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit agreement or similar agreement or instrument and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Article 7.

     SECTION 7.15 AGREEMENT NOTICES. Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries (exclusive of Subsidiaries of Alpine which are not Loan Parties) under or pursuant to any Material Contract or indenture, loan or credit agreement or similar agreement or instrument regarding or related to any material breach or default by any party thereto or any event that could materially impair the value of the interests or the rights of any Loan Party or any of its Subsidiaries (exclusive of Subsidiaries of Alpine which are not Loan Parties) or otherwise have a Material Adverse Effect and copies of any material amendment, modification or waiver of any provision of any Material Contract or indenture, loan or credit agreement or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding the foregoing as the Administrative Agent may reasonably request.

     SECTION 7.16 REVENUE AGENT REPORTS. Within ten (10) days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth any adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which each Borrower is a member aggregating $250,000 or more.

     SECTION 7.17 ENVIRONMENTAL CONDITIONS. Promptly after the assertion or occurrence (to the Borrowers' knowledge) thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries (exclusive of Subsidiaries of Alpine which are not Loan Parties) with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

     SECTION 7.18 REAL PROPERTY. Upon the request, from time to time, of the Administrative Agent, promptly and in any event within thirty (30) days after any such request, a report supplementing SCHEDULES 4.21 and 4.22, including an identification of all real and leased property disposed of by the Borrowers or any of their Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to remain accurate and complete in all respects.

     SECTION 7.19 INSURANCE. Upon the request, from time to time, of the Administrative Agent, promptly and in any event within thirty (30) days after any such request, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Borrower and its Subsidiaries and containing such additional information as the Administrative Agent may reasonably request.

     SECTION 7.20 BORROWING BASE CERTIFICATE. As soon as available and in any event by the 15th day of each calendar month, a Borrowing Base Certificate which shall include a European Borrowing Base Certificate, as at the end of the previous month, certified by the chief financial officer or a financial vice president of a Borrower.

     SECTION 7.21 MANAGEMENT LETTERS. As soon as available and in any event within five (5) Business Days after the receipt thereof, copies of any "management letter" or similar letter received by any Borrower or its Board of Directors (or any Committee thereof) from its independent public accountants.

     SECTION 7.22 PERMITTED ACQUISITION DOCUMENTS. Within thirty (30) days following the consummation of each Permitted Acquisition, complete copies of the related Permitted Acquisition Documents, certified as true and correct by a Responsible Officer of the Borrower.

     SECTION 7.23 OTHER INFORMATION. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries (exclusive of Subsidiaries of Alpine which are not Loan Parties) or the Collateral as the Administrative Agent or any Lender Party (through the Administrative Agent) may from time to time reasonably request, subject to such confidentiality agreements as may reasonably be required by the Person providing such information.


                                      ARTICLE 8
                                 FINANCIAL COVENANTS

     While any of the Commitments is outstanding and, in the event any Advance remains outstanding, so long as any Borrower or any other Loan Party is indebted to any of the Lender Parties or the Administrative Agent under any of the Loan Documents, any Letter of Credit is outstanding and until payment in full of the Notes and full and complete performance of all of its other obligations arising hereunder, the Borrowers shall:

     SECTION 8.1 CONSOLIDATED DEBT TO EBITDA RATIO. Maintain as of the end of each fiscal quarter of the Borrowers a Consolidated Debt to EBITDA Ratio of not more than the ratio set forth below:

                 ------------------------------   ---------------------
                 Date of Determination:           Maximum Ratio
                 ------------------------------   ---------------------
                 January 31, 1999                      6.00 to 1.0
                 ------------------------------   ---------------------
                 April 30, 1999                        6.00 to 1.0
                 ------------------------------   ---------------------
                 July 31, 1999                         5.75 to 1.0
                 ------------------------------   ---------------------
                 October 31, 1999                      5.50 to 1.0
                 ------------------------------   ---------------------
                 January 31, 2000                      5.25 to 1.0
                 ------------------------------   ---------------------
                 April 30, 2000                        5.25 to 1.0
                 ------------------------------   ---------------------
                 July 31, 2000                         5.25 to 1.0
                 ------------------------------   ---------------------
                 October 31, 2000                      5.00 to 1.0
                 ------------------------------   ---------------------
                 January 31, 2001                      5.00 to 1.0
                 ------------------------------   ---------------------
                 April 30, 2001                        4.50 to 1.0
                 ------------------------------   ---------------------
                 July 31, 2001                         4.50 to 1.0
                 ------------------------------   ---------------------
                 October 31, 2001                      4.50 to 1.0
                 ------------------------------   ---------------------
                 January 31, 2002                      4.50 to 1.0
                 ------------------------------   ---------------------
                 April 30, 2002 through (and
                 including) October 31, 2005           4.00 to 1.0
                 ------------------------------   ---------------------

PROVIDED, HOWEVER, that for purposes of calculating EBITDA for the most recently completed four fiscal quarters of the Borrowers ending on each of the following dates, there shall be added to such EBITDA the amounts set forth next to such dates (representing in each case estimated cost savings resulting from the AIG Acquisition):


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

                 ------------------------------   ---------------------
                 Date                             Amount
                 ------------------------------   ---------------------
                 January 31, 1999                 $2,000,000
                 ------------------------------   ---------------------
                 April 30, 1999                   $1,750,000
                 ------------------------------   ---------------------
                 July 31, 1999                    $1,250,000
                 ------------------------------   ---------------------
                 October 31, 1999                 $  500,000
                 ------------------------------   ---------------------

     SECTION 8.2 INTEREST COVERAGE RATIO. Maintain as of each date set forth below, a ratio of (i) EBITDA for the most recently completed four fiscal quarters of the Borrowers to (ii) Consolidated Interest Expense (to the extent paid in cash during such period) for such period of not less than the ratio set forth below for such period:

                 ------------------------------   ---------------------
                 Date of Determination:           Minimum Ratio
                 ------------------------------   ---------------------
                 January 31, 1999                 1.70 to 1.0
                 ------------------------------   ---------------------
                 April 30, 1999                   1.70 to 1.0
                 ------------------------------   ---------------------
                 July 31, 1999                    1.75 to 1.0
                 ------------------------------   ---------------------
                 October 31, 1999                 1.85 to 1.0
                 ------------------------------   ---------------------
                 January 31, 2000                 1.85 to 1.0
                 ------------------------------   ---------------------
                 April 30, 2000                   2.00 to 1.0
                 ------------------------------   ---------------------
                 July 31, 2000                    2.00 to 1.0
                 ------------------------------   ---------------------
                 October 31, 2000                 2.00 to 1.0
                 ------------------------------   ---------------------
                 January 31, 2001                 2.00 to 1.0
                 ------------------------------   ---------------------
                 April 30, 2001                   2.25 to 1.0
                 ------------------------------   ---------------------
                 July 31, 2001                    2.25 to 1.0
                 ------------------------------   ---------------------
                 October 31, 2001                 2.25 to 1.0
                 ------------------------------   ---------------------
                 January 31, 2002                 2.25 to 1.0
                 ------------------------------   ---------------------
                 April 30, 2002 through (and
                 including) October 31, 2005      2.50 to 1.0
                 ------------------------------   ---------------------

PROVIDED, HOWEVER, that for purposes of calculating EBITDA for the most recently completed four fiscal quarters of the Borrowers ending on each of the following dates, there shall be added to such EBITDA


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

the amounts set forth next to such dates (representing in each case estimated cost savings resulting from the AIG Acquisition):

                 ------------------------------   ---------------------
                 Date                             Amount
                 ------------------------------   ---------------------
                 January 31, 1999                 $2,000,000
                 ------------------------------   ---------------------
                 April 30, 1999                   $1,750,000
                 ------------------------------   ---------------------
                 July 31, 1999                    $1,250,000
                 ------------------------------   ---------------------
                 October 31, 1999                 $  500,000
                 ------------------------------   ---------------------

     SECTION 8.3  FIXED CHARGE COVERAGE RATIO.   Maintain as of the end of each
fiscal quarter of the Borrowers a Fixed Charge Coverage Ratio for the most recently completed four fiscal quarters of the Borrowers of not less than the following ratios for the requisite periods set forth below (except that in respect of the first three testing periods referred to below, EBITDA and Fixed Charges shall be computed only for the one, two and three fiscal quarterly periods respectively described below, provided that Capital Expenditures shall be computed within fixed charges in an amount equal to the greater of one-quarter of the Capital Expenditures permitted during the twelve month period during which a testing period ends and actual Capital Expenditures made during the testing period specified below):

                 ------------------------------   ---------------------
                 Four Fiscal Quarters ending on:
                 ------------------------------   ---------------------
                 Each October 31, January 31,     1.10 to 1.0
                 April 30 and July 31 after the
                 Closing Date and continuing
                 through (and including)
                 October 31, 2005
                 ------------------------------   ---------------------

PROVIDED, HOWEVER, that for purposes of calculating EBITDA for the most recently completed four fiscal quarters of the Borrowers ending on each of the following dates, there shall be added to such EBITDA the amounts set forth next to such dates (representing in each case estimated cost savings resulting from the AIG Acquisition):

                 ------------------------------   ---------------------
                 Date                             Amount
                 ------------------------------   ---------------------
                 January 31, 1999                 $2,000,000
                 ------------------------------   ---------------------
                 April 30, 1999                   $1,750,000
                 ------------------------------   ---------------------
                 July 31, 1999                    $1,250,000
                 ------------------------------   ---------------------
                 October 31, 1999                 $  500,000
                 ------------------------------   ---------------------

                                      ARTICLE 9
                                  EVENTS OF DEFAULT

     If any of the following ("EVENTS OF DEFAULT") shall occur and be continuing, then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Commitments of each appropriate Lender (other than the Commitment in respect of Letter of Credit Advances by the Issuing Bank, European Letter of Credit Advances by the European Letter of Credit Bank, or a Revolving Credit Lender pursuant to Section 2.3(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.2(b)) and of the Issuing Bank to issue Letters of Credit and of the European Letter of Credit Bank to issue European Letter of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders,
(A) by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers and (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; PROVIDED, HOWEVER, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or Alpine under the Federal Bankruptcy Code, (x) the obligation of each Lender to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.3(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.2(b)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Anything elsewhere contained in this Agreement to the contrary notwithstanding, no Lender shall have the right (x) absent automatic acceleration is hereinabove provided, to accelerate any of its Notes or any other Obligations under the Loan Documents, or take any action against any Loan Party, without the request or consent of the Required Lenders as hereinabove provided, and/or (y) to take any action against any of the Collateral except through or at the direction of the Administrative Agent.

     SECTION 9.1 PAYMENT. (a) The Borrowers shall fail to pay any principal of any Advance when the same shall become due and payable or (b) the Borrowers shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause
(b) within two (2) Business Days after the same becomes due and payable; or

     SECTION 9.2 REPRESENTATIONS AND WARRANTIES. Any representation or warranty made by (a) any Loan Party (or any of its officers) under or in connection with any Loan Document or (b) by any European Borrowers in any of the KBC Loan Documents, shall prove to have been incorrect in any material respect when made or confirmed; or

     SECTION 9.3 CERTAIN COVENANTS. The Borrowers shall fail to perform or observe any term, covenant, agreement, obligation or undertaking contained in
Section 2.14, 5.5, 5.6 , 5.7, 5.13, 5.14, 5.15 or 5.17, Article 6 or Article 8.

     SECTION 9.4 OTHER COVENANTS. Any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which (a) a Responsible Officer of any Loan Party becomes aware of such failure or (b) written notice thereof shall have been given to the Borrowers by the Administrative Agent or any Lender Party; or

     SECTION 9.5 OTHER DEFAULTS. Any Loan Party or any of its Subsidiaries (exclusive of Subsidiaries of Alpine which are not Loan Parties) shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding and for which it is liable in a principal or notional amount of at least $500,000 either individually or in the aggregate but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, in each case if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or any Event of Default shall occur and shall not have been cured or waived under any KBC Loan Agreement; or

     SECTION 9.6 BANKRUPTCY, ETC.. Any Loan Party or any of its Subsidiaries or Alpine shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries or Alpine seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur, or any Loan Party or any of its Subsidiaries or Alpine shall take any corporate action to authorize any of the actions set forth above in this Section 9.6; or

     SECTION 9.7  JUDGMENTS.   (a) Any judgment or order for the payment of
money in excess of $500,000 (other than such a judgment or order which is fully covered by insurance (subject to ordinary deductibles) for which the appropriate insurer has acknowledged responsibility in writing) shall be rendered against any Loan Party or any of its Subsidiaries, including the European Borrowers and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of seven (7) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (b) Any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries, including the European Borrowers that is reasonably likely to have a Material Adverse Effect; or

     SECTION 9.8 LOAN DOCUMENTS. Any material provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so state in writing; or any Guarantor shall revoke or attempt to revoke the Guaranty signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof; or

     SECTION 9.9 LIENS. On of after the Closing Date, there shall for any reason cease to exist a valid and perfected first and only priority lien on and security interest in the Collateral in favor of the Administrative Agent subject only to Permitted Liens; or

     SECTION 9.10 CHANGE OF CONTROL.  Any Change of Control shall occur; or

     SECTION 9.11 ERISA EVENTS.

     (a) Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of the last such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Events) exceeds $500,000; or

     (b) Any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Borrower or ERISA Affiliate has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to

Multiemployer Plans by the Borrowers and their ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $500,000 or requires payments exceeding $200,000 per annum; or

     (c) Any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrowers and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $200,000; or

     SECTION 9.12 BORROWING BASE DEFICIENCY. Any Borrowing Base Deficiency shall occur and be continuing which is not eliminated by the Borrowers' prepayment within seven (7) Business Days of then outstanding Swing Line Advances and Revolving Credit Advances in an amount sufficient to eliminate such Borrowing Base Deficiency; or

     SECTION 9.13 SUBORDINATION PROVISIONS. The subordination provisions contained in any instrument pursuant to which any Subordinated Debt permitted under Section 6.2(c) was created or in any instrument evidencing such Subordinated Debt shall cease, for any reason, to be in full force and effect or enforceable in accordance with their terms (other than as the result of payment or prepayment in accordance with the terms hereof); or

     SECTION 9.14 MANAGEMENT.   Steven Elbaum, Joseph Menniti (whose name shall
be deemed excluded from this Section 9.14 following his retirement) or Michael Dunn shall cease for any reason whatsoever, including, without limitation, death or disability (as such disability shall be determined in the sole and absolute judgment of the Administrative Agent), to be and continuously perform the duties of senior executives in their current respective capacities or, if such cessation shall occur as a result of the death or such disability, no successor satisfactory to the Administrative Agent, in its sole discretion, shall have become and shall have commenced to perform the duties of the affected individual(s) within ninety (90) days (but one hundred twenty (120) days in respect of Steven Elbaum if the cessation shall have been due to death or disability, not for any other cause and fifteen (15) days if due to another cause) days after such cessation; PROVIDED, HOWEVER, that if any satisfactory successor shall have been so elected and shall have commenced performance of such duties within such period, the name of such successor shall be deemed to have been inserted in place of Steven Elbaum, Joseph Menniti or Michael Dunn, as the case may be, in this Section 9.14; or

     SECTION 9.15 BUSINESS CONDEMNATION. There shall occur a cessation of a substantial part of the business of any Borrower, any Subsidiary of any Borrower or any Guarantor for a period which significantly affects Borrower's or such Guarantor's capacity to continue its business, on a profitable basis; or any Borrower, any Subsidiary of any Borrower or any Guarantor shall suffer the loss or revocation for a period in excess of 30 consecutive days of any material license or permit now held or hereafter acquired by any Borrower or such Subsidiary or Guarantor which is necessary to the continued or lawful operation of any material portion of its business; or Borrower or any Guarantor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs for a period in excess of 30 consecutive days; or any material lease or agreement pursuant to which any Borrower or any Guarantor leases, uses or occupies any Property shall be canceled or terminated (other than by reason of casualty) prior to the expiration of its stated term, and adequate or comparable alternate premises are not secured within 90 days; or any material portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation, unless replacement Collateral of comparable value is obtained within 30 days after the taking of the condemned Collateral; or

     SECTION 9.16 UNINSURED LOSSES. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of $250,000 or more in the aggregate for the Borrowers and the European Borrowers, including the Dollar Equivalent of amounts denominated in non-U.S. currencies, if not fully covered (subject to ordinary deductibles) as Administrative Agent shall have permitted) by insurance; or

     SECTION 9.17 CRIMINAL FORFEITURE. Any Borrower, any Subsidiary of any Borrower or any Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property (having a fair market value of $100,000 or more individually or in the aggregate) of any Borrower, any Subsidiary of any Borrower or any Guarantor; or

     SECTION 9.18 ENVIRONMENTAL MATTERS. If the Borrowers or their Subsidiaries shall make aggregate net cash expenditures (net of amounts collected as reimbursement, indemnification, contribution or otherwise from unaffiliated third parties) that exceed $2,600,000 between the date hereof and April 29, 2001 in respect of environmental remediation of (a) the real property and improvements formerly owned by Alliance America in Port Carbon, Pennsylvania, and/or (b) the real property and improvements now owned by Aubecq in Crespin, France; PROVIDED, HOWEVER, that notwithstanding the foregoing, if such aggregate net cash expenditures during such period at any time or from time to time exceed $2,600,000 but are less than $4,000,000, then , if and so long as the Borrowers and their Subsidiaries promptly commence and thereafter continue to make diligent efforts to collect from unaffiliated third parties amounts sufficient to reduce such aggregate net cash expenditures to an amount equal to or less than $2,600,000, no Event of Default shall be deemed to have occurred unless and until such excess expenditure condition shall have continued for nine
(9) months after such condition arose.

     SECTION 9.19 ACTIONS IN RESPECT OF THE LETTERS OF CREDIT UPON DEFAULT. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Article 9 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent's office designated in such demand, for deposit in the L/C Cash Collateral

Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.


                                      ARTICLE 10
                               THE ADMINISTRATIVE AGENT

     SECTION 10.1 AUTHORIZATION AND ACTION. (a) Each Lender Party (in its capacity as a Lender, the Issuing Bank, the European Letter of Credit Bank, the Swing Line Bank and/or any Hedge Bank) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents and shall not be a trustee for any Lender Party or Hedge Bank.

     (b) As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; and any action taken or failure to act pursuant there shall be binding on all of the Lender Parties; PROVIDED, HOWEVER, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement, any other Loan Document or applicable law and except for action expressly required of the Administrative Agent hereunder or under the Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Lender Parties and Hedge Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

     SECTION 10.2 AGENT'S RELIANCE, ETC. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in
Section 11.7; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any recitals, statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document or the KBC Loan Documents on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party or of any European Borrowers; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by or on behalf of the proper party or parties; and (g) may employ agents or attorneys-in-fact and shall not be answerable for the negligence or misconduct of any such agent or attorneys-in-fact selected by it with reasonable care.

     SECTION 10.3 FLEET AND AFFILIATES. With respect to its Commitments, the Advances made by it and the Notes issued to it, Fleet shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent; and the term "Lender Party" or "Lender Parties" shall, unless otherwise expressly indicated, include Fleet in its individual capacity. Fleet and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party including without limitation, the European Borrowers, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party, including without limitation, the European Borrowers, or any such Subsidiary and may accept fees and other consideration from the Borrowers or their Affiliates, for services in connection with this Agreement, the other Loan Documents or otherwise, all as if Fleet were not the Administrative Agent and without any duty to account therefor to the Lender Parties.

     SECTION 10.4 LENDER PARTY CREDIT DECISION. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in
Section 4.6 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, including, without limitation, as it relates to the European Borrowers. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          The Administrative Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other information regarding the Borrower, any other Loan Party or any European Borrowers.

     SECTION 10.5  INDEMNIFICATION.

     (a) Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as such) in any way relating to or arising out of any of the Loan Documents or any transaction contemplated hereby and thereby or any action taken or omitted by the Administrative Agent under any of the Loan Documents; PROVIDED, HOWEVER, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under
Section 11.4, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrowers.

     (b) Each Lender Party severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrowers) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank (in its capacity as such) in any way relating to or arising out of any of the Loan Documents, the KBC Loan Documents or any action taken or omitted by the Issuing Bank under any of the Loan Documents; PROVIDED, HOWEVER, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under Section 11.4, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

     (c) For purposes of Sections 10.5(a) and 10.5(b), the Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) their respective pro rata shares (based upon the proportion that their respective European Letter of Credit Commitments bear to the aggregate European Letter of Credit Commitments of all of the Lender Parties) of the aggregate Available Amount of all European Letters


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of Credit outstanding at such time, (iv) the aggregate unused portions of their respective Term A Commitments and Term B Commitments at such time and (v) their respective Unused Revolving Credit Commitments at such time; PROVIDED, that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party's Commitment with respect to the Facility under which such Defaulted Advance was required to have been made shall be considered to be unused for purposes of this
Section 10.5 to the extent of the amount of such Defaulted Advance. The failure of any Lender Party to reimburse the Administrative Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent or the Issuing Bank, as the case may be, for such other Lender Party's ratable share of such amount. Without prejudice to the survival of any other agreements of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section
10.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

     SECTION 10.6 SUCCESSOR ADMINISTRATIVE AGENTS. The Administrative Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lender Parties and the Borrowers and may be removed as to all of the Facilities at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent as to such of the Facilities as to which the Administrative Agent has resigned or been removed. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a Lender which is a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations under this Agreement and the other Loan Documents. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to less than all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other


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instruments or notices, as may be necessary or desirable, or as the Required
Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, issuances of Letters of Credit (notwithstanding any resignation as Administrative Agent with respect to the Letter of Credit Facility) and payments by the Borrowers in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent as to all of the Facilities, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent as to any Facilities under this Agreement.

     SECTION 10.7 EVENTS OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans) unless the Administrative Agent has received notice from a Lender or a Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give notice thereof to the Lenders (and shall give each Lender notice of each such non-payment). The Administrative Agent shall (subject to Section 10.1(b) hereof) take such action with respect to such Default as shall be directed by the Required Lenders.


                                      ARTICLE 11
                                    MISCELLANEOUS

     SECTION 11.1 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time: (i) change the percentage of (A) the Commitments, (B) the aggregate unpaid principal amount of the Advances or (C) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder; (ii) release all or substantially all of the Collateral in any transaction or series of related transactions or permit the creation, incurrence, assumption or existence of any Lien (other than a Permitted Lien) on any material portion of the Collateral in any transaction or series of related transactions to secure any liabilities or obligations other than Obligations owing to the Secured Parties under the Loan Documents; (iii) release any of the Guarantors from their Guaranty; (iv) amend this Section 11.1 or the definition of Required Lenders; or (v) limit the liability of any Loan Party under any of the Loan Documents and (b) no


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amendment, waiver or consent shall, unless in writing and signed by the Required
Lenders and each Lender that has a Commitment under the Term A Facility, Term B Facility, Revolving Credit Facility or European Letter of Credit Facility if affected by such amendment, waiver or consent, (i) increase the Commitments of such Lender or subject such Lender to any additional obligations, (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender (PROVIDED that any waiver of post-default interest shall not be deemed to constitute a reduction of interest), (iii) change any date fixed for any payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (iv) change the order of application of any prepayment set forth in Section 2.6 in any manner that materially affects such Lender or
(v) change the European Letter of Credit Lenders Share and the KBC Share; PROVIDED, FURTHER, that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or the Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document; and PROVIDED, FURTHER, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

     SECTION 11.2 NOTICES ETC. All notices and other communications provided for hereunder shall (unless telephonic communication thereof is expressly permitted hereunder) be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered by overnight courier service or personally served,


          (a)    if to any Borrower:

                         PolyVision Corporation
                         48-62 36th Street
                         Long Island City, New York 11101
                         Attention: Joseph Menniti
                         Telephone No.: (718) 729-1050
                         Facsimile No.:  (718) 786-9310

                 with a copy to:

                         Greenberg Traurig
                         200 Park Avenue
                         New York, NY 10166
                         Attention: Richard M. Zaroff, Esq.
                         Spencer G. Feldman, Esq.
                         Telephone No.: (212) 801-9200
                         Facsimile No.:  (212) 801-6400


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

          (b)    if to the Administrative Agent:

                         Fleet National Bank
                         One Federal Street
                         Boston, Massachusetts  02211
                         Attention: Howard Diamond
                         Telephone No.: (617) 346-0042
                         Facsimile No.:  (617) 347-5093

                 with a copy in the case of any Borrowing requests, to:

                         Fleet National Bank
                         Agency Services
                         One Federal Street
                         Boston, Massachusetts 02110
                         Attention: John Mann
                         Telephone No.: (617) 346-0429
                         Facsimile No.: (617) 346-5833

                         Winston & Strawn
                         200 Park Avenue
                         New York, New York 10166
                         Attention: Susan Berkwitt-Malefakis, Esq.
                         Telephone No.: (212) 294-6700
                         Facsimile No.:  (212) 294-4700

     (c) if to any Initial Lender or the Initial Issuing Bank, at its Domestic Lending Office specified opposite its name on SCHEDULE I.

     (d) if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party;

or, as to the Borrowers or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent. All such notices and communications shall, (i) when mailed by certified mail, return receipt requested, be effective three (3) Business Days after mailing, (ii) when telegraphed, telecopied or telexed, be effective upon delivery to the telegraph company, upon transmission by telecopier or upon confirmation by telex answerback, (iii) when delivered in person, be effective when delivered and
(iv) when delivered by overnight courier, be effective two (2) Business Days after delivery to the courier properly addressed, except that notices and communications to the Administrative Agent pursuant to Article 2, 3 or 10 shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed


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counterpart of this Agreement, the Notes or any other Loan Document or of any
Exhibit hereto or thereto or of any amendment or waiver of any provision thereof shall be as effective as delivery of a manually executed counterpart thereof. Notwithstanding any other provision contained in this Agreement or any of the other Loan Documents, the Lenders and the Administrative Agent shall be entitled to rely on any instruction or authorization contained in any notice given, executed and delivered by any one of the Borrowers pursuant to this Agreement, and any such notice shall be and be deemed to be given on behalf of and binding on each of the Borrowers. Each of the Borrowers hereby appoints each of the other Borrowers as its agent for delivering and receiving notices pursuant to this Agreement.

     SECTION 11.3 NO WAIVER; REMEDIES; COUNTERCLAIMS. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The due payment and performance of the Obligations shall be without regard to any counterclaim, right of offset or any other claim whatsoever that the Borrowers or other Loan Party may have against any Lender Party, Hedge Bank or the Administrative Agent and without regard to any other obligation of any nature whatsoever that any Lender Party, Hedge Bank or the Administrative Agent may have to the Borrowers or Loan Party, and no such counterclaim or offset shall be asserted by any Borrower (unless such counterclaim or offset would, under applicable law, be permanently and irrevocably lost if not brought in such action) in any action, suit or proceeding instituted by any Lender Party, Hedge Bank or the Administrative Agent for payment or performance of the Obligations under the Loan Documents.

     SECTION 11.4  COSTS AND EXPENSES.

     (a) The Borrowers jointly and severally agree to pay on demand (i) all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, and (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto, including advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests under the Loan Documents, negotiating with any Loan Party or with other creditors of any Loan Party, including, without limitation, any European Borrowers or any of its Subsidiaries arising out of any Default or any events or circumstances that may foreseeably give rise to a Default, and presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Administrative Agent and the Lender Parties in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses


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

of counsel for the Administrative Agent and each Lender Party with respect thereto, which shall be a single counsel unless a Lender Party is permitted to act separately in accordance with this Agreement).

     (b) The Borrowers agree to indemnify and hold harmless the Administrative Agent, each Lender Party and each of their respective Affiliates and their respective officers, directors, employees, agents and advisors (each, an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any commenced or threatened investigation, litigation or proceeding arising out of, related to or in connection with (and whether under any federal securities law or any other statutes of any jurisdiction or any regulation or at common law or otherwise against any Indemnified Parties) (i) any of the Transactions or any related Transaction of the Borrowers or any of their Subsidiaries or other Affiliates and any of the other transactions contemplated by the Loan Documents, including with respect to the European Letters of Credit and the European Borrowers, (ii) any Permitted Acquisition and any other acquisition or proposed acquisition or similar business combination or proposed business combination by any Borrower or any of their Subsidiaries of all or any portion of the shares of capital stock or substantially all of the property and assets of any other Person or any acts, practices or omissions of any Borrower or any of its Subsidiaries or any of the Loan Parties or any of its agents related thereto or any withdrawal, termination or cancellation of any such proposed transaction for any reason, (iii) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit by any Borrower or any of its Subsidiaries or other Affiliates and any of the other transactions contemplated by the Loan Documents, including with respect to the European Letters of Credit and the European Borrowers, or
(iv) the actual or alleged presence of Hazardous Materials on any property of any Borrower or any of its Subsidiaries or any Environmental Action relating in any way to any Borrower or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, officers, employees, stockholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the Transaction or any other transaction contemplated hereby is consummated, except in each instance to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from an Indemnified Party's gross negligence or willful misconduct. The Borrowers also agree not to assert any claim against the Administrative Agent, any Lender Party or any of their respective Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the AIG Acquisition, the Facilities, the KBC Loan Documents and the transaction contemplated thereby, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, or the European Letters of Credit, the Loan Documents, any of the Transaction or other transaction contemplated thereby, other than claims for direct, as opposed to consequential, damages, which shall have been determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person's gross negligence or wilful misconduct.


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

     (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrowers to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.9(b)(i) or 2.10(d) or a prepayment pursuant to Section 2.6(a) or (b), acceleration of the maturity of the Notes pursuant to Article 9 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to
Section 11.7, the Borrowers shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds required by any Lender Party to fund or maintain such Advance.

     (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent, in its sole discretion.

     (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers contained in Sections 2.10 and 2.12 and this Section 11.4 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

     SECTION 11.5 RIGHT OF SET-OFF. The Borrowers and each Guarantor hereby grant to each Lender a lien, security interest and right of set-off as security for all liabilities and obligations of the Borrowers and such Guarantor under the Loan Documents and the KBC Loan Agreements, whether now existing or hereafter arising, upon and against all deposits, credit, collateral and property of such Persons (other than funds or property expressly designated as trust funds), now or hereafter in the possession, custody, safekeeping or control of any Lender and any entity under the control of Fleet Financial Group, Inc. or in transit to any of them. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Article 9 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Article 9, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final, other than trust funds) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of the Borrowers or any of their Subsidiaries against any and all of the Obligations of the Borrowers now or hereafter existing under this Agreement and the Note or Notes (if any) held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. Each Lender Party shall promptly notify the Borrowers and the Administrative Agent after any such set-off


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

and application; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender Party and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective Affiliates may have at law, in equity or otherwise. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT OR ANY LENDER TO EXERCISE ANY RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE ADVANCES PRIOR TO EXERCISING ANY RIGHT OF SET-OFF WITH RESPECT TO ANY DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY BORROWER OR ANY GUARANTOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     SECTION 11.6 BINDING EFFECT This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender and the Initial Issuing Bank and the European Letter of Credit Bank that each such Initial Lender and the Initial Issuing Bank and the European Letter of Credit Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender Party and their respective successors and assigns, except that no Borrower shall have the right to assign any of its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

     SECTION 11.7  ASSIGNMENTS AND PARTICIPATIONS.

     (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); PROVIDED, HOWEVER, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of each of the Facilities with respect to which such Lender has a Commitment on a pro rata basis with respect to each such Facility, and no Facility may be assigned in full or in part without a contemporaneous assignment to the same assignee of each of the other Facilities with respect to which such Lender has a Commitment, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, (iii) no such assignments shall be permitted without the prior consent of the Administrative Agent (which may be withheld for any reason) until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed, but in any event not later than ninety (90) days following the Closing Date, (iv) no such assignment shall be permitted if, immediately after giving effect thereto, the Borrowers would be required to make payments to or on behalf of the assignee Lender Party pursuant to Section 2.10(a) or (b) and the assignor Lender Party was not, at the time of such assignment, entitled to receive any payment pursuant to Section 2.10(a) or (b), and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and


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recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and other documents, instruments or agreements as may be necessary in connection therewith and a processing and recordation fee of $3,500. Any Note issued to an assignee Lender Party hereunder shall be issued in replacement of, but not in discharge of, the promissory note held by the assigning Lender Party prior to such assignment and shall reflect the amount of the respective Commitments and Advances held by such assignee Lender Party and assignor Lender Party after giving effect to such assignment.

     (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's or Issuing Bank's rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

     (c) By executing and delivering an Assignment and Acceptance, the Lender Party assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any other Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.6 and such other documents and information as it has deemed appropriate in order to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their


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

terms all of the Obligations which by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

     (d)  The Administrative Agent shall maintain at its address referred to in
Section 11.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment and the required processing and recordation fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of EXHIBIT A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt written notice thereof to the Borrowers. In the case of any assignment by a Lender, within five (5) Business Days after its receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under a Facility pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of EXHIBIT C, D or E, as the case may be .

     (f) The Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; PROVIDED, HOWEVER, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

     (g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates, or any Person engaged in a business similar or comparable to that of the Borrowers or any Subsidiaries) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note, or Notes, if any, held by it) at any time and from time to time and without the consent or notice to the Borrowers or any other Loan Parties; PROVIDED, HOWEVER, that (i) such Lender Party's obligations under this Agreement (including, without limitation, its Commitments) shall remain


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

unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement,
(iv) the Borrowers, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver, modification or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

     (h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.7, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender Party by or on behalf of the Borrowers; PROVIDED, HOWEVER, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

     (i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act 12 U.S.C. Section 341 in accordance with Regulation A of the Board of Governors of the Federal Reserve System. No such pledge or enforcement thereof shall release any Lender Party from its obligations under any of the Loan Documents.

     (j) Fleet may syndicate the Facilities to other lenders. Any such syndication will be managed by Fleet. The Borrowers shall assist Fleet in forming such syndication and shall provide Fleet and any potential lender, assignee or participant, promptly upon request, with all information deemed reasonably necessary by them to complete successfully such syndication, including, without limitation, all information and projections prepared by the Borrowers or their officers or advisers relating to the transactions contemplated herein. The Borrowers shall make appropriate officers and representatives of the Borrowers and their Subsidiaries available to participate in information meetings for potential syndicate members and participants at such times and places as Fleet may reasonably request. In connection with such syndication, Fleet may, in its sole discretion, allocate to other Lenders portions of any fees payable to Fleet in connection with the Facilities.

     SECTION 11.8 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same


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

agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 11.9 NO LIABILITY OF THE ISSUING BANK. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit (or European Letter of Credit). Neither the Issuing Bank or the European Letter of Credit Bank nor any of their respective officers, directors, employees or agents shall be liable or responsible for: (a) the use that may be made of any Letter of Credit (or European Letter of Credit) or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit (or European Letter of Credit), including failure of any documents to bear any reference or adequate reference to the Letter of Credit (or European Letter of Credit); or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (or European Letter of Credit); except that the Borrowers shall have a claim against the Issuing Bank, and such Bank shall be liable to the Borrowers, to the extent of any direct, but not consequential, damages suffered by the Borrowers that the Borrowers prove were caused by (i) such Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit (or European Letter of Credit) are genuine and/or comply with the terms of the Letter of Credit (or European Letter of Credit) or (ii) the Issuing Bank's willful failure to make lawful payment under a Letter of Credit (or European Letter of Credit) after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit (or European Letter of Credit). In furtherance and not in limitation of the foregoing, the Issuing Bank and the European Letter of Credit Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     SECTION 11.10 CONFIDENTIALITY. Neither the Administrative Agent nor any Lender Party shall disclose any Confidential Information to any Person without the prior written consent of the Borrowers, other than (a) to the Administrative Agent or to the Administrative Agent's or such Lender Party's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and
(c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

     SECTION 11.11 TERMINATION BY BORROWER. As provided in Section 2.5(a), upon at least 10 days prior written notice to the Administrative Agent, the Borrowers may, at their option, terminate this Agreement; provided, however, no such termination shall be effective unless the European Borrowers have also terminated the KBC Loan Agreements on the same day as this Agreement is terminated, and until the Borrower has paid all of the Obligations under the Loan Documents (including all "Obligations" under and as defined in the KBC Loan Agreements not paid by the European Borrowers) in immediately available funds and all European Letters of Credit, and all Letters of Credit have expired


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

or have been cash collateralized to the Administrative Agent's satisfaction. This Agreement and each of the KBC Loan Agreements may be terminated in their entirety only. Neither this Agreement nor either of the KBC Loan Agreements nor any section of this Agreement or either of the KBC Loan Agreements nor any type of Loan available hereunder or thereunder may be terminated singly.

     SECTION 11.12 EFFECT OF TERMINATION. All of the Obligations under the Loan Documents (including all "Obligations" under and as defined in the KBC Loan Agreements) shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of the Borrowers contained in the Loan Documents shall survive any such termination, the Administrative Agent shall retain its Liens in the Collateral and the Administrative Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until the Borrowers and each European Borrower has paid the Obligations under the Loan Documents to the Administrative Agent, in full, in immediately available funds, together with the applicable termination charge, if any. Notwithstanding the payment in full of the Obligations, the Administrative Agent shall not be required to terminate security interests in the Collateral unless, with respect to any loss or damage the Administrative Agent may incur as a result of dishonored checks or other items of payment received by the Administrative Agent or any Secured Party from the Borrowers or any Account Debtor and applied to the Obligations, the Administrative Agent shall, at its option, (i) have received a written agreement, executed by the Borrowers and by any Person whose Loans or other advances to the Borrowers are used in whole or in part to satisfy the Obligations, indemnifying the Administrative Agent and each Secured Party from any such loss or damage for up to sixty (60) days after termination; or (ii) have retained such monetary reserves for such period of time (not to exceed 60 days) as the Administrative Agent, in its reasonable discretion, may deem necessary to protect the Administrative Agent and each Secured Party from any such loss or damage.

     SECTION 11.13 FURTHER ASSURANCES.

     (a) At any time and from time to time, upon the request of the Administrative Agent, the Borrowers and each other Loan Party shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as the Administrative Agent may reasonably request in order to fully effect the purposes of this Agreement, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Advances, including, without limitation, to the extent required pursuant to this Agreement, the execution and delivery to the Administrative Agent of mortgages in form and substance satisfactory to the Administrative Agent covering all real property or interests therein acquired by the Borrower or any Subsidiary, and all leases of real property entered into by the Borrower or any Subsidiary as tenant or lessee, after the date of this Agreement, promptly after such acquisition or the entering into of any such lease.

     (b) Upon receipt of an affidavit of an officer of the Administrative Agent or any Lender as to the loss, theft, destruction or mutilation of any Note or Collateral Document which is not of public


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

record, and, in the case of any such mutilation, upon the surrender and cancellation of such Note or Collateral Document, the Borrowers will issue, in lieu thereof, a replacement Note or other Collateral Document in the same principal amount thereof (in the case of any Note) and otherwise of like tenor.

     SECTION 11.14   SEVERABILITY.

     The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by the Borrowers with any of them shall not excuse non-compliance by the Borrowers with any other. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

     Section 11.15 FOREIGN EXCHANGE INDEMNITY. If any sum due from any Borrower or any Subsidiary under this Agreement or any other Loan Document or any order or judgment given or made in relation hereto or thereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against any Borrower or any Subsidiary with any Regulatory Agency or in any court or tribunal or (ii) enforcing any order or judgment given or made in relation hereto, any Borrower shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of each Borrower distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

     SECTION 11.16 SURVIVAL OF AGREEMENTS AND REPRESENTATIONS; CONSTRUCTION. All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the Notes. The headings used in this Agreement and the table of contents are for convenience only and shall not be deemed to constitute a part hereof.

     SECTION 11.17 JURISDICTION, ETC.


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

     (A) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT IN THE COUNTY OF NEW YORK, NEW YORK OR UNITED STATES DISTRICT COURT IN THE SOUTHERN DISTRICT OF NEW YORK, NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

     (B) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

     SECTION 11.18 GOVERNING LAW. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS (OTHER THAN THE MORTGAGES WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION WHERE THE PROPERTY COVERED THEREBY IS LOCATED) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS OTHER THAN GENERAL OBLIGATIONS LAW SECTION 5-1401.

     SECTION 11.19 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES VOLUNTARILY, INTENTIONALLY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE


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

OTHER LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER PARTIES AND ADMINISTRATIVE AGENT TO ENTER INTO THIS AGREEMENT AND TO MAKE ADVANCES HEREUNDER.

     SECTION 11.20 FINAL AGREEMENT. THIS WRITTEN AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. THE PARTIES HERETO ACKNOWLEDGE AND AFFIRM THE STATEMENT MADE IN THE PRECEDING SENTENCE.


                               [Signature pages follow]










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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



                                        POLYVISION CORPORATION

                                        By: /s/ JOSEPH A. MENNITI
                                            _________________________________

                                        Name: Joseph A. Menniti
                                             ________________________________

                                        Title: President and CEO
                                             ________________________________



                                        POSTERLOID CORPORATION


                                        By: /s/ JOSEPH A. MENNITI
                                            _________________________________

                                        Name: Joseph A. Menniti
                                             ________________________________

                                        Title: President
                                             ________________________________



                                        GREENSTEEL, INC.


                                        By: /s/ JOSEPH A. MENNITI
                                            _________________________________

                                        Name: Joseph A. Menniti
                                             ________________________________

                                        Title: President
                                             ________________________________

                                        FLEET NATIONAL BANK,
                                         AS ADMINISTRATIVE AGENT, AS EUROPEAN
                                         LETTER OF CREDIT BANK,
                                         AS INITIAL ISSUING BANK,
                                         AS SWING LINE BANK


                                        By: /s/ Alex Sade
                                            ---------------
                                        Name:  Alex Sade
                                            ---------------

                                        Title: Director
                                            ---------------

                                        INITIAL LENDERS


                                        FLEET NATIONAL BANK


                                        By: /s/ Alex Sade
                                            ---------------------
                                        Name:   Alex Sade
                                             --------------------

                                        Title: Director
                                              --------------------


                                        KBC BANK N.V.


                                        By: /s/ Raymond F. Murray
                                           ------------------------

                                        Name: Raymond F. Murray
                                              ---------------------

                                        Title: Vice President
                                               ---------------------


                                        By: /s/ Robert Snauffer
                                            ------------------------

                                        Name: Robert Snauffer
                                             -----------------------

                                        Title: First Vice President
                                              ----------------------